Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO O-I GLASS, INC. IF PUBLICLY DISCLOSED.

Share sale deed

Owens-Illinois Holding (Australia) Pty Ltd

Seller

O-I Glass, Inc.

Seller Guarantor

Visy Glass (Australasia) Pty Ltd

Buyer

Visy Industries Holdings Pty Ltd

Buyer Guarantor

Clayton Utz
 Level 18 333 Collins Street
 Melbourne VIC 3000
 GPO Box 9806
 Melbourne VIC 3001
 DX 38451 333 Collins VIC

Tel	+61 3 9286 6000
Fax	+61 3 9629 8488

www.claytonutz.com
Our reference 966/18218/81000548

Contents

1.	Definitions and interpretation		1

	1.1	Definitions	1
	1.2	Reasonable endeavours	19
	1.3	Knowledge and awareness of the Seller	20
	1.4	Business Days	20
	1.5	General rules of interpretation	20

2.	Conditions precedent		21

	2.1	Conditions	21
	2.2	Notices regarding Conditions	22
	2.3	Not used	22
	2.4	Seller cooperation	22
	2.5	Waiver of Conditions	23
	2.6	Failure of Conditions	23

3.	Sale and purchase of Shares		23

	3.1	Sale and purchase	23
	3.2	Waiver	23

4.	Purchase Price		23

	4.1	Initial Purchase Price	23
	4.2	Estimated Net Debt and Estimated Working Capital	24
	4.3	Adjustments to Completion Payment	24
	4.4	Completion Accounts adjustments	24
	4.5	Payment of Purchase Price	25
	4.6	Treatment of adjustments	25
	4.7	Adjustments for certain payments	26
	4.8	No adjustment for any Relief Amount or Pension Overfunding Amount	26

5.	Period before Completion		26

	5.1	Buyer access	26
	5.2	Conduct of Business	27
	5.3	Restricted conduct	27
	5.4	Permitted acts	29
	5.5	Seller or Buyer obligations	30
	5.6	Customer notice	31
	5.7	Further Bottle Supply Agreement	32
	5.8	Buyer obligations in respect of insurance	32

6.	Completion		32

	6.1	Time and place for Completion	32
	6.2	Provision of information before Completion	33
	6.3	Parties’ obligations to effect Completion	33
	6.4	Delivery method	37
	6.5	Interdependence of obligations at Completion	37
	6.6	Failure to complete	38
	6.7	Remedies for Buyer breach	38
	6.8	Title and risk	39
	6.9	Acknowledgement and release	39

7.	Adjustment to Purchase Price		40

	7.1	Preparation and delivery of Completion Accounts	40
	7.2	Assistance from Seller	40
	7.3	Assistance from Group Companies	40
	7.4	Buyer’s response to Draft Completion Accounts	40
	7.5	Negotiation of Disputed Items	41
	7.6	Expert determination	41

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8.	Exit from the Seller Consolidated Group		42

	8.1	Clear exit	42
	8.2	Deed of Release	43

9.	Foreign resident capital gains withholding		43

10.	Clean break		43

	10.1	Indebtedness owed to the Group Companies and Claims against Group Companies	43
	10.2	Indebtedness owed to any Seller Group Member	44
	10.3	Net basis	44
	10.4	Clean break	44

11.	Release of Guarantees and other post-Completion obligations		44

	11.1	Group Company Guarantees	44
	11.2	Seller Group Guarantees	45
	11.3	Deed of Cross Guarantee	45
	11.4	PT Kangar Transfer	45

12.	Restraint		46

	12.1	Non-competition	46
	12.2	Exceptions	47
	12.3	Non-solicitation	47
	12.4	Duration of prohibitions	47
	12.5	Geographic application of prohibitions	48
	12.6	Interpretation	48
	12.7	Proceedings	48

13.	Other obligations following Completion		49

	13.1	Access to Records	49
	13.2	Insurance	49

14.	Shared Contracts		51

	14.1	Arrangements to separate Shared Contracts	51
	14.2	Rights and obligations under Shared Contracts pending separation	51

15.	Warranties		51

	15.1	Warranties	51
	15.2	Warranties separate	51
	15.3	Buyer’s acknowledgments	52
	15.4	Warranties by the Buyer	52
	15.5	General indemnity	52

16.	Limitations of liability		53

	16.1	Scope	53
	16.2	Disclosure and knowledge	54
	16.3	Notice of Subject Claims	54
	16.4	Time limits for Subject Claims (including Recourse Claims)	54
	16.5	Access to information	54
	16.6	Minimum amount for Subject Claims and Recourse Claims (other than Tax Subject Claims)	55
	16.7	Threshold for Subject Claims and Recourse Claims (other than certain Subject Claims)	55
	16.8	Insurance coverage	55
	16.9	Other limitations	55
	16.10	Maximum recovery	56
	16.11	Rights against third parties	56
	16.12	Reimbursement of benefits subsequently received	57
	16.13	Mitigation	57
	16.14	Exclusion of Consequential Loss	58
	16.15	No action against officers and employees	58
	16.16	No double recovery	59
	16.17	Circumstances where limitations not to apply	59
	16.18	Sale and leaseback arrangements	59
	16.19	Environmental Investigations	60

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17.	Third Party Claims		60

	17.1	Notice	60
	17.2	Obligations after notice given	60
	17.3	Assumption of conduct by Seller	61
	17.4	Effect of assumption of conduct by Seller	61
	17.5	Relationship with W&I Insurance Policy	62

18.	Specific indemnities (other than in respect of Tax)		62

19.	Warranty and indemnity insurance		62

	19.1	Warranty and indemnity insurance	62
	19.2	Sole recourse	63
	19.3	Operation of warranty and indemnity insurance	64
	19.4	Warranty and indemnity insurance premium	65

20.	Tax		65

	20.1	Tax indemnity	65
	20.2	Time limit for Tax Claims	66
	20.3	Other limitations	66
	20.4	Time for payment	67
	20.5	Refunds	67
	20.6	No double claim	68
	20.7	Post-Completion actions	68

21.	Tax Assessments		69

	21.1	Notice	69
	21.2	Obligations after notice given	69
	21.3	Seller’s response to notice	69
	21.4	Effect of Seller’s notice	69
	21.5	Buyer’s rights to settle	70

22.	Tax returns and tax audits		70

	22.1	Tax returns relating to periods ending before Completion	70
	22.2	Tax returns relating to Straddle Periods ending after Completion	71
	22.3	Preparation	71
	22.4	Disputes	71
	22.5	Assistance from Seller	72
	22.6	Assistance from Buyer	72
	22.7	Tax audits	73
	22.8	GST Returns	73

23.	Confidentiality		73

	23.1	No announcement or other disclosure of transaction	73
	23.2	Permitted disclosure	73
	23.3	No use or disclosure of Confidential Information	74
	23.4	PPSA confidentiality and waiver	75

24.	Termination		75

	24.1	Termination by Buyer	75
	24.2	Termination by Seller	75
	24.3	Effect of termination	76

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25.	Payments		77

	25.1	Direction	77
	25.2	Method of payment	77
	25.3	No deduction	77
	25.4	Gross-up for withholdings	77
	25.5	Default interest	78

26.	GST		78

	26.1	Interpretation	78
	26.2	Reimbursements and similar payments	78
	26.3	GST payable	78
	26.4	Variation to GST payable	79

27.	Seller Guarantor's guarantee		79

	27.1	Consideration	79
	27.2	Guarantee and indemnity	79
	27.3	Non–payment or non–performance	79
	27.4	Demands	80
	27.5	Immediate recourse	80
	27.6	Continuing obligations	80
	27.7	Extent of guarantee and indemnity	80
	27.8	Principal and independent obligation	81
	27.9	Deferral of certain rights	81
	27.10	Prove in liquidation	82
	27.11	Enforcement against Seller Guarantor	82
	27.12	Seller Guarantor Warranties	82

28.	Buyer Guarantor's guarantee		82

	28.1	Consideration	82
	28.2	Guarantee and indemnity	82
	28.3	Non–payment or non–performance	83
	28.4	Demands	83
	28.5	Immediate recourse	83
	28.6	Continuing obligations	83
	28.7	Extent of guarantee and indemnity	84
	28.8	Principal and independent obligation	84
	28.9	Deferral of certain rights	85
	28.10	Prove in liquidation	85
	28.11	Enforcement against Buyer Guarantor	85
	28.12	Buyer Guarantor Warranties	85

29.	Notices		86

	29.1	How notice to be given	86
	29.2	When notice taken to be received	86
	29.3	Notices sent by more than one method of communication	87

30.	Entire agreement		87

31.	General		87

	31.1	Amendments	87
	31.2	Assignment	88
	31.3	Consents	88
	31.4	Costs	88
	31.5	Counterparts	88
	31.6	Further acts and documents	88
	31.7	No merger	88
	31.8	Severance	88
	31.9	Stamp duties	89
	31.10	Operation of indemnities	89
	31.11	Waivers	89

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32.	Governing law and jurisdiction		89

	32.1	Governing law and jurisdiction	89
	32.2	Jurisdiction	89

33.	Buyer undertakings		90

	33.1	Financing	90
	33.2	Definitions	92

Schedule 1 Seller			93
Schedule 2 Details of the Company			94
Schedule 3 Details of the Subsidiaries			95
Schedule 4 Real Property			99
Schedule 5 Intellectual Property, Business Names and Domain Names			106
Schedule 6 Permitted Encumbrances and Guarantees			98
Schedule 7 Warranties			99
Schedule 8 Buyer Warranties			122
Schedule 9 Seller Guarantor Warranties			124
Schedule 10 Buyer Guarantor Warranties			125
Schedule 11 Completion Accounts			126
Schedule 12 Specified Executives			153
Schedule 13 Not used			154
Schedule 14 Global Credit Documentation			155
Schedule 15 Permitted Bank Guarantees			156
Schedule 16 Approval Contracts			157
Schedule 17 Key Customer Contracts			158
Schedule 18 Shared Contracts			159
Schedule 19 Public register searches			161
Schedule 20 Outstanding property searches			168
Attachment 1 Disclosure Letter			174
Attachment 2 Index of Due Diligence Materials			175
Attachment 3 Due diligence questions and answers			176
Attachment 4 Transitional Services Agreements			177
Attachment 5 W&I Insurance Policy			179
Attachment 6 Bottle Supply Contract			181
Attachment 7 Deed of Release			183
Attachment 8 Technical Assistance and Licence Agreement			185

Share sale deed	vi

Share sale deed

Date	16 July 2020

Parties	Owens-Illinois Holding (Australia) Pty Ltd ACN 002 060 059 a company incorporated in New South Wales, Australia whose registered office is at Level 5, 600 Bourke Street, Melbourne VIC 3000, further details of which are set out at Schedule 1 (Seller)

O-I Glass, Inc. a company incorporated in Delaware, United States of America (IRS Employer Identification Number is 22-2781933) whose registered office is at One Michael Owens Way, Plaza 1 Perrysburg OH 43551-2999 (Seller Guarantor)

Visy Glass (Australasia) Pty Ltd ACN 642 097 185 a company incorporated in Victoria, Australia whose registered office is at Level 11, 2 Southbank Boulevard Southbank VIC 3006 (Buyer)

Visy Industries Holdings Pty Ltd ACN 005 787 968 a company incorporated in Victoria, Australia whose registered office is at Level 11, 2 Southbank Boulevard Southbank VIC 3006 (Buyer Guarantor)

Background

A.	The Seller owns the Shares.

B.	The Seller wishes to sell the Shares and the Buyer wishes to buy the Shares on the terms and conditions of this deed.

C.	The Seller Guarantor is a holding company of the Seller and, in consideration of the Buyer entering into this deed at the Seller Guarantor's request, has agreed to guarantee the obligations of the Seller under this deed and provide certain undertakings under this deed.

D.	The Buyer Guarantor is an Affiliate of the Buyer and, in consideration of the Seller entering into this deed at the Buyer Guarantor's request, has agreed to guarantee the obligations of the Buyer under this deed and provide certain undertakings under this deed.

Operative provisions

1.	Definitions and interpretation

1.1	Definitions

In this deed:

Acceptable Release means:

(a)	in respect of the Shares and the Assets, documentation reasonably required evidencing that all Encumbrances over or affecting the Shares and the Assets have been released and discharged in full or, in the case of Security Interests to which the PPSA or the PPSA NZ applies, will be extinguished by the sale under this deed;

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(b)	in respect of each Group Company, documentation reasonably required evidencing that all of the Group Company Encumbrances have been released and discharged in full;

(c)	in respect of the Global Credit Documentation, documentation reasonably required evidencing that all of the obligations and liabilities of the Group and each Group Company under the Global Credit Documentation have been released and discharged in full;

(d)	in respect of the Other Credit Documentation, documentation reasonably required evidencing that all of the obligations and liabilities of the Group and each Group Company under the Other Credit Documentation have been released and discharged in full; and

(e)	in respect of any indebtedness incurred by the Group in accordance with clause 5.3(j)(ii), documentation reasonably required evidencing that all of the obligations and liabilities of the Group and each Group Company under such indebtedness have been released and discharged in full, in each case, other than in respect of any Permitted Encumbrances.

Accounting Principles has the meaning given in clause 7.1.

Accounting Standards means, at any time:

(a)	the requirements of the Corporations Act and the Companies Act (NZ) about the preparation and contents of financial reports;

(b)	the accounting standards approved under the Corporations Act and the Companies Act (NZ); and

(c)	generally accepted accounting principles, policies, practices and procedures in Australia and New Zealand to the extent not inconsistent with the accounting standards described in paragraph (b).

Actual Adjustment Excess and Actual Adjustment Shortfall each has the meaning given in clause 4.4.

Adelaide Site means:

(a)	the whole of the land contained in Certificates of Title:

(i)	Volume 5856 Folio 219;

(ii)	Volume 5856 Folio 962;

(iii)	Volume 5856 Folio 508; and

(iv)	Volume 5856 Folio 965,

being known as 617-625 Port Road, West Croydon SA 5008;

(b)	the whole of the land contained in Certificate of Title Volume 5320 Folio 766 being known as 84 Euston Terrace, West Croydon SA 5008;

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(c)	the whole of the land contained in Certificates of Title:

(i)	Volume 5748 Folio 683;

(ii)	Volume 5774 Folio 871;

(iii)	Volume 5817 Folio 772; and

(iv)	Volume 5817 Folio 773,

being known as 85-91 Euston Terrace, West Croydon SA 5008; and

(d)	the whole of the land contained in Certificate of Title Volume 5765 Folio 41 being known as 92 Euston Terrace, West Croydon SA 5008.

Adjustment Payment Date means the date which is 10 Business Days after the date on which the Actual Adjustment Excess or Actual Adjustment Shortfall (as applicable) is finally agreed or determined in accordance with the terms of this deed or any other date agreed between the Seller and the Buyer in writing.

Affiliate means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with such person, where control of a person (including its correlative meanings, controlled by, controlling and under common control with) means having the right or power to, directly or indirectly:

(a)	exercise more than 50% of the voting rights attributable to the shares or other securities of such person (being a body corporate);

(b)	appoint or remove a majority of the members of or otherwise control the votes at the board of directors (or equivalent body) of that other person; or

(c)	direct or cause the direction of the management or policies of that other person,

in each case, whether under contract, law or otherwise and, for the avoidance of doubt, in respect of the Seller Guarantor, includes the Seller and any person that, by virtue of any other paragraph or part of this definition, is an Affiliate of the Seller but, after Completion, excludes each Group Company.

Approval Contract means each of the contracts specified in Schedule 16.

Asbestos Warranty means the Warranties in paragraph 16 of Schedule 7.

Asbestos Warranty Claim means a Claim for a breach of an Asbestos Warranty.

ASIC means the Australian Securities and Investments Commission.

Asset means each asset owned or held by the Group Companies for, or exclusively or predominantly used in, the Business, including any assets held under any financing or operating lease.

Auckland Sites means the whole of the land contained in records of title NA1067/112, NA1177/91, NA1365/12, NA1849/42, NA20C/873, NA382/277, NA403/108, NA458/263, NA666/122, NA666/123, NA666/124, NA666/125, NA666/126, NA666/127, NA666/128, NA666/129, NA713/211 and NA720/45 being known as 752 Great South Road, Penrose Auckland.

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Authorisation means any licence, consent, approval, permit, registration, accreditation, certification or other authorisation given or issued by any Regulatory Authority or any other person.

Bottle Supply Contract means the bottle supply contract to be entered into between Owens-Illinois Singapore Pte Ltd and the Company in substantially the same form set out in Attachment 6 (other than in respect of the inclusion of any relevant schedule or appendix, in each case, in a form agreed by Owens-Illinois Singapore Pte Ltd and the Company).

Business means the business of the manufacture and supply in Australia and New Zealand of glass container packaging products as conducted by the Group Companies.

Business Day means a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally in:

(a)	Columbus, Ohio, USA;

(b)	Wellington, New Zealand; and

(c)	Melbourne, Australia.

Business Names means each of the business names specified in part 2 of Schedule 5.

Buyer Deal Team Members means Lynda Cheng, Michael Eadie, Diego Callegari, David Payne, Robert Kaye and Matthew Stein and Buyer Deal Team Member means any one of them.

Buyer Group Member means the Buyer and each Affiliate of the Buyer and after Completion includes each Group Company.

Buyer Guaranteed Obligations has the meaning given in clause 28.2(a).

Buyer Guarantor Warranties means the warranties set out in Schedule 10.

Buyer Warranties means the warranties set out in Schedule 8.

Charter Hall means:

(a)	in respect of the Sydney Site, The Trust Company (Australia) Limited as custodian for the CHDIF4 Andrews Road Trust ACN 000 000 993 c/- Charter Hall Holdings Limited, Level 20, 1 Martin Place, Sydney NSW 2000;

(b)	in respect of the Melbourne Site, The Trust Company (Australia) Limited as custodian for the CPIF Spotswood Trust ACN 000 000 993 c/- Charter Hall Holdings Limited, Level 20, 1 Martin Place, Sydney NSW 2000; and

(c)	in respect of the Adelaide Site, The Trust Company (Australia) Limited as custodian for the CPIF West Croydon Trust ACN 000 000 993 c/- Charter Hall Holdings Limited, Level 20, 1 Martin Place, Sydney NSW 2000.

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Charter Hall Sale and Lease-back Arrangements means the sale and lease-back arrangements the subject of the Charter Hall Sale and Lease-back Documentation.

Charter Hall Sale and Lease-back Condition means the Condition set out in clause 2.1(f).

Charter Hall Sale and Lease-back Documentation means the contracts of sale and leases in respect of the Adelaide Site, Melbourne Site and Sydney Site.

Claim includes a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a third party or a party to this deed.

Claim Notice has the meaning given in clause 16.3.

Clear Exit Amount means the total of any amounts payable to the Seller by each Group Company which is a member of the Seller Consolidated Group to permit that Group Company to leave the Seller Consolidated Group on Completion clear of any Group Liability pursuant to section 721-35 of the Tax Act calculated or estimated in accordance with the principles set out in the Tax Sharing and Funding Agreement.

Completion Insurances has the meaning set out in clause 5.8.

Code has the meaning given in clause 20.7(b).

Company means ACI Packaging Services Pty Ltd ACN 004 300 725, details of which are specified in Schedule 2.

Compliance Law means the United States Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions dated November 21, 1997 issued by the Organization for Economic Co-operation and Development, and all other applicable anticorruption, bribery and anti-money laundering Laws in any jurisdiction.

Completion means the completion of the sale and purchase of the Shares in accordance with clause 6.

Completion Accounts means the statement of Net Debt and Working Capital prepared and finalised in accordance with clause 7.

Completion Date means the date on which Completion occurs.

Completion Payment has the meaning given in clause 4.3.

Conditions means the conditions specified in clause 2.1.

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Confidential Information means:

(a)	all business, technical, financial, operational, administrative, customer, marketing, legal, economic and other information in whatever form relating to any Group Company, or any of its direct and indirect shareholders, or any of their respective Affiliates, including any such information that is directly or indirectly disclosed to the Buyer or any of its Representatives, or which comes to the Buyer's attention in connection with the transactions contemplated by this deed;

(b)	all information in whatever form relating to the existence of this deed;

(c)	all other information treated by any Group Company as confidential or capable of being protected at law or equity as confidential information or the disclosure of which might cause loss or damage to or otherwise adversely affect any Group Company; and

(d)	all documents that contain or reflect or are generated from any of the foregoing and all copies of any of the foregoing,

in each case whether or not marked confidential and in whatever form (including written, oral or electronic form) and in each case including information that has been disclosed by the Seller or any Group Company or their respective Representatives under the terms of a confidentiality or non-disclosure agreement (including the Confidentiality Agreement).

Confidentiality Agreement means the confidentiality agreement between Visy Industries Holdings Pty Ltd ACN 005 337 615 and OI International Holdings Inc. dated 22 October 2019.

Consolidated Group has the meaning given in the Tax Act and also includes a MEC group as defined in the Tax Act.

Contamination means the presence in, on, over or under land (including both surface and ground water and air) of a substance (whether solid, liquid, gas, odour, heat, sound, vibration or radiation) at a concentration above the concentration at which the substance is normally or naturally present in, on, over or under land (including both surface and ground water and air) in the same locality, being a presence which is or may be a material risk of harm to human health or the Environment.

Corporations Act means the Corporations Act 2001 (Cth).

COVID-19 means the disease given the name 'COVID-19' by the World Health Organisation.

Critical Spares means spares and parts that are required to keep equipment operational, including batch house spares (including the mixer in Brisbane, mixed batch deliver conveyor and elevator belts), moulds used in production of glass products, furnaces spares (emergency refractory, combustion fan motors), forming machines spares (glass delivery and bulk bottle handling equipment, control equipment, cooling fan motors), lehrs (lehr mats) and palletisers spares (motors and controllers).

Debt Payment Amount means, as at Completion, the amount required to fully and finally discharge the obligations of the Group with respect to:

(a)	any borrowing or financial indebtedness of the Group (and any Group Company) under the Other Credit Documentation;

(b)	any borrowings or financial indebtedness of the Group (and any Group Company) under the Global Credit Documentation; and

(c)	any borrowings or financial indebtedness of the Group (and any Group Company) under the Permitted Debt Arrangements,

including any accrued interest up to the date of discharge.

Deed of Cross Guarantee means the deed of cross guarantee dated 14 June 2016 between the Company and others, a copy of which is disclosed in the Due Diligence Materials.

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Deed of Release means a deed entered into by the Head Company of the Seller Consolidated Group and each other member of the Seller Consolidated Group, in the form set out in Attachment 7.

Defaulting Party has the meaning given in clause 6.6(a).

Deferred Payment means $52,500,000.

Disclosure Letter means the letter from the Seller to the Buyer dated the same date as this deed in the form of the letter attached as Attachment 1.

Dispute Notice has the meaning given in clause 7.4(b).

Disputed Item has the meaning given in clause 7.4(b)(i).

Domain Names means each of the domain names specified in part 3 of Schedule 5.

Draft Completion Accounts has the meaning given in clause 7.1.

Due Diligence Materials means:

(a)	the written information and documents provided to the Buyer by the Seller, the Group Companies and their respective Representatives before the date of this deed that were included in the virtual data room, an index of which is attached as Attachment 2;

(b)	the written questions raised by the Buyer in the due diligence process and the written responses given to those questions by the Seller, the Group Companies and their respective Representatives before the date of this deed that were included in the virtual data room, an index of which is attached as Attachment 3;

(c)	the information memorandum issued by the Seller dated November 2019;

(d)	the environmental due diligence report issued by Environmental Earth Sciences in respect of the Group dated 29 November 2019;

(e)	the legal due diligence report issued by Clayton Utz in respect of the Group dated 29 November 2019 and the addendum to that report issued by Clayton Utz in respect of the Group dated 13 February 2020;

(f)	the legal due diligence report issued by Simpson Grierson dated 29 November 2019;

(g)	the financial due diligence report issued by EY in respect of the Group dated 26 November 2019 and the subsequent trading updates to October 2019 and December 2019;

(h)	the tax due diligence report issued by EY in respect of the Group dated 26 November 2019; and

(i)	the Project Fusion Vendor Due Diligence report by Cardo (Qld) dated April 2019.

Encumbrance means a mortgage, charge, pledge, lien, encumbrance, security interest, title retention, trust arrangement, or any other security agreement or arrangement in favour of any person, whether registered or unregistered, including any Security Interest.

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End Date means the date that is 4 months from the date of this deed, or any other date agreed in writing between the Seller and the Buyer.

Enterprise Agreement has the meaning given in section 12 of the Fair Work Act 2009 (Cth).

Environment means the physical, biological and social aspects and conditions of a particular area, including:

(a)	land, water, air, atmosphere, climate, living organisms and other matter, things made or altered by humans and ecosystems groupings;

(b)	the social, economic and cultural aspects of a thing specified in paragraph (a); and

(c)	the interaction of any 2 or more things specified in paragraphs (a) and (b).

Environment Agency means any of:

(a)	a Regulatory Authority which is responsible for the administration or enforcement of any law relating to the Environment; and

(b)	a court or tribunal having jurisdiction with respect to any law relating to the Environment.

Environmental Investigations means:

(a)	any testing, investigation, monitoring, drilling, sampling, boreholes or any other investigative measure to identify and ascertain the nature, extent and/or levels of Contamination or Hazardous Substances in, on or under any of the Properties; and

(b)	any resultant Reporting Requirement, remediation or clean up activity in connection with one or more of the matters set out in paragraph (a) of this definition (whether required by law or otherwise).

Environmental Law means any law which relates to an aspect of the Environment or human health and includes any law relating to the use of land, waste, Contamination, environmental assessment, a Hazardous Substance, any aspect of the protection of the Environment, or the enforcement or administration of any of those laws (whether that law arises under statute or the common law or pursuant to any licence, notice, decree, order or directive of any Regulatory Authority or otherwise and includes any notice, order or direction issued by a Regulatory Authority).

Environmental Register means any environmental register created or otherwise governed by an Authority in respect of Contamination or Hazardous Substances.

Environmental Subject Claim means:

(a)	an Environmental Warranty Claim; and

(b)	an Asbestos Warranty Claim.

Environmental Warranty means the Warranties in paragraph 15 of Schedule 7.

Environmental Warranty Claim means a Claim for a breach of an Environmental Warranty.

Escrow Agreement means the escrow agreement between the Seller, the Buyer Guarantor and Clayton Utz dated 25 June 2020.

Estimated Net Debt means the amount notified in accordance with clause 4.2.

Estimated Working Capital means the amount notified in accordance with clause 4.2.

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Excluded Entities means:

(a)	Packaging Superannuation Fund Pty Ltd ACN 080 923 253; and

(b)	P.T. Kangar Consolidated Industries, being a company incorporated in Indonesia,

and Excluded Entity means any one of them.

Expert has the meaning given in clause 7.6(a).

Fairly Disclosed means disclosure of information that is sufficient in context and detail and made in a manner, detail and context which would enable a sophisticated investor, experienced in transactions of the nature of the transaction contemplated by this deed, to be aware of the nature, scope, substance and significance of the information disclosed.

FCPA Subject Claim means:

(a)	a Claim for breach of the Warranty in paragraph 4.1(c) of Schedule 7; or

(b)	a Claim for breach of any other Warranty in paragraph 4.1 of Schedule 7 to the extent it relates to a Compliance Law.

Freehold Properties means each of the Properties described in part 1 of Schedule 4 and, in respect of the period from and including the date of this deed until completion of the relevant Charter Hall Sale and Lease-back Arrangements, includes the Adelaide Site, the Melbourne Site and the Sydney Site.

Fundamental Warranties means the Warranties in paragraphs 1, 2, 3, 8.2 and 8.4 of Schedule 7.

Fundamental Warranty Claim means a Claim for a breach of a Fundamental Warranty.

Global Credit Documentation means each global credit document described in Schedule 14.

Group means the Group Companies together.

Group Company means each of the Company and each Subsidiary.

Group Company Encumbrance means any Encumbrance granted by any Group Company over or affecting any of its assets or undertakings, other than Permitted Encumbrances.

Group Company Guarantee means each Guarantee provided by any Group Company in relation to the obligations of any Seller Group Member, as specified in part 2 of Schedule 6.

Group Liability has the meaning given in section 721-10 of the Tax Act.

GST has the meaning given in the GST Act and (where applicable) means tax charged by the GST Act NZ.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

GST Act NZ means the Goods and Services Tax Act 1985 (NZ).

Share sale deed	9

Guarantee means any guarantee, bond, security deposit, letter of credit or suretyship or any other obligation to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment or discharge of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of, obligation of, liability of or the insolvency of any other person.

Hazardous Substance means any natural or artificial substance of any nature whatsoever that is capable of causing harm or damage to the Environment or to human health or capable of causing a nuisance, including volatile, flammable or explosive substances, hazardous wastes, asbestos, toxic substances and radioactive materials.

Head Company has the meaning given in section 995-1 of the Tax Act.

Indemnified Losses means, in relation to any fact, matter or circumstance, all losses, costs, charges, damages, expenses and other liabilities arising out of or in connection with that fact, matter or circumstance including all legal and other professional expenses on a solicitor-client or other professional basis incurred in connection with investigating, disputing, defending or settling any Claim relating to that fact, matter or circumstance (including any Claim based on the terms of this deed).

Initial Purchase Price has the meaning given in clause 4.1.

Intellectual Property Licences means all agreements under which a Group Company has the right to use any Intellectual Property Rights owned by a person (other than another Group Company) or any trade secrets, know-how, operating procedure, technical information or other confidential information of a person (other than another Group Company).

Intellectual Property Rights means:

(a)	patents, designs, trademarks and service marks (whether registered or unregistered) and any applications for, or rights to apply for, registration of any patent, design, trade mark or service mark;

(b)	domain names and business names;

(c)	copyright (including copyright in software, websites, databases and advertising and other promotional materials);

(d)	all rights to have information (including trade secrets, know-how, operating procedures and technical information) kept confidential; and

(e)	all other rights or protections having similar effect anywhere in the world.

Key Customer Contract means each of the contracts specified in Schedule 17.

Last Accounts means the audited financial statements of each of:

(a)	the Seller; and

(b)	O-I Operations (NZ) Ltd,

and (on a consolidated basis) each of their respective controlled entities as referred to therein for the financial year ended on the Last Balance Date comprising:

(a)	a balance sheet or statement of financial position;

(b)	an income statement or statement of comprehensive income;

(c)	a statement of changes in equity;

(d)	a cash flow statement or statement of cash flows; and

(e)	the notes to those financial statements,

copies of which are included at 13.2.2 and 13.2.4 in the virtual data room forming part of the Due Diligence Materials.

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Last Balance Date means 31 December 2019.

Leasehold Properties means each of the Properties described in part 2 of Schedule 4 and, after completion of the relevant Charter Hall Sale and Lease-back Arrangements, includes the Adelaide Site, the Melbourne Site and the Sydney Site.

Management Accounts means the management accounts of the Group provided as part of the Due Diligence Materials for each month up to and including 31 May 2020, sourced from the management accounting records contained in the HFM accounting system SAP.

Material Adverse Change means:

(a)	an event or occurrence subsisting that has resulted, or is likely to result, in any manufacturing facility located at a Property being unable to operate, for a period of 3 months or longer, in substantially the same manner as it has operated in the 12 months prior to the date of this deed; and

(b)	any other event or occurrence after the date of this deed which has diminished, or is likely to diminish, the annual earnings before interest, tax, depreciation and amortisation of the Group by at least $10,000,000 in the relevant financial year, other than as a consequence of the execution or announcement of any Transaction Document and the completion of the transactions contemplated by them.

Material Contract means each contract to which a Group Company is party which:

(a)	governs the terms on which the Group does business with the Group’s top:

(i)	five customers by revenue;

(ii)	ten vendors by expenditure,

in the twelve months ended 31 May 2020 (excluding purchase orders and other ancillary or order documentation);

(b)	provides for the supply of goods or services to or by the Group requiring annual payments in excess of USD 1 million;

(c)	establishes the terms of any joint venture to which any Group Company is party or shareholder;

(d)	contains a non-compete or exclusivity restriction binding upon any Group Company; or

(e)	is a lease relating to the Leasehold Properties.

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Melbourne Site means the whole of the land contained in certificate of title volume 12214 folio 218, being Lot 2 on PS826864H, being known as 21 Simcock Avenue, Spotswood VIC 3015.

Necessary Approvals means in respect of an Approval Contract, the consent of the relevant counterparty to such Approval Contract to the acquisition of the Shares by the Buyer and the change of control of the Company resulting from that acquisition of the Shares, such consent being either unconditional, or subject to only those conditions acceptable to the Buyer (acting reasonably).

Net Debt means as at Completion:

(a)	the principal amount of any borrowings and indebtedness in the nature of borrowings, whether under normal commercial lending terms or upon the issue of bills, bonds, notes or other debt instruments (which, for the avoidance of doubt, does not include any and all leases relating to any warehouse, real estate, vehicles, and/or machinery, including those which are have been recorded on the balance sheet based on the implementation is AASB 16 during 2019) and including all accrued but unpaid interest, fees, charges and other costs payable by the Group in connection with early repayment of the above; plus

(b)	to the extent not covered in paragraph (a), debt-like Items, comprising those items specified as such in Schedule 11; minus

(c)	cash (at bank, in transit and in hand) and cash equivalents (including liquid securities) held by any Group Company,

in each case:

(d)	on a consolidated basis amongst the Group, excluding the Debt Payment Amount, any amounts to be settled under clause 8 or clause 11, any Relief Amount (or any amount forming part of the Relief Amount) and any Pension Overfunding Amount (or any amount forming part of the Pension Overfunding Amount), and as calculated in accordance with the Accounting Principles; and

(e)	as finally agreed or determined in accordance with clause 7.

Non-Defaulting Party has the meaning given in clause 6.6(a).

Notice of Disposal Certificate has the meaning given in clause 11.3(a).

O-I Australia Superannuation Plan means the sub-plan of the Plum Division of the MLC Super Fund known as the O-I Australia Superannuation Plan.

O-I Operations means O-I Operations (Australia) Pty Ltd (formerly ACI Operations Pty Ltd) ACN 004 230 326.

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Other Credit Documentation means:

(a)	the Inter-Company Revolving Advance Facility Agreement between O-I Operations and O-I Operations (NZ) Ltd, dated 10 June 2011;

(b)	[***];

(c)	any financial derivative (regardless of current market valuation) to which a Group Company is party, including but not limited to interest rate swaps, cross currency rate swaps or foreign exchange agreements;

(d)	[***];

(e)	[***]; and

(f)	any other agreement, arrangement or understanding under which any loan or financial accommodation is provided to, or financial indebtedness is incurred by, a Group Company other than:

(i)	trade credit arrangements with trade creditors entered into in the ordinary course of the Business;

(ii)	the Permitted Debt Arrangements; and

(iii)	the Global Credit Documentation.

Other Sale and Lease-back Arrangements has the meaning set out in clause 16.18(b).

Pension Overfunding Amount means the amount (if any) by which the O-I Australia Superannuation Plan of the Group Companies is overfunded.

PPSA means the Personal Property Securities Act 2009 (Cth).

PPSA NZ means the Personal Property Securities Act 1999 (NZ).

Permitted Bank Guarantee Arrangements means the bank guarantees issued by [***].

[***]

Permitted Dividend means one or more dividends in such amounts as the Seller may elect, provided that:

(a)	any such dividend may be lawfully made and paid;

(b)	any such dividend is declared, determined and paid prior to Completion and relates solely to the financial performance of the Group in respect of the period prior to Completion; and

(c)	does not include any dividend paid by O-I Operations (NZ) Limited.

Permitted Encumbrance means:

(a)	each Encumbrance registered on the register established under the PPSA or on the register established under the PPSA NZ against a Group Company prior to Completion for retention of title arrangements securing unpaid balances of purchase money for property acquired in the ordinary course in respect of the Business; and

(b)	the interest of the lessor or owner in respect of assets subject to a finance or capital or other leasing arrangement, hire purchase arrangement or conditional sale agreement.

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Properties means the Leasehold Properties and the Freehold Properties.

Prospective Purchaser has the meaning given in clause 5.1(b).

PT Kangar Transfer means the transfer of 272 series A shares held by ACI Packaging Services Pty Ltd in PT Kangar Consolidated Industries to Owens-Illinois Singapore Pte. Ltd, as contemplated by the Restructure.

Purchase Price means the Initial Purchase Price as adjusted in accordance with this deed.

Recipient has the meaning given in clause 26.3.

Records means all originals and copies of all books, records, reports, correspondence, files, manuals and other documents and information created by, owned by, or relating to any Group Company or the Business, whether in printed, electronic or any other form and including all:

(a)	statutory books and registers, minute books, books of account, trading and financial records, employee records, tax returns and related correspondence;

(b)	customer lists, supplier lists, price lists, pricing models and sales and marketing materials;

(c)	title deeds and other documents of title; and

(d)	originals and copies of all contracts and Authorisations.

Recourse Claim means:

(a)	an Environmental Subject Claim;

(b)	a Superannuation Warranty Claim;

(c)	a Tax Recourse Claim; and

(d)	a FCPA Subject Claim.

Regulatory Authority means:

(a)	any government or local authority and any department, minister or agency of any government; and

(b)	any other authority, agency, commission or similar entity having powers or jurisdiction under any law or regulation or the listing rules of any recognised stock or securities exchange.

Relevant Customer has the meaning given in clause 5.6(a).

Relief Amount means Tax losses (if any) attributable to the Group Companies as at Completion.

Reporting Requirement means any requirement under Environmental Law to report the presence of Contamination or Hazardous Material to any Authority, including which may result in any Property being listed on an Environmental Register.

Representatives means, in relation to a party, all officers, employees, professional advisers, agents and attorneys of the party or of its Affiliates.

Restricted Business means any business which is the same or similar to or competes with the Business as carried on at the Completion Date (or, where the scope of the Business is reduced following the Completion Date, that reduced scope of Business).

Restricted Persons means each Seller Group Member from time to time and Restricted Person means any one of them.

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Restructure means:

(a)	the rationalisation of intercompany loan and dividend payable balances between members of the Seller Consolidated Group and any other structuring, in each case as expressly provided in the Step Plan;

(b)	the transfer of all of the shares and other securities in each Excluded Entity from a Group Company to an entity that is not a Group Company, such that no Group Company has a legal or beneficial interest in any Excluded Entity;

(c)	the deregistration and removal of ACI New Zealand Nominees Limited 247876 NZBN 9429039926753 from the register of companies maintained by the New Zealand Companies Office;

(d)	the payment, distribution, exchange or receipt of any consideration, assets or liabilities in connection with the events and transactions contemplated by paragraphs (a), (b) and (c) of this definition; and

(e)	completion of the internal workplace rationalisation program such that each person referred to in document reference 13.5.1.3 in the virtual data room forming part of the Due Diligence Materials is no longer employed by a Group Company.

Restructure Completion means the occurrence of all the events, and completion of all of the transactions, forming part of, or contemplated by, the Restructure (other than in respect of the PT Kangar Transfer) in each case, in a form and on terms acceptable to the Buyer (acting reasonably).

Sale and Lease-back Arrangements means:

(a)	the Other Sale and Lease-back Arrangements; and

(b)	the Charter Hall Sale and Lease-back Arrangements.

Sanctioned Person means any person, entity, organization or vessel:

(a)	designated on a Sanctions List;

(b)	that is, or is part of, a government of a Sanctioned Territory;

(c)	directly or indirectly 50% or more owned or controlled by any of the foregoing;

(d)	that is located, organised or residing in any Sanctioned Territory; or

(e)	otherwise targeted under any Economic Sanctions Law,

where:

(f)	Sanctioned Territory means any country, region or other territory subject to a general export, import, financial or investment embargo under any economic or financial sanctions administered by any Sanctions Authority, which countries, as of the date of this deed, include Cuba, Iran, North Korea, Syria and the Ukrainian territory Crimea and Sevastopol;

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(g)	Sanctions Authority means: (i) the United States; (ii) the United Nations Security Council; (iii) the European Union; (iv) any European member state; (v) the United Kingdom (irrespective of its status vis-à-vis the European Union); or (vi) the respective governmental institutions of any of the foregoing including, without limitation, Her Majesty’s Treasury, the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of Commerce, the US Department of State and any other agency of the US government;

(h)	Sanctions List means any of the lists of restricted or sanctioned individuals or entities (or equivalent) issued, administered and enforced by any Sanctions Authority, including, for the avoidance of doubt, those individuals or entities listed on:

(i)	the lists of Specially Designated Nationals and Blocked Persons or “Foreign Sanctions Evaders” (as amended, supplemental or substituted from time to time) maintained by the Office of Foreign Assets Control of the US Department of the Treasury;

(ii)	the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission; or

(iii)	the Consolidated List of Financial Sanctions Asset Freeze Targets maintained by Her Majesty’s Treasury.

Security Interest has the meaning given in section 12 of the PPSA or in section 17 of the PPSA NZ (as relevant).

Seller Consolidated Group means the Consolidated Group of which the Seller is the Head Company.

Seller Group Guarantee means any Guarantee provided by any Seller Group Member in relation to the obligations of any Group Company, including each Guarantee specified in part 3 of Schedule 6.

Seller Group Member means the Seller Guarantor and each Affiliate of the Seller Guarantor but, after Completion, excludes each Group Company.

Seller Group Member Permitted Debt Cap means $7,500,000.

Seller Group Member Permitted Debt means amounts owed from any Group Company to a Seller Group Member Releasing Party in respect of the supply of bottles and materials in the normal course of trading.

Seller Group Member Releasing Party means each of:

(a)	Owens-Brockway Glass Container Inc.;

(b)	O-I (Tianjin) Glass Container Co., Ltd; and

(c)	O-I (Zhaoqing) Glass Container Co., Ltd.

Seller Guaranteed Obligations has the meaning given in clause 27.2(a).

Seller Guarantor Warranties means the warranties set out in Schedule 9.

SGAA means the Superannuation Guarantee (Administration) Act 1992 (Cth).

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Shares means:

(a)	all of the shares in the capital of the Company as specified in Schedule 2; and

(b)	any additional shares in the capital of the Company issued prior to Completion in connection with the Restructure.

Shared Contract means each of the contracts specified in Schedule 18.

Significant Constructive Loss Event means damage or destruction to any Property, including any manufacturing facility located at any Property, in circumstances where such damage or destruction is incapable of being remedied, repaired or rectified without the expenditure by a Group Company of an amount which exceeds (or series of amounts which in aggregate exceed) $20,000,000.

Specific Indemnities means the indemnities given by the Seller under clause 18.

Specific Indemnity Claim means a Claim under any of the Specific Indemnities.

Specified Executives means the persons listed in Schedule 12.

Standard Rate means 2% per annum.

Step Plan means the Restructure step plan dated July 2020, a copy of which is disclosed in the Due Diligence Materials.

Straddle Period has the meaning given in clause 22.2.

Subject Claim means any:

(a)	Warranty Claim;

(b)	Specific Indemnity Claim;

(c)	Tax Claim; or

(d)	Claim by the Buyer arising from a breach of any of the provisions of clauses 5 or 6.

Subsidiaries means each of the companies specified in Schedule 3.

Superannuation Arrangement means any fund, plan, or scheme, or division of a fund plan or scheme, under which superannuation, retirement, life assurance, death or disability benefits, pensions, annuities or other allowances, gratuities or benefits are or may be provided to or in respect of any employee of any Group Company or their dependants.

Superannuation Warranty Claim means any Warranty Claim under section 11.10 of the Warranties to the extent that the Buyer cannot recover under the W&I Insurance Policy due to the W&I Insurance Policy expressly excluding or offering only partial coverage for the relevant fact, matter or circumstance the subject of the Warranty Claim, but only to the extent that the amount recovered by the Buyer is less than the amount of the Claim.

Supplier has the meaning given in clause 26.3.

Sydney Site means the whole of the land contained in Folio Identifier 13/217705, known as 130-172 Andrews Road, Penrith 2750.

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Tax means any tax, levy, excise, duty, charge, surcharge, contribution, withholding tax, impost or withholding obligation of whatever nature, whether direct or indirect, by whatever method collected or recovered, together with any fees, penalties, fines, interest or statutory charges.

Tax Act means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth) or either of them.

Tax Administration Act means the Taxation Administration Act 1953 (Cth).

Tax Assessment means any notice (including notification of a Tax audit), demand, assessment, amended assessment, determination, return or other document issued by a Tax Authority or lodged with a Tax Authority under a system of self-assessment as a result of which any Group Company may be required to make a payment of Tax.

Tax Authority means any Regulatory Authority responsible for the assessment, collection, withholding or administration of Tax in any country or jurisdiction.

Tax Claim means any Claim against the Seller under clause 20.1.

Tax Recourse Claim means a Tax Subject Claim in respect of which the Buyer:

(a)	makes all reasonable endeavours to recover under the W&I Insurance Policy (if and to the extent it has a right to make recovery); and/or

(b)	cannot recover (whether in part or in whole) under the W&I Insurance Policy,

but only to the extent that the amount recovered by the Buyer is less than the amount of the Claim.

Tax Sharing and Funding Agreement means the tax sharing and funding agreement, dated 3 May 2006, entered into between the Seller as the Head Company and its wholly-owned Australian registered subsidiaries, a copy of which has been disclosed in the Due Diligence Materials.

Tax Subject Claim means a Tax Claim or a Claim for a breach of a Tax Warranty.

Tax Warranties means the Warranties set out in paragraph 14 of Schedule 7.

Technical Assistance and Licence Agreement means the technical assistance and licence agreement to be entered into between Owens-Brockway Glass Container Inc., O-I Operations and O-I Operations (NZ) Ltd in the form set out in Attachment 8.

Third Party Claim means any Claim by any person other than any Buyer Group Member or any Seller Group Member against any Group Company.

Transaction Documents means:

(a)	this deed;

(b)	the Disclosure Letter;

(c)	the Transitional Services Agreements;

(d)	the Bottle Supply Contract;

(e)	the Technical Assistance and Licence Agreement; and

(f)	any other document agreed by the parties to be a Transaction Document for the purposes of this deed.

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Transfer means to sell, assign, transfer, convey or otherwise dispose of a legal or beneficial interest.

Transitional Instrument has the meaning given in the Fair Work (Transitional Provisions and Consequential Amendments) Act 2009 (Cth).

Transitional Services Agreements means the transitional services agreements in the form and on the terms set out at Attachment 4.

W&I Insurance Policy means the warranty and indemnity insurance policy issued to the Buyer on the terms set out at Attachment 5.

W&I Insurance Premium means the premium payable in respect of the W&I Insurance Policy (including taxes and duties).

W&I Insurer means the insurer or insurers under the W&I Insurance Policy.

W&I Policy Limit means an amount of $100 million.

Warranties means the warranties given by the Seller under clause 15.1 and set out in Schedule 7.

Warranty Claim means any Claim by the Buyer arising out of a breach of a Warranty or under the indemnity in clause 15.5.

Working Capital means the working capital of the Group as at Completion, comprising those items specified as such in Schedule 11 (and calculated in accordance with the Accounting Principles) as finally agreed or determined in accordance with clause 7.

1.2	Reasonable endeavours

Any provision of this deed which requires a party to use reasonable endeavours or all reasonable endeavours to procure that something is performed or occurs or does not occur does not include any obligation:

(a)	to pay any money or to provide any financial compensation, valuable consideration or any other incentive to or for the benefit of any person except for payment of any applicable fee for the lodgement or filing of any relevant application with any Regulatory Authority; or

(b)	to commence any legal action or proceeding against any person,

except where that provision expressly specifies otherwise.

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1.3	Knowledge and awareness of the Seller

If any Warranty is qualified by the Seller’s awareness or knowledge, the facts of which the Seller is aware or that are within the Seller’s knowledge are taken to be and are limited to all facts of which the Seller is actually aware at the date of this deed or which it would have been aware if it had made due enquiries of the Specified Executives.

1.4	Business Days

If the day on which any act to be done under this deed is a day other than a Business Day, that act must be done on or by the immediately preceding Business Day except where this deed expressly specifies otherwise.

1.5	General rules of interpretation

In this deed headings are for convenience only and do not affect interpretation and, unless the contrary intention appears:

(a)	a word importing the singular includes the plural and vice versa, and a word of any gender includes the corresponding words of any other gender;

(b)	the word including or any other form of that word is not a word of limitation;

(c)	if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(d)	a reference to a person includes an individual, the estate of an individual, a corporation, a Regulatory Authority, an incorporated or unincorporated association or parties in a joint venture, a partnership and a trust;

(e)	a reference to a party includes that party’s executors, administrators, successors and permitted assigns, including persons taking by way of novation and, in the case of a trustee, includes any substituted or additional trustee;

(f)	a reference to a document or a provision of a document is to that document or provision as varied, novated, ratified or replaced from time to time;

(g)	a reference to this deed is to this deed as varied, novated, ratified or replaced from time to time;

(h)	a reference to a party, clause, schedule, exhibit, attachment, or annexure is a reference to a party, clause, schedule, exhibit, attachment, or annexure to or of this deed, and a reference to this deed includes all schedules, exhibits, attachments, and annexures to it;

(i)	a reference to an agency or body if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or function removed (obsolete body), means the agency or body which performs most closely the functions of the obsolete body;

(j)	a reference to a statute includes any regulations or other instruments made under it (delegated legislation) and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, re-enactments and replacements;

(k)	a reference to $ or dollar is to Australian currency, and a reference to US$ or USD is to US currency; and

(l)	this deed must not be construed adversely to a party just because that party prepared it or caused it to be prepared.

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2.	Conditions precedent

2.1	Conditions

Clauses 3, 4 and 6 do not become binding on the parties and have no force or effect, and Completion cannot take place, unless each of the conditions listed in the first column of the following table has been either satisfied or waived in accordance with clause 2.5:

Condition		Right to waive
(a)	All Necessary Approvals required under the Approval Contracts are obtained;	Buyer
(b)

Between the date of this deed and the Completion Date, none of the following events has occurred:

(i)         no party to a Key Customer Contract has given or received notice of termination of that Key Customer Contract or provided written communication of an intention to terminate the Key Customer Contract; and

(ii)        there has been no Significant Constructive Loss Event;

Buyer
(c)

The Seller:

(i)         has not given a notice to the Buyer under clause 5.6(a); or

(ii)        is not in breach of its obligations under clause 5.6(a) by having failed to provide a notice to the Buyer when required to do so in accordance with that clause.

Buyer
(d)	Restructure Completion occurs;	Buyer
(e)	No Material Adverse Change has occurred; and	Buyer

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(f)

All of the following occur:

(i)         Charter Hall and O-I Operations enter into the Charter Hall Sale and Lease-back Documentation;

(ii)        there is no variation, termination, breach, default or waiver of rights under or in respect of the Charter Hall Sale and Lease-back Documentation;

(iii)       settlement of the contracts of sale for each of the Adelaide Site, Melbourne Site and Sydney Site occurs strictly in accordance with the Charter Hall Sale and Lease-back Documentation; and

(iv)      as a consequence of the above, the Company is a tenant in respect of the each of the Adelaide Site, Melbourne Site and Sydney Site, on the terms set out in the Charter Hall Sale and Lease-back Documentation.

Buyer and Seller

2.2	Notices regarding Conditions

Each party must:

(a)	keep the other party informed of any material fact, matter or circumstance of which it becomes aware that is reasonably likely to result in a Condition not being satisfied in accordance with its terms; and

(b)	within 1 Business Day after becoming aware of the satisfaction of any Condition notify the other party of the satisfaction of that Condition and provide reasonable evidence that the Condition has been satisfied.

2.3	Not used

2.4	Seller cooperation

(a)	The Seller must use its reasonable endeavours to ensure that each Condition is satisfied as soon as practicable after the date of this deed.

(b)	Without limiting clause 2.4(a), in respect of the Charter Hall Sale and Lease-back Condition, the Seller must:

(i)	cause O-I Operations to enter into the Charter Hall Sale and Lease-back Documentation as soon as practicable after the date of this deed, in a form that is not different in any respect (unless otherwise agreed by the Buyer, in its absolute discretion) to the latest draft form of the Charter Hall Sale and Lease-back Documentation provided to the Buyer prior to execution of this deed;

(ii)	procure that O-I Operations does everything within its power and control to proceed to settlement under the contracts of sale forming part of the Charter Hall Sale and Lease-back Documentation prior to Completion; and

(iii)	otherwise do all things required to satisfy the Charter Hall Sale and Lease-back Condition prior to Completion.

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2.5	Waiver of Conditions

A Condition may be waived and may only be waived:

(a)	if one party is specified in the second column of the table in clause 2.1 opposite that Condition, by that party by notice to the other party; or

(b)	if more than one party is specified in the second column of the table in clause 2.1 opposite that Condition, by written agreement between all of those parties.

2.6	Failure of Conditions

A party is entitled to terminate this deed by notice to the other party at any time before Completion:

(a)	if any Condition has become incapable of satisfaction and that Condition has not been waived in accordance with clause 2.5 within 5 Business Days after the occurrence of the fact, matter or circumstance which caused that Condition to become incapable of satisfaction;

(b)	if any Condition has not been satisfied or waived in accordance with clause 2.5 by the End Date; or

(c)	if any Condition, having been satisfied on or before the End Date ceases to be satisfied before Completion or the End Date,

except where the relevant Condition has become incapable of satisfaction, has not been satisfied, or ceases to be satisfied, as a direct result of a failure by the party seeking to terminate to comply with its obligations under clause 2.4.

3.	Sale and purchase of Shares

3.1	Sale and purchase

On Completion, the Seller, as legal and beneficial owner, must sell and the Buyer must buy the Shares for the Purchase Price free from all Encumbrances, with all rights, including dividend and voting rights, attached or accrued to them on or after the Completion Date.

3.2	Waiver

The Seller irrevocably and unconditionally waives and releases, in respect of the sale and purchase of the Shares hereunder, all restrictions on transfer that might exist in respect of the Shares.

4.	Purchase Price

4.1	Initial Purchase Price

The initial purchase price payable for the Shares is the amount that is equal to $732,500,000 (the Initial Purchase Price).

4.2	Estimated Net Debt and Estimated Working Capital

Within 10 Business Days of the satisfaction (or waiver) of the Conditions referred to in clauses 2.1(a) and 2.1(d), the Seller must give to the Buyer a notice setting out the Seller's best estimate of the amount of the Net Debt and Working Capital, which must be prepared in accordance with Schedule 11 and in good faith. For the purposes of the calculation of the Estimated Net Debt, cash and cash equivalents shall be taken to be zero.

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4.3	Adjustments to Completion Payment

The Completion Payment shall be the Initial Purchase Price adjusted as follows:

(a)	there shall be added an amount, if any, by which the Estimated Working Capital exceeds $[***];

(b)	there shall be deducted an amount, if any, by which the Estimated Working Capital is less than $[***];

(c)	there shall be deducted an amount, if any, by which the Estimated Net Debt exceeds zero;

(d)	there shall be added an amount, if any, by which the Estimated Net Debt is less than zero;

(e)	there shall be deducted an amount equal to the Deferred Payment; and

(f)	there shall be deducted an amount equal to the Escrow Amount (as that term is defined under the Escrow Agreement).

4.4	Completion Accounts adjustments

If there is a difference between:

(a)	the amount of the Completion Payment; and

(b)	the Initial Purchase Price adjusted as follows:

(i)	there shall be added an amount, if any, by which the amount of Working Capital exceeds $[***];

(ii)	there shall be deducted an amount, if any, by which the amount of Working Capital is less than $[***];

(iii)	there shall be deducted an amount, if any, by which the amount of Net Debt exceeds zero;

(iv)	there shall be added an amount, if any, by which the amount of Net Debt is less than zero;

(v)	there shall be deducted an amount equal to the Deferred Payment; and

(vi)	there shall be deducted an amount equal to the Escrow Amount (as that term is defined under the Escrow Agreement),

then the excess of (a) over (b) (the Actual Adjustment Excess) or the shortfall of (a) from (b) (the Actual Adjustment Shortfall) shall be payable in accordance with clause 4.5(b).

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4.5	Payment of Purchase Price

The Purchase Price must be paid as follows:

(a)	on Completion:

(i)	the Buyer must pay the Completion Payment in accordance with clause 6.3; and

(ii)	the Buyer Guarantor and the Seller must each issue a Payment Direction (as that term is defined in the Escrow Agreement) to the Escrow Agent (as that term is defined in the Escrow Agreement) in accordance with clause 6.3;

(b)	on the Adjustment Payment Date, following completion of the process set out in clause 7:

(i)	if there is an Actual Adjustment Excess, the Seller must pay to the Buyer the amount of that Actual Adjustment Excess; or

(ii)	if there is an Actual Adjustment Shortfall, the Buyer must pay to the Seller the amount of that Actual Adjustment Shortfall; and

(c)	the Buyer must pay to the Seller an amount equal to:

(i)	the Deferred Payment; plus

(ii)	if the Deferred Payment is paid to the Seller on or after the date that is 6 months following the Completion Date, interest on the Deferred Payment calculated at the Standard Rate, with such interest to accrue from the date that is 6 months following the Completion Date to the day immediately before the actual date of payment, calculated daily on the basis of a 365 day year and capitalised monthly, on the earlier of:

(iii)	the date which is 12 months after the Completion Date; and

(iv)	14 days after the date on which a Buyer Group Member receives (in full) the proceeds in respect of the sale of all of the Auckland Sites, and in this regard, the Buyer must:

A.	keep the Seller regularly informed on the status of any prospective sale of the Auckland Sites; and

B.	notify the Seller in writing within 3 Business Days of the date that a Buyer Group Member enters into any sale documentation in respect of the sale of the Auckland Sites and the proposed settlement date under such sale documentation.

4.6	Treatment of adjustments

Any payments made on the Adjustment Payment Date pursuant to this clause 4 shall be treated as an adjustment to the Completion Payment by the parties for all applicable Tax purposes, unless otherwise required by applicable law.

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4.7	Adjustments for certain payments

Any payment made:

(a)	by the Seller to a Buyer Group Member for any Subject Claim will be treated as a pro-rata reduction in the consideration for each Share; or

(b)	by the Buyer to the Seller under clause 16.12 or clause 20.5 will be treated as a pro-rata increase in the consideration for each Share.

4.8	No adjustment for any Relief Amount or Pension Overfunding Amount

For the avoidance of doubt, subject to clause 4.7 and without limiting the Buyer's rights in respect of a Subject Claim, there must be no (positive or negative) adjustment to the Purchase Price in respect of any Relief Amount or Pension Overfunding Amount.

5.	Period before Completion

5.1	Buyer access

For the purposes of assisting the Buyer and its Representatives to understand the Business, to prepare for the transition to the Buyer’s normal working procedures, to facilitate the Other Sale and Lease-back Arrangements and to assist with the Buyer's insurance requirements in respect of the Group, the Seller must procure that from the date of this deed until Completion:

(a)	the Buyer and its Representatives are given reasonable access during business hours on reasonable notice to:

(i)	the Properties, subject to the Buyer and its Representatives complying with all applicable laws (including all occupational health and safety laws), and policies, principles and procedures of the Group, when accessing any such Property;

(ii)	the records of the Group; and

(iii)	the executive officers of the Group and other key operational employees of the Group; and

(b)	prospective purchasers of a Freehold Property (other than the Properties the subject of the Charter Hall Sale and Lease-back Arrangements) (and their representatives) nominated by the Buyer (Prospective Purchaser) are given reasonable access to the Freehold Properties during business hours on reasonable notice, provided that:

(i)	prior to a Prospective Purchaser accessing a Freehold Property, the Buyer must inform the Prospective Purchaser of the obligations of the Buyer and its Representatives under clause 5.1(a)(i); and

(ii)	a Buyer Representative must accompany the Prospective Purchaser at all times when the Prospective Purchaser is accessing a Freehold Property; and

(c)	the relevant Group Companies provide any assistance reasonably requested by the Buyer to assist with the Buyer arranging for its own insurances to be put in place in respect of the Group and the Business with effect from Completion, including:

(i)	assisting the Buyer to respond to any questionnaires issued by any prospective insurer or insurance broker; and

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(ii)	allowing the Buyer's prospective insurers and consultants engaged by those insurers reasonable access to the Properties during business hours on reasonable notice, provided that the Seller is not obliged to comply with this clause 5.1 to the extent that giving that access would cause material disruption to, or have a material adverse effect on, the day to day conduct of the Business or constitute a breach by the Seller or any Group Company of any law or of the terms of any agreement to which it is party. The Buyer indemnifies the Seller against, and must pay to the Seller on demand the amount of, any Indemnified Loss suffered or incurred by a Seller Group Member as a consequence of or in connection with the Buyer or any of its Representatives accessing any Property in accordance with this clause 5.1 prior to Completion, other than to the extent any Indemnified Loss was caused by the negligence of a Seller Group Member or a Seller Group Member's Representatives.

5.2	Conduct of Business

Subject to clauses 5.3 and 5.4, the Seller must procure that until Completion:

(a)	the Group only conducts the Business in the ordinary and usual course consistent with its usual and normal business practices, including in respect of the schedule for the planned furnace repairs and certain related accompanying capital and M&E expenditures at the Auckland Site (having regard to the impact on the Business arising out of COVID-19 and the associated delays in the works at the Auckland Site);

(b)	the Group does not make any significant change to the nature or scale of any activity comprised in the Business;

(c)	if the employment of an employee of a Group Company is terminated (including by way of redundancy) prior to Completion, the Group Company pays the relevant termination payment to the relevant employee prior to Completion; and

(d)	the Group maintains Critical Spares at levels materially consistent with the usual and normal business practices of the Group during the 2019 calendar year (having regard to the cyclical nature within a calendar year of the Critical Spares held by the Group), provided the Seller will not be in breach of this clause 5.2 if it fails to comply with any provision of this clause 5.2 due to any fact, matter, thing or circumstances out of the reasonable control of the Seller or any other Group Company at the relevant time.

5.3	Restricted conduct

Subject to clause 5.4(a), the Seller must procure that before Completion, each Group Company does not:

(a)	issue or allot any share capital or options, securities or other rights convertible into share capital;

(b)	buy back or redeem any shares or otherwise reduce its share capital or provide financial assistance for the acquisition of its own shares or shares in its holding company;

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(c)	declare or pay any dividends or other distributions other than a Permitted Dividend;

(d)	alter the provisions of, or replace, its constitution;

(e)	dispose of, create or permit to exist any Encumbrance (other than in respect of any Permitted Encumbrance) over, or declare itself the trustee of, any Asset with a value of more than $1,000,000, except in the ordinary course of business;

(f)	enter into any customer, supplier or leasing contract with a value of $1,000,000 or more;

(g)	enter into a capital commitment (or series of capital commitments) for an amount of more than $1,000,000;

(h)	acquire or agree to acquire any material business;

(i)	cease or discontinue to operate all or a material part of its business;

(j)	incur additional borrowing or other financial indebtedness (other than Seller Group Member Permitted Debt which does not in aggregate exceed the amount of the Seller Group Member Permitted Debt Cap), grant any loan or advance, or enter into any off balance sheet financing or assume, guarantee or endorse the obligations of any person, other than:

(i)	additional borrowings and other financial indebtedness incurred by a Group Company pursuant to the Permitted Debt Arrangements or the facilities the subject of the Global Credit Documentation or the Other Credit Documentation, in each case, in effect as at the date of this deed, including in the form of revolving indebtedness, reimbursement obligations in respect of letters of credit or bank guaranties, and overdraft indebtedness, in each case, together with any interest, fees or premium thereon; and

(ii)	any financial indebtedness or additional borrowings incurred by a Group Company pursuant to any other arrangement in respect of financial indebtedness in effect as of the date of this deed, including pursuant to a financial derivative (regardless of current market valuation) to which a Group Company is party, including but not limited to interest rate swaps, cross currency rate swaps or foreign exchange agreements;

(k)	cancel or forgive (or enter into any arrangement to cancel or forgive) any indebtedness owed to it, or waive any right to such indebtedness;

(l)	fail to maintain any current insurance of any assets used in the Business (including the Assets);

(m)	initiate or settle any Claim or other dispute relating to any assets used in the Business (including the Assets) or involving any Group Company where the amount the subject of the Claim or dispute is $1,000,000 or more;

(n)	in its conduct of the Business, make any change to its policy and practice as to the payment of creditors, ordering of stock or collection of trade receivables;

(o)	terminate or adversely vary any Material Contract or accept or agree to any variations to any material services to be performed or goods to be supplied under a Material Contract;

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(p)	hire, or agree to hire, any employee, agent or contractor with an annual salary or annual services fee of more than $150,000 per year (inclusive of any applicable superannuation but exclusive of bonuses and other benefits);

(q)	terminate the employment of any employee (including by way of redundancy) or encourage the resignation of any employee with an annual salary of more than $150,000 (inclusive of superannuation but exclusive of bonuses and other benefits), except as expressly provided by the existing redundancy program of the Business as Fairly Disclosed in the Due Diligence Materials;

(r)	amend the terms of engagement of any employee of a Group Company with an annual salary of more than $150,000 (inclusive of superannuation but exclusive of bonuses and other benefits), either through individual contract or through negotiations with a union;

(s)	make, or permit to be made, any material changes to the superannuation arrangements of any employees of a Group Company;

(t)	change its existing accounting policies or procedures; or

(u)	authorise or agree conditionally or otherwise to do, any of the things referred to in this clause 5.3.

5.4	Permitted acts

(a)	Nothing in clauses 5.2 or 5.3 restricts the Seller or the Group Companies from doing any of the following permitted actions:

(i)	anything that is expressly contemplated in this deed or any other Transaction Document (including as necessary to complete the Restructure and complete the transactions the subject of the Charter Hall Sale and Lease-back Arrangements);

(ii)	anything that is reasonably and prudently required to be undertaken to respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property), subject to the Seller consulting with the Buyer (to the extent reasonably possible) before taking any action under this clause 5.4(a)(ii);

(iii)	anything that is necessary for a Group Company or the Seller to meet its legal or pre-existing (as at the date of this deed) contractual obligations;

(iv)	any action Fairly Disclosed in the Due Diligence Materials or the Disclosure Letter;

(v)	any Tax election or filing the Seller, in good faith, regards as reasonably necessary to comply with an applicable law; or

(vi)	anything that is approved by the Buyer in writing, such approval not to be unreasonably withheld or delayed, provided that the Buyer will be deemed to have provided its approval in writing to an action if the Buyer has not provided notice in writing of its opposition to the taking of such action within 3 Business Days of a request for approval from the Seller.

(b)	[***].

(c)	[***].

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5.5	Seller or Buyer obligations

(a)	Until the earlier of Completion or termination of this deed, the Seller must not (and must procure that each other Seller Group Member does not) solicit or respond to any enquiries or proposals by any person, other than the Buyer, concerning an acquisition of any of the Shares or, except in the ordinary course of business, any of the assets of any Group Company.

(b)	If at any time prior to Completion the Seller becomes aware, having made due enquiries of the Specified Executives, of any fact, matter or circumstance that will or is reasonably likely to result in:

(i)	the Buyer being entitled to issue a Subject Claim against the Seller following Completion in accordance with the terms of this deed; or

(ii)	a Material Adverse Change occurring,

the Seller must promptly give notice of such fact, matter or circumstance to the Buyer.

(c)	No later than 5 Business Days prior to Completion, the Seller will provide to the Buyer an up to date list of all written claims made by customers (not already included in the Due Diligence Materials) against the Business in excess of $100,000 that as at the date of such notice are unresolved, including reasonable details of each such claim (to the extent known by the Seller).

(d)	The Seller must use reasonable endeavours to procure that the Acceptable Releases which the Seller is required to deliver to the Buyer on Completion under clause 6.3 in respect of the Global Credit Documentation and the Other Credit Documentation include releases in respect of all Claims against each Group Company under the Global Credit Documentation and the Other Credit Documentation.

(e)	Prior to Completion, the Seller must use reasonable endeavours to procure that the ASIC record in respect of O-I International Pty Ltd is updated by ASIC to show that all shares in O-I International Pty Ltd are fully paid.

(f)	[***].

(g)	[***].

(h)	The parties acknowledge and agree that:

(i)	if the Australian Federal Court ruling in relation the Mondelez v AMWU [2019] FCAFC 138 case (Mondelez Case) is successfully overturned on appeal:

A.	prior to the finalisation of the Completion Accounts in accordance with this deed, Net Debt will be reduced by an amount determined in accordance with item 1.5(n) of Schedule 11; or

B.	following finalisation of the Completion Accounts in accordance with this deed, the Buyer must pay to the Seller the amount determined in accordance with item 1.5(n) of Schedule 11 upon demand by the Seller (as a pro rata increase in the consideration for each Share);

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(ii)	in respect of the tax receivable adjustment referred to in item 1.5(o) of Schedule 11 regarding an estimated income tax refund on assessment of O-I Operations (NZ) Ltd (OINZ):

A.	if the income tax return of OINZ for the year ended 31 December 2019 is lodged with the New Zealand Inland Revenue Department prior to the finalisation of the Completion Accounts in accordance with this deed and a copy of the income tax return supporting the refund is provided to the Buyer, the amount of the refund shall be considered a reduction in Net Debt in the Completion Accounts; or

B.	if the income tax return of OINZ for the year ended 31 December 2019 is not lodged with the Inland Revenue Department prior to the finalisation of the Completion Accounts in accordance with this deed, the Buyer must pay to the Seller (as a pro-rata increase in the consideration for each Share) any funds received by OINZ from Inland Revenue in relation to any refund in respect of the year ended 31 December 2019 promptly following receipt of any such refund.

(i)	The Seller must use its best endeavours to provide to the Buyer, on or before Completion, 3 USB storage devices containing complete copies of the Due Diligence Materials, unless it is impractical to do so by that time, in which case the Seller must:

(i)	provide to the Buyer on Completion evidence that the relevant security settings on the data room are released enabling the Buyer to access the Due Diligence Materials, and the Seller must ensure such access continues after Completion until such USB storage devices have been provided to the Buyer in accordance with clause 5.5(i)(ii); and

(ii)	continue to use its best endeavours to provide such USB storage devices to the Buyer as soon as practicable following Completion.

The Seller acknowledges that, unless otherwise agreed by the Buyer, it will ensure that no further information or materials are added to the Due Diligence Materials following the date of this deed.

5.6	Customer notice

(a)	The Seller must immediately give notice in writing to the Buyer if, prior to Completion, a Key Customer of the Business that:

(i)	does not primarily purchase wine bottles from the Group; and

(ii)	has a supply contract in place with a Group Company as at the date of this deed that is due to expire prior to 1 November 2020,

(Relevant Customer) notifies the Seller or a Group Company in writing prior to Completion:

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(iii)	it does not intend to renew, extend or otherwise enter into a new contract with a Group Company; or

(iv)	it does not intend to purchase any products from a Group Company,

on and from the expiry of such existing supply contract.

(b)	The Seller must:

(i)	without limiting the Seller's obligations under clause 5.3, keep the Buyer regularly informed regarding:

A.	any information (written or otherwise) which the Seller or any Group Company receives from the Relevant Customer; and

B.	all negotiations with the Relevant Customer in connection with the extension, renewal or replacement of any supply contract between the Relevant Customer and any Group Company; and

(ii)	on request by the Buyer, provide the Buyer with reasonable information regarding the matters set out in this clause 5.6.

5.7	Further Bottle Supply Agreement

Prior to Completion, the Buyer and the Seller agree to use their respective best endeavours to agree the terms of a bottle supply agreement to be entered into by a Group Company (as customer) and [***] (as supplier), subject to and with effect from Completion, on terms materially consistent with the terms of the Bottle Supply Agreement.

5.8	Buyer obligations in respect of insurance

The Buyer must use its best endeavours to put in place, as soon as possible after the date of this deed, its own insurance in respect of the Group, the Assets and the Business to take effect from Completion (Completion Insurances) and must:

(a)	keep the Seller regularly informed regarding its progress in putting in place the Completion Insurances; and

(b)	notify the Seller immediately when the Completion Insurances are in place.

6.	Completion

6.1	Time and place for Completion

Completion must take place at the offices of Clayton Utz, Level 18, 333 Collins Street, Melbourne, Australia, at 12pm on the latest to occur of:

(a)	the last Business Day of the month in which the latest of the following events occurs:

(i)	the date which is 5 Business Days after the Seller has provided the statement of the Estimated Net Debt and Estimated Working Capital in accordance with clause 4.2; and

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(ii)	the date which is 5 Business Days after all of the Conditions (other than the Charter Hall Sale and Lease-back Condition, which is contemplated to be satisfied immediately prior to Completion) have been satisfied or waived in accordance with clause 2.5; and

(b)	1 Business Day after the date on which all of the Completion Insurances are in place or 31 August 2020 (whichever is earlier),

or at any other place, date or time as the Seller and the Buyer agree in writing.

6.2	Provision of information before Completion

(a)	The Seller must provide to the Buyer no later than 5 Business Days before Completion a notice setting out the Debt Payment Amount, and details of the relevant payee(s) and their bank accounts (such provision being deemed to be an instruction and direction by the Seller and the relevant Group Companies to make payment of the Debt Payment Amount to such payees in accordance with clause 6.3).

(b)	The Buyer must provide to the Seller no later than 5 Business Days before Completion:

(i)	the names of any director, secretary and public officer of each Group Company that the Buyer does not require to resign on Completion;

(ii)	the names of each person that the Buyer requires to be appointed as a director, secretary or public officer of any Group Company together with a signed consent to act in that capacity; and

(iii)	the address of any new registered office that the Buyer requires any Group Company to adopt.

6.3	Parties’ obligations to effect Completion

At Completion or in the case of step 1, at or before Completion, each party must perform, or procure the performance of, the following actions in the following order:

Step	Party required to take action	Action
1.	The Seller

Duly convene and hold a meeting of the directors of each Group Company at which the directors resolve, subject to Completion occurring:

(a)        in the case of the Company to approve the registration of the Buyer as the holder of the Shares subject to payment of any duty payable on the transfer of the Shares;

(b)        to record the resignation of each director, secretary and public officer of each Group Company whose resignation effective from Completion is to be delivered under step 2(e) of this table;

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Step	Party required to take action	Action

(c)        to appoint as directors, secretaries and public officers of each Group Company each person notified under clause 6.2(b)(ii);

(d)        to revoke each existing authority to operate any bank account of each Group Company and approve any new authority as may be provided by the Buyer to the Seller before the relevant board meeting;

(e)        to change the registered office of each Group Company to the address notified under clause 6.2(b)(iii); and

(f)         to revoke each existing power of attorney granted by any Group Company (other than the power of attorney in respect of the PT Kangar Transfer).

2.	The Seller

Deliver to the Buyer:

(a)        completed transfers of the Shares in favour of the Buyer as transferee duly executed by the registered holder (being the Seller) as transferor and any original share certificates, or duly executed indemnities for any lost share certificates, in respect of all Shares;

(b)        all statutory registers and minute books of each Group Company and the common seal, if any, of each Group Company (to the extent not held by a Group Company);

(c)        any original share certificates, or duly executed indemnities from the relevant registered holder for any lost share certificates, in respect of all of the shares in each Subsidiary;

(d)        details of the ASIC corporate key of each Group Company, being an 8 digit number uniquely associated with a company’s ACN, and details of the New Zealand Companies Office authorities for each Group Company as relevant;

(e)        the written resignation of each director, secretary or public officer of a Group Company (duly executed by the relevant person), except for any such notified by the Buyer under clause 6.2(b)(i) and who has agreed to remain in office;

(f)         duly executed Acceptable Releases in respect of the Shares (including, for the avoidance of doubt, from all Encumbrances over or affecting the Shares that relate to or are connected with the Global Credit Documentation) and the Assets, in a form acceptable to the Buyer (such approval not to be unreasonably withheld or delayed);

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Step	Party required to take action	Action

(g)        duly executed Acceptable Releases in respect of the Global Credit Documentation in a form acceptable to the Buyer (such approval not to be unreasonably withheld or delayed);

(h)        duly executed Acceptable Releases in respect of the Other Credit Documentation in a form acceptable to the Buyer (such approval not to be unreasonably withheld or delayed);

(i)         duly executed Acceptable Releases in respect of any indebtedness incurred by the Group in accordance with clause 5.3(j)(ii) in a form acceptable to the Buyer (such approval not to be unreasonably withheld or delayed);

(j)         a certificate duly executed by the Seller confirming the matters referred to in clauses 10.1 and 10.2 have been satisfied and duly executed originals of the deeds of release referred to in clause 10.2(c);

(k)        a certificate duly executed by the Seller confirming the release of each Group Company Guarantee in accordance with clause 11.1;

(l)         duly signed minutes of each meeting convened under step 1 of this table;

(m)      an original counterpart of each of the other Transaction Document to which the Seller or any other Seller Group Member is a party (including the Transitional Services Agreements) duly executed by the Seller and any other Seller Group Member that is a party to the other Transaction Documents (including the Transitional Services Agreements);

(n)        a copy of the Notice of Disposal Certificate, duly executed by the Seller in accordance with clause 11.3(a);

(o)        copies of the following reports contained within the Disclosure Materials accompanied by a duly executed letter from the authoring company or firm addressed to and confirming that such reports can be relied on by the Buyer (in each case, in the form agreed by the Buyer prior to the date of this deed): (i) the environmental due diligence reports issued by Environmental Earth Sciences in respect of the Group dated 29 November 2019 and 5 December 2019; (ii) the legal due diligence report issued by Clayton Utz in respect of the Group dated 29 November 2019, together with the addendum to that report issued by Clayton Utz in respect of the Group dated 12 February 2020; (iii) the legal due diligence report issued by Simpson Grierson dated 29 November 2019; (iv) the financial due diligence report issued by EY in respect of the Group dated 26 November 2019 and the subsequent trading updates dated 3 December 2019 and 13 February 2020; and (v) the tax due diligence report issued by EY in respect of the Group dated 26 November 2019;

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Step	Party required to take action	Action

(p)        a duly executed original of the Bottle Supply Contract;

(q)        copies of the Charter Hall Sale and Lease-back Documentation duly executed by all parties to the Charter Hall Sale and Lease-back Documentation;

(r)         a duly executed original of the Technical Assistance and Licence Agreement;

(s)        a status update regarding the Auckland furnace capital works project including all information and supporting evidence reasonably required by the Buyer, including confirmation regarding current and future expenditure on the project; and

(t)         a Payment Direction (as that term is defined under the Escrow Agreement) duly executed by the Seller in the form attached as Attachment 2 to the Escrow Agreement authorising the Escrow Agent (as that term is defined under the Escrow Agreement) to release the balance of the Escrow Fund (as that term is defined under the Escrow Agreement) to the Seller.

3.	The Buyer

Pay:

(a)        to the Seller, an amount equal to the Completion Payment less the Debt Payment Amount; and

(b)        to the person(s) notified in accordance with clause 6.2(a), the Debt Payment Amount (on behalf of the Seller and the relevant Group Companies).

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Step	Party required to take action	Action
4.	The Buyer

Deliver to the Seller:

(a)        documentation evidencing to the reasonable satisfaction of the Seller the release of each Seller Group Guarantee procured in accordance with clause 11.2;

(b)        a copy of the no claims declarations duly executed in accordance with the W&I Insurance Policy;

(c)        evidence that all conditions to the W&I Insurer’s obligations required to be satisfied on or before Completion under the W&I Insurance Policy have been satisfied (or will be satisfied once Completion occurs);

(d)        evidence that each premium and each other amount payable in respect of the W&I Insurance Policy has been paid in accordance with clause 19.4;

(e)        a Payment Direction (as that term is defined under the Escrow Agreement) duly executed by the Buyer Guarantor in the form attached as Attachment 2 to the Escrow Agreement authorising the Escrow Agent (as that term is defined under the Escrow Agreement) to release the balance of the Escrow Fund (as that term is defined under the Escrow Agreement) to the Seller;

(f)         documentation evidencing to the reasonable satisfaction of the Seller that a bank guarantee or bank guarantees have been delivered to Charter Hall in order to release the Seller Guarantor from any liability under the Charter Hall Sale and Lease-back Arrangements; and

(g)        an original counterpart of each other Transaction Document to which the Buyer is a party, duly executed by the Buyer.

6.4	Delivery method

Any document or other item specified in step 2(b) of the table set out in clause 6.3 may be delivered to the Buyer by leaving that document or other item in a safe and appropriate place at the Property at which it is located on the Completion Date.

6.5	Interdependence of obligations at Completion

The obligations of the parties under clause 6.3 are interdependent and must be performed, as nearly as possible, simultaneously. If any obligation specified in clause 6.3 is not performed on or before Completion then, without limiting any other rights of the parties, Completion is taken not to have occurred and any document delivered, or payment made, under clause 6.3 must be returned to the party that delivered it or paid it.

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6.6	Failure to complete

(a)	If Completion does not occur in accordance with this clause 6 because of the failure of any party (Defaulting Party) to satisfy any of its obligations under this clause 6 then:

(i)	the Buyer (where the Defaulting Party is the Seller); or

(ii)	the Seller (where the Defaulting Party is the Buyer),

(in either case the Non-Defaulting Party) may (at its option and by notice to the Defaulting Party):

(iii)	proceed to Completion so far as is practical without affecting or waiving their rights under this deed; or

(iv)	defer Completion for up to 10 Business Days after the date on which Completion was scheduled to occur (in which case the provisions of this clause will apply to the deferred date for Completion as if it were the date on which Completion was scheduled to occur); or

(v)	if, on the deferred date on which Completion is scheduled to occur, the Defaulting Party does not comply with any provision of this deed which requires the Defaulting Party to take an action to enable Completion to occur, terminate this deed.

(b)	If the Defaulting Party fails to comply with a notice given under this clause 6.6, the Non-Defaulting Party may without limiting its other rights or remedies available under this deed or at law:

(i)	immediately terminate this deed, in which case the Non-Defaulting Party may seek damages for breach of this deed:

(ii)	seek specific performance of this deed, in which case:

A.	if specific performance is obtained the Non-Defaulting Party may also seek damages for breach of this deed; and

B.	if specific performance is not obtained the Non-Defaulting Party may then terminate this deed in which case the Non-Defaulting Party may seek damages for breach of this deed.

6.7	Remedies for Buyer breach

(a)	The Buyer hereby acknowledges and agrees that if it is the Defaulting Party or is in breach of any other provision of this deed, such breach may cause the Seller to be irreparably harmed and damages alone would not be adequate to compensate the Seller or its Affiliates for such breach, and agrees that:

(i)	without limiting the relief that the Seller is entitled to seek, an order for specific performance would be an appropriate and equitable remedy and the Seller may seek that or any other equitable order or relief; and

(ii)	in respect of any such application by the Seller the Buyer must not make or permit to be made on its behalf any submission or contention in any relevant proceeding to the effect that granting such an order or equitable relief is not appropriate because the payment of damages alone would be adequate to compensate the Seller or that such remedy is otherwise inequitable or disproportionate.

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(b)	Without limiting the Seller’s other rights or remedies available under this deed or at law, the Buyer and the Seller acknowledge and agree that the damages recoverable by the Seller for breach of this deed include:

(i)	all costs and expenses reasonably incurred by the Seller arising from the Buyer’s non-compliance with its obligations (under clause 6.6 or otherwise) and any steps taken by the Seller to enforce this deed or sue for damages including the Seller’s legal costs (on an indemnity basis);

(ii)	the difference between the Purchase Price which would have been payable had the Buyer complied in full with its obligations under this deed and the price at which the Shares are sold on any bona fide resale in which the Seller takes reasonable steps to achieve the best price reasonably obtainable; and

(iii)	all costs and expenses reasonably incurred in any resale or attempted resale of the Shares including the Seller’s legal costs (on an indemnity basis) and other professional costs,

in each case, provided that the Seller acts reasonably to mitigate its losses.

6.8	Title and risk

Beneficial ownership of and risk in the Shares will pass from the Seller to the Buyer on Completion.

6.9	Acknowledgement and release

With effect from Completion, the Buyer acknowledges that it must not make, and forever releases each Seller Group Member from, any Claim alleging a Material Adverse Change occurred or may have occurred as a result of:

(a)	a change in:

(i)	any legislation or regulation, any judicial or administrative interpretation of the law or any practice or policy of a Regulatory Authority (whether or not retrospective in effect);

(ii)	general industry, regulatory, political, market or economic conditions; or

(iii)	any act of war or terrorism;

(b)	the mere fact of COVID-19 having occurred prior to the date of this deed; and

(c)	the Seller not having provided notice prior to Completion that a Material Adverse Change occurred, in circumstances where the Seller considered, in its opinion (acting reasonably), that a Material Adverse Change had not occurred for the purposes of this deed.

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7.	Adjustment to Purchase Price

7.1	Preparation and delivery of Completion Accounts

The Seller must prepare and deliver to the Buyer no later than 45 Business Days after Completion a draft of a consolidated statement of financial position of the Group Companies as at Completion (Draft Completion Accounts) in the form and including the items specified in the relevant parts of Schedule 11 and prepared in accordance with:

(a)	the specific principles and policies set out in part 2 of Schedule 11;

(b)	to the extent that the treatment of any item is not dealt with in the principles and policies referred to in clause 7.1(a), those accounting principles, policies and practices adopted by the Group Companies in the preparation of the Last Accounts; and

(c)	to the extent that the treatment of any item is not dealt with in the principles and policies referred to in clauses 7.1(a) or 7.1(b), the Accounting Standards in force as at Completion,

((a) to (c) together, Accounting Principles).

For the avoidance of doubt, the Draft Completion Accounts must be prepared without taking into account any event occurring after Completion.

7.2	Assistance from Seller

From the Completion Date until the Completion Accounts have been finalised in accordance with this clause 7 the Seller must provide (and must procure that each other Seller Group Member provides) all assistance reasonably required to enable the Buyer to comply with and exercise its rights under this clause 7, including by providing the Buyer and its Representatives access to any Records that are within the possession or control of any Seller Group Member and the working papers used in preparing the Draft Completion Accounts.

7.3	Assistance from Group Companies

The Buyer must from the Completion Date until the Completion Accounts have been finalised in accordance with this clause 7 procure that each Group Company provides all assistance reasonably required to enable the Seller to comply with and exercise its rights under this clause 7, including by providing the Seller and its Representatives access to the Records, the employees of any Group Company and the Properties.

7.4	Buyer’s response to Draft Completion Accounts

The Buyer must within 30 Business Days after the date on which it receives the Draft Completion Accounts give to the Seller either:

(a)	a notice stating that the Buyer agrees with the Draft Completion Accounts; or

(b)	a notice (Dispute Notice) stating that the Buyer does not agree with the Draft Completion Accounts and specifying:

(i)	each item in the Draft Completion Accounts that it disputes (Disputed Item);

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(ii)	the grounds on which it disputes each Disputed Item; and

(iii)	the proposed adjustment to each Disputed Item,

provided that the Buyer may not give such notice unless the amount of the proposed adjustment exceeds $50,000.

If the Buyer gives notice under clause 7.4(a) or if at the conclusion of the 30 Business Day period referred to in this clause 7.4 the Buyer has not given a notice under clause 7.4(a) or a Dispute Notice under clause 7.4(b) then the Draft Completion Accounts will constitute the Completion Accounts for the purposes of this deed.

7.5	Negotiation of Disputed Items

If the Buyer gives a Dispute Notice under clause 7.4(b) then:

(a)	the Draft Completion Accounts are final and conclusive of all matters specified in it except for the Disputed Items;

(b)	the Buyer and the Seller must confer and use reasonable endeavours to resolve each Disputed Item;

(c)	if any Disputed Item is not resolved within 20 Business Days after the date that a Dispute Notice is given under clause 7.4(b) then either party may give a notice to the other party stating that it requires the Disputed Item to be determined by expert determination in accordance with clause 7.6, and upon such determination the Draft Completion Accounts are to be adjusted to reflect such determination and will be final and conclusive of all matters specified in it; and

(d)	if neither party gives a notice under clause 7.5(c) within 30 Business Days after the date that a Dispute Notice is given under clause 7.4(b) then the Draft Completion Accounts are to be adjusted to reflect the resolution of any Disputed Items under clause 7.5(b) (but all other Disputed Items shall be reflected as set out in the Draft Completion Accounts) and will be final and conclusive of all matters specified in it.

7.6	Expert determination

Any expert determination of a Disputed Item must be conducted in accordance with the following provisions:

(a)	the expert must be one of KPMG or PwC:

(i)	who is not conflicted as a result of any existing relationship with either the Seller or the Buyer (unless otherwise agreed); and

(ii)	agreed between the parties or failing agreement between the parties within 10 Business Days after the referral to expert determination or in the event that each of KPMG and PwC are conflicted, a person (or firm of accountants) nominated by the Chief Executive Officer of the Australian Disputes Centre,

(Expert);

(b)	the Expert must make the determination in accordance with the terms of this deed (which determination shall be limited to the Disputed Items referred to the Expert);

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(c)	the Expert will act as an independent expert and not as an arbitrator;

(d)	the Expert must decide the procedure to be followed;

(e)	the Expert must make the determination within the shortest possible time but, in any event, within 20 Business Days after the date of appointment;

(f)	the Buyer and the Seller must provide the Expert with any information and assistance reasonably required by the Expert to determine the Disputed Items referred to the Expert;

(g)	all correspondence between a party and the Expert must be in writing and copied to the other parties;

(h)	the Buyer and the Seller must keep all information disclosed during the expert determination confidential;

(i)	the Expert must issue a written determination containing reasons;

(j)	the determination of the Expert will be final and binding in the absence of manifest error; and

(k)	the Buyer must pay the costs of the Expert, except where the difference between the Actual Adjustment Excess or Actual Adjustment Shortfall set out in the Completion Accounts after the decision of the Expert and the Actual Adjustment Excess or Actual Adjustment Shortfall set out in the Draft Completion Accounts is equal to or more than $125,000, and in that case the costs of the Expert must be paid by the Seller.

8.	Exit from the Seller Consolidated Group

8.1	Clear exit

(a)	At least 10 Business Days prior to Completion, the Seller must prepare and provide to the Buyer draft calculations and accompanying supporting workpapers of the Clear Exit Amount for each Group Company which is a member of the Seller Consolidated Group for the Buyer’s review.

(b)	At least 5 Business Days prior to Completion, the Buyer may provide to the Seller any reasonable comments in respect of the draft calculations referred to in clause 8.1(a) for the Seller's consideration.

(c)	At least 2 Business Days prior to Completion, the Seller must:

(i)	serve on each Group Company which is a member of the Seller Consolidated Group a written notice of demand in accordance with clause 9.6 of the Tax Sharing and Funding Agreement demanding payment of its final Clear Exit Amount based on the draft calculations referred to in clause 8.1(a) but amended as required to take account of any reasonable comments provided to the Seller by the Buyer under clause 8.1(b); and

(ii)	provide copies of each such notice to the Buyer.

(d)	No later than 1 Business Day prior to Completion, if required, the Seller must procure that each Group Company which is a member of the Seller Consolidated Group pays to the Seller its Clear Exit Amount in accordance with clause 9.9 of the Tax Sharing and Funding Agreement and provides a receipt to the Buyer for each such payment.

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8.2	Deed of Release

Subject to clause 8.1(d), at least 1 Business Day prior to Completion, the Seller as Head Company of the Seller Consolidated Group must enter into and must procure that each Group Company which is a member of the Seller Consolidated Group enters into the Deed of Release.

9.	Foreign resident capital gains withholding

(a)	For the purposes of section 14-225(1) of Schedule 1 to the Tax Administration Act, the Seller declares, for the period beginning from the date of this deed and ending on Completion, that it is and will be an Australian resident, as that term is defined in the Tax Act (Seller's CGT Declaration).

(b)	The Buyer acknowledges and agrees that:

(i)	at the time it receives the Seller’s CGT Declaration from the Seller under clause 9(a) (or any further declaration under clause 9(c)), it does not know the Seller’s CGT Declaration to be false;

(ii)	the Seller’s CGT Declaration is a declaration for the purposes of Subdivision 14-D of Schedule 1 to the Tax Administration Act; and

(iii)	because of the Seller’s CGT Declaration, it will not withhold under Subdivision 14-D of Schedule 1 to the Tax Administration Act.

(c)	If Completion occurs later than the date that is six months after the date of this deed, the Seller must deliver to the Buyer, at least five Business Days before Completion, a further declaration in writing in accordance with clause 9(a).

10.	Clean break

10.1	Indebtedness owed to the Group Companies and Claims against Group Companies

(a)	The Seller must procure that on or before Completion all indebtedness owed from any Seller Group Member to each Group Company is:

(i)	repaid in full together with all interest accrued up to the date of repayment; or

(ii)	in the case of indebtedness (whether or not reflected in the accounts of the Seller or a Group Company) between members of the Seller Consolidated Group, released, waived, extinguished or forgiven (in each case, on terms acceptable to the Buyer, acting reasonably) to the extent not repaid under clause 10.1(a)(i).

(b)	With effect from Completion, the Seller indemnifies the Buyer against, and must pay to the Buyer on demand the amount of, any Indemnified Loss suffered or incurred by the Buyer as a result of any Claim by a Seller Group Member against a Group Company relating to the period before Completion, other than in respect of Seller Group Member Permitted Debt which in aggregate does not exceed the Seller Group Member Permitted Debt Cap.

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10.2	Indebtedness owed to any Seller Group Member

The Seller must procure that:

(a)	on or before Completion, all indebtedness owed from any Group Company to any Seller Group Member other than a Seller Group Member Releasing Party is repaid in full together with all interest accrued up to the date of repayment;

(b)	on or before Completion:

(i)	all indebtedness owed from any Group Company to a Seller Group Member Releasing Party other than Seller Group Member Permitted Debt is repaid in full together with all interest accrued up to the date of repayment; and

(ii)	all Seller Group Member Permitted Debt which in aggregate exceeds the Seller Group Member Permitted Debt Cap is repaid in full together with all interest accrued up to the date of repayment; and

(c)	on or before Completion, each of the Seller Group Member Releasing Parties executes and delivers to the Buyer an unconditional (except for Completion occurring) and irrevocable deed of release in favour of each Group Company in relation to any Claims by that Seller Group Member Releasing Party against any Group Company relating to the period before Completion, other than in respect of Seller Group Member Permitted Debt which in aggregate does not exceed the Seller Group Member Permitted Debt Cap.

10.3	Net basis

The repayment of indebtedness under clauses 10.1 and 10.2 shall be effected on a net basis so that such payment obligations (converted, where not in $, into $ at the spot rate prevailing for the relevant current pair on the date of payment) shall be netted off such that each of the Group’s or the Seller’s obligation to make or procure payment of any the relevant amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one payor exceeds the aggregate amount that would otherwise have been payable by the other payor, replaced by an obligation upon the payor by which the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

10.4	Clean break

The Seller must procure that, on or before Completion, all contracts between a Seller Group Member and a Group Company must be terminated on terms such that all of the obligations and liabilities of, and Claims against, the Group and each Group Company are released and discharged in full and otherwise on terms acceptable to the Buyer (acting reasonably).

11.	Release of Guarantees and other post-Completion obligations

11.1	Group Company Guarantees

The Seller must use all reasonable endeavours to procure the release with effect from Completion of each Group Company from any actual, contingent or accrued liabilities under each Group Company Guarantee, including by providing to the beneficiary under each Group Company Guarantee an equivalent Guarantee and any information or document reasonably required by that beneficiary as a condition of releasing that Group Company Guarantee. If any Group Company Guarantee is not released by Completion the Seller:

(a)	must continue to use all reasonable endeavours after Completion to procure the release of that Group Company Guarantee; and

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(b)	indemnifies the Buyer against, and must pay to the Buyer on demand the amount of, any Indemnified Loss suffered or incurred after Completion by a Buyer Group Member under or in connection with a Group Company Guarantee.

11.2	Seller Group Guarantees

The Buyer must use all reasonable endeavours to procure the release with effect from Completion of each Seller Group Member from any actual, contingent or accrued liabilities under each Seller Group Guarantee, including by providing to the beneficiary under each Seller Group Guarantee an equivalent Guarantee and any information or document reasonably required by that beneficiary as a condition of releasing that Seller Group Guarantee. If any Seller Group Guarantee is not released by Completion the Buyer:

(a)	must after Completion continue to use all reasonable endeavours to procure the release of each Seller Group Guarantee; and

(b)	indemnifies the Seller against, and must pay to the Seller on demand the amount of, any Indemnified Loss suffered or incurred after Completion by any Seller Group Member under or in connection with a Seller Group Guarantee.

11.3	Deed of Cross Guarantee

The parties must take all steps necessary to ensure that the Deed of Cross Guarantee ceases to apply to each Group Company in the manner contemplated by clause 4.2 of the Deed of Cross Guarantee as soon as practicable after Completion and in particular:

(a)	at Completion, the Seller must give to the Buyer and must lodge with ASIC (and must procure that the Company lodges with ASIC) a copy of a certificate executed by the directors of the Seller in the form prescribed by ASIC certifying that the sale of the Shares is a bona fide sale and that the consideration for the sale is fair and reasonable (Notice of Disposal Certificate); and

(b)	the Buyer must procure that on or prior to the next Business Day following the Completion Date the Company lodges with ASIC a notice of disposal in the form prescribed by ASIC together with a copy of the Notice of Disposal Certificate.

11.4	PT Kangar Transfer

(a)	Following Completion, the Seller must use its best endeavours to finalise, complete, register and otherwise perfect the PT Kangar Transfer as soon as practicable. The Seller must:

(i)	keep the Buyer regularly informed on the status of the PT Kangar Transfer;

(ii)	notify the Buyer immediately when the PT Kangar Transfer is complete; and

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(iii)	on request by the Buyer, provide the Buyer with any documentation or information reasonably requested by the Buyer in relation to the PT Kangar Transfer.

(b)	With effect from Completion, the Buyer must procure that ACI Packaging Services Pty Ltd:

(i)	does not deal with, transfer or create any Encumbrance over, or otherwise purport to deal with, transfer or create any Encumbrance over, the shares held by it in P.T. Kangar Consolidated Industries in any way;

(ii)	signs all documents and forms and takes any other action and does any other thing as may be reasonably requested by the Seller in connection with:

A.	the shares held by it in P.T. Kangar Consolidated Industries; and

B.	the PT Kangar Transfer,

at the cost of the Seller; and

(iii)	does not revoke or seek to revoke the power of attorney dated 9 July 2020 given by it in favour of the Seller, a copy of which is disclosed in the Due Diligence Materials, until such time that the Seller has notified the Buyer in writing that the PT Kangar Transfer has been completed.

(c)	For the avoidance of doubt, other than in respect of a breach of any obligation of the Buyer under clause 11.4(b), none of the matters contemplated by this clause 11.4 in any way limit the Specific Indemnity under clause 18(a).

12.	Restraint

12.1	Non-competition

(a)	The Seller and the Seller Guarantor must not, and must procure that each other Restricted Person does not:

(i)	engage in any Restricted Business; or

(ii)	solicit, canvass, approach or accept an approach from a person who was at any time during the 6 months ending on the Completion Date a customer of the Group or the Business with a view to obtaining their custom in a business that is the same or similar to the Business or is in competition with the Business; or

(iii)	enter into any arrangement or understanding that expressly limits or restricts the terms on which any supplier may sell goods or services to the Group.

(b)	In this clause 12.1, engage in means to carry on, participate in, provide finance or services or goods, or otherwise be directly or indirectly involved as a shareholder, unitholder, director, consultant, adviser, contractor, supplier, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier.

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12.2	Exceptions

(a)	Clause 12.1 does not prevent:

(i)	the Seller, Seller Guarantor or any other Restricted Person from:

A.	holding securities in any listed corporation or unit trust which in aggregate carry not more than 5% of the votes which could be cast at a general meeting of that corporation or a meeting of holders of units in that unit trust; or

B.	exporting into Australia and/or New Zealand glass container products sold to any Buyer Group Member; or

C.	supplying glass container products outside of Australia and New Zealand to a customer where those glass container products are filled with food or beverage before being imported into Australia and/or New Zealand; or

(ii)	subject to clause 12.2(b), any business or operations conducted by a Joint Venture Company from time to time.

(b)	[***].

(c)	In this clause 12.2, Joint Venture Company means:

(i)	[***]; and

(ii)	[***].

12.3	Non-solicitation

The Seller and the Seller Guarantor must not, and must procure that each other Restricted Person does not, induce or entice, or attempt to induce or entice, any person that is an employee or independent contractor of a Group Company to leave their employment or engagement with the Group Company, other than:

(a)	as a result of advertising employment vacancies in any newspaper, website or other publication or through a recruitment agency not specifically targeted to the person and interviewing and negotiating with any person responding to that advertisement; or

(b)	to a person whose employment with a Group Company was terminated prior to any offer being made by the Restricted Person (but not in relation to that offer being made).

12.4	Duration of prohibitions

The undertakings in clauses 12.1 and 12.3 begin on the Completion Date and end:

(a)	on the fifth anniversary of the Completion Date;

(b)	on the fourth anniversary of the Completion Date;

(c)	on the third anniversary of the Completion Date;

(d)	on the second anniversary of the Completion Date;

(e)	on the first anniversary of the Completion Date.

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12.5	Geographic application of prohibitions

The undertakings in clauses 12.1 and 12.3 apply only if the activity prohibited by clause 12.1 or 12.3 occurs within:

(a)	Australia and / or New Zealand;

(b)	Queensland, New Zealand, New South Wales, Victoria and / or South Australia;

(c)	Queensland, New Zealand, New South Wales and / or Victoria;

(d)	Queensland, New Zealand, and / or New South Wales;

(e)	Queensland and / or New Zealand;

(f)	Queensland.

12.6	Interpretation

Clauses 12.1, 12.3, 12.4 and 12.5 have effect together as if they consisted of separate provisions, each being severable from the other. Each separate provision results from combining each undertaking in clause 12.1 and 12.3, with each period in clause 12.4, and combining each of those combinations with each area in clause 12.5. If any of those separate provisions is invalid or unenforceable for any reason, the invalidity or unenforceability does not affect the validity or enforceability of any of the other separate provisions or other combinations of the separate provisions of clauses 12.1, 12.3, 12.4 and 12.5.

12.7	Proceedings

Each party acknowledges that damages alone would not be adequate to compensate for any breach by the other party of this clause 12 and agrees that without limiting the relief that the first party is entitled to seek, the first party may seek an injunction if the other party is in breach of, or threatens to breach the provisions of this clause 12.

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13.	Other obligations following Completion

13.1	Access to Records

In addition to any other rights of access under this deed, the Buyer must procure that for a period of 8 years after Completion (or for any longer period required by law) each Group Company retains all Records and makes available to the Seller and its Representatives on reasonable notice and at the expense of the Seller any Records which are reasonably required by the Seller:

(a)	to enable any Seller Group Member to prepare accounts, tax returns and other statutory returns or fulfil any other obligation relating wholly or partly to any period before Completion; or

(b)	in connection with the prosecution or defence of any Claim by or against any Seller Group Member (other than Claims by or against any Buyer Group Member),

provided that the Buyer is not required to comply with any request under this clause 13.1 to the extent that doing so is reasonably likely to result in a waiver of privilege in relation to any document.

13.2	Insurance

(a)	The Seller Group shall maintain all insurance policies currently in force for the Business, operations and Assets of the Group Companies (Existing Insurance Policies) until Completion, including among others, existing commercial general liability policies (Existing General Liability Insurance Policies).

(b)	The Buyer is responsible for, and (subject to this clause 13.2) assumes all risk in respect of, obtaining, purchasing and maintaining, at Buyer’s own expense, insurance for the Group Companies and its business, operations and assets following Completion.

(c)	Without limiting the Seller's obligations under clauses 5.2 or 5.3(l), if, after Completion, the Buyer or a Group Company becomes aware of a Claim which may be covered under any Existing Insurance Policies, the Buyer must promptly notify the Seller, in writing and as follows: Global Risk Management Director O-I Glass, Inc. 1 Michael Owens Way, Perrysburg, OH 43551 and General Counsel O-I Glass, Inc. 1 Michael Owens Way, Perrysburg, OH 43551, unless the Seller and the relevant insurer under the Existing Insurance Policies are already on notice. On receipt of such written notice, the Seller must:

(i)	reasonably assist and cooperate with the Group Company in its efforts to pursue insurance under the Existing Insurance Policies by providing, to the extent reasonably available, access to copies of the Existing Insurance Policies, insurance documents, personnel and records necessary to identify a relevant Existing Insurance Policy and allow the Group Company to present notice of and pursue the Claim under the Existing Insurance Policies;

(ii)	assign or direct the insurer to pay the insurance proceeds for any Group Company’s Claim to the Group Company (and not to any Seller Group Member); and

(iii)	pay the insurance proceeds for a Group Company Claim if it or any other Seller Group Member receives them from the insurer, immediately upon receipt (without set off or deduction) to the Group Company, or, if applicable, must reasonably assure that relevant Seller Group Members comply with this clause 13.2(c).

(d)	Subject to and except as set forth in clauses 13.2(e)-(j), if any fact, matter or circumstance occurring, in whole or part, prior to Completion:

(i)	has given rise to or, whether before or after Completion, gives rise to coverage; or

(ii)	would have given rise to coverage but for the operation of an insurance retention or deductible,

under an Existing General Liability Insurance Policy for a product liability claim, then the Seller must, on the Buyer’s written demand, pay to the relevant Group Company, or reimburse the relevant Group Company for, an amount in respect of the relevant product liability claim not exceeding the retention or deductible under the Existing General Liability Policies (Deductible Claim).

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(e)	The Seller is not liable in respect of a Deductible Claim if:

(i)	following Completion, a Group Company has failed to use reasonable endeavours to comply with the provisions of the Group Company's contract relating to the products that are the subject of the product liability claim; and

(ii)	such failure is alleged to have caused the product liability claim or it has increased the amount of the Seller's liability in respect of the Deductible Claim.

(f)	The Seller is not liable in respect of a Deductible Claim unless:

(i)	the amount of the Deductible Claim is over $75,000, in which case the Seller is liable for the amount of the Deductible Claim in excess of $75,000;

(ii)	the Buyer has notified the Seller of the Deductible Claim no later than 12 months after the Completion Date; and

(iii)	the Buyer has notified the Seller in writing no later than 20 Business Days after the date on which the Buyer or a Group Company first becomes aware of circumstances that may give rise to a Deductible Claim, providing reasonable details of the facts, matters or circumstances giving rise to the Deductible Claim, the basis of the Deductible Claim and an estimate of the amount of the Deductible Claim, in each case, to the extent known by the Buyer as at the date of the notice.

(g)	If, in respect of a Deductible Claim the Buyer gives notice:

(i)	the Buyer must act and must procure that each relevant Group Company acts in good faith in relation to the Deductible Claim;

(ii)	the Buyer must give to the Seller all information and assistance as the Seller may reasonably require in relation to the Deductible Claim and must regularly consult with the Seller in relation to the conduct of any proceedings or negotiations in relation to the Deductible Claim; and

(iii)	the Buyer agrees to have due regard to the Seller’s suggestions as to the defence or settlement of matters in respect of or giving rise to the Deductible Claim,

in each case, provided that the Buyer and each Group Company is not required to do any act, matter or thing that would or may waive, or would or may have the effect of waiving, legal professional privileges.

(h)	The Seller’s monetary obligation for Deductible Claims under clause 13.2(d) shall be capped at, and shall not exceed in the aggregate in any event, $7,325,000.

(i)	For the avoidance of doubt, clause 13.2(d) does not apply to a loss which has been borne and satisfied in full by a Group Company prior to Completion.

(j)	Before the Existing General Liability Policies’ policy periods expire, the Seller will not cause to be made any material modifications or amendments to those policies’ provisions, terms or conditions and if the insurer seeks to do so, Seller will provide reasonable notice to Buyer.

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14.	Shared Contracts

14.1	Arrangements to separate Shared Contracts

The parties must, from the date of this deed to the date that is 6 months following Completion, use all reasonable endeavours to ensure that with effect from Completion each Shared Contract is effectively replaced by:

(a)	a contract between the counterparty to the Shared Contract and a Group Company; and

(b)	a contract between the counterparty to the Shared Contract and a Seller Group Member,

so that each Group Company and each Seller Group Member that has rights or obligations under the Shared Contract before Completion continues to have rights or obligations after Completion that are substantially the same as those of that Seller Group Member under the Shared Contract before Completion.

14.2	Rights and obligations under Shared Contracts pending separation

If any Shared Contract is not separated in the manner contemplated in clause 14.1, with effect from Completion the Seller must use its reasonable endeavours to make available to the Group the benefits of such Shared Contract which the Group enjoyed in the period before Completion in substantially the same manner (and subject to substantially the same limitations) as those benefits were made available on in such period (subject to the Group’s compliance with the terms of that Shared Contract as if a party thereto) and provided that:

(a)	the Buyer shall indemnify the Seller Group Members for any loss suffered by any of them as a result of any action or omission of a Group Company (to the extent such act or omission is within the power or control of a Group Company) that would be a breach of that Shared Contract were the relevant Group Company a party thereto; and

(b)	the Seller indemnifies the Buyer against, and must pay to the Buyer on demand the amount of, any Indemnified Loss suffered or incurred by a Buyer Group Member as a consequence of or in connection with any acts or omissions of, or events caused or contributed to by, a Seller Group Member under or in connection with any Shared Contract, other than acts or omissions of a Seller Group Member that are performed at the direction of the Buyer.

15.	Warranties

15.1	Warranties

The Seller warrants to the Buyer that each Warranty is true and correct and not misleading:

(a)	as at the date of execution of this deed; and

(b)	as at Completion,

unless the Warranty is expressed to be given only at a particular time in which case it is given as at that time.

15.2	Warranties separate

(a)	Each Warranty is to be treated as a separate Warranty and is not limited by reference to any other Warranty or any other provision of this deed. The parties agree that the Warranties are contractual only.

(b)	Each Warranty remains in full force and effect after Completion.

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15.3	Buyer’s acknowledgments

The Buyer acknowledges and agrees that:

(a)	the Buyer has made and has relied on its own searches, investigations and enquiries in respect of the Group Companies, the Business and the Assets and its own evaluation of any material provided by the Seller to the Buyer or its Representatives before the date of this deed including the Due Diligence Materials;

(b)	the Buyer has extensive knowledge and experience of the manufacturing industry in Australia and has had the benefit of independent legal, financial and technical advice relating to its proposed purchase of the Shares and the terms of this deed;

(c)	no Seller Group Member has made and no Representative of any Seller Group Member has made any warranty as to the accuracy of any forecast, budget, estimate, projection, statement of opinion or statement of intention provided to the Buyer or its Representatives before the date of this deed;

(d)	the Buyer is not entering into this deed in reliance on, and it may not rely on, any forecast, budget, estimate, projection, statement of opinion, statement of intention or any other warranty, representation or other statement made or purporting to be made by or on behalf of any Seller Group Member, or its Representatives, other than as expressly set out in the Transaction Documents;

(e)	the disclosure of any matter in or by virtue of the Disclosure Letter does not constitute or imply any warranty, representation, statement, covenant, agreement, indemnity or undertaking not expressly given by the Seller in this deed and the contents of the Disclosure Letter do not have the effect of extending the scope of any of the Warranties or the other provisions of this deed, provided that this clause 15.3(e) does not, in any way, limit the application of the Warranties set out in paragraph 17 of Schedule 7; and

(f)	any Subject Claim by any Buyer Group Member must be based solely on and limited to the express provisions of this deed and that, to the maximum extent permitted by law, all terms and conditions that may be implied by law in any jurisdiction and which are not expressly set out in this deed are excluded (and to the extent that any terms and conditions of this type cannot be excluded then the Buyer irrevocably waives all rights and remedies that it may have in relation to, and releases the Seller and each of its Representatives from any liability in respect of, any terms and conditions of this type).

15.4	Warranties by the Buyer

The Buyer warrants to the Seller:

(a)	that each Buyer Warranty is true and correct as at the date of execution of this deed and as at Completion; and

(b)	that as at the date of this deed it has no actual knowledge of any breach of any Warranty or any other fact, matter or circumstance that, it is aware, would be reasonably likely to result in a Warranty Claim being made against the Seller.

15.5	General indemnity

(a)	Subject to the limitations in clause 16, the Seller indemnifies the Buyer against, and must pay to the Buyer on demand the amount of, any Indemnified Loss suffered or incurred by a Buyer Group Member as a consequence of or in connection with any of the Warranties being untrue, incorrect or misleading in any respect.

(b)	For the avoidance of doubt, the Buyer is entitled to bring a Claim either on an indemnity basis under this clause 15.5 or on a contractual basis for breach of a Warranty, or both, provided that the Buyer may not, in connection with facts, matters or circumstances giving rise to a Claim, recover more than its aggregate Indemnified Losses.

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16.	Limitations of liability

16.1	Scope

(a)	The provisions of this clause 16 shall operate to limit the liability of the Seller in respect of certain Subject Claims and also operate in respect of certain other Claims.

(b)	Each provision of this clause 16 shall be read and construed without prejudice to each of the other provisions of this clause 16.

(c)	The Seller shall only be liable in respect of any Subject Claim if and to the extent that such Subject Claim is admitted by the Seller (or otherwise agreed or settled between the Buyer and the Seller) or determined or the subject of an arbitral award in the Singapore International Arbitration Centre under clause 32.2.

16.2	Disclosure and knowledge

The Seller is not liable in respect of a Warranty Claim to the extent that the fact, matter or circumstance giving rise to the Warranty Claim:

(a)	is Fairly Disclosed in any Transaction Document;

(b)	is Fairly Disclosed in the Due Diligence Materials or the Disclosure Letter;

(c)	would have been Fairly Disclosed to the Buyer had the Buyer conducted the searches specified in Schedule 19 on the applicable date specified in Schedule 19;

(d)	is expressly provided for in the Last Accounts either specifically or as part of a general provision or allowance for matters of that type or nature or is disclosed in the Last Accounts by way of note or in any report forming part of the Last Accounts; or

(d)	was known by any Buyer Deal Team Member before the date of this deed, including as a result of their due diligence inquiries, in sufficient context and detail to enable a Buyer Deal Team Member to understand the nature, scope, substance and significance of the fact, matter or circumstance.

Any disclosure (whether in the Due Diligence Materials, the Disclosure Letter or otherwise) which is expressed to relate only to particular Warranties or categories of Warranties shall not limit the scope of such disclosure which shall be considered to be disclosed for all purposes of this deed and not merely for the Warranties specifically referred to. No matter or information set out or referred to in the Due Diligence Material or Disclosure Letter relating to a possible breach or violation of any contract, law, regulation or order (or similar) is to be construed as an admission or indication that a breach or violation exists or has actually occurred.

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16.3	Notice of Subject Claims

Without limiting the Buyer's obligations under clause 21.1, no later than 20 Business Days after the date on which the Buyer first becomes aware of a fact, matter or circumstance which it is aware is or may be reasonably likely to give rise to a Subject Claim, the Buyer must give the Seller a notice describing in reasonable detail (to the extent known to the Buyer as at the date of the notice) each fact, matter or circumstance giving rise to (or which may be reasonably likely to give rise to) the Subject Claim (Claim Notice).

16.4	Time limits for Subject Claims (including Recourse Claims)

The Seller is not liable in respect of a Subject Claim (including a Recourse Claim) unless:

(a)	the Claim Notice is received by the Seller no later than:

(i)	subject to clauses 16.4(a)(ii) and 16.4(a)(iii):

A.	7 years after Completion in respect of a Tax Subject Claim (including a Tax Recourse Claim);

B.	5 years after Completion in respect of a Fundamental Warranty Claim;

C.	7 years after Completion in respect of an Environmental Warranty Claim;

D.	7 years after Completion in respect of an Asbestos Warranty Claim;

E.	7 years after Completion in respect of any Specific Indemnity Claim;

F.	2 years after Completion in respect of any other Subject Claim; or

(ii)	6 years after Completion in respect of any Recourse Claim (other than a Tax Recourse Claim or Superannuation Warranty Claim) or the Specific Indemnity referred to in clause 18(b); or

(iii)	2 years after Completion in respect of any Superannuation Warranty Claim; and

(b)	in respect of Claims other than Tax Subject Claims (including Tax Recourse Claims), within 12 months after the Claim Notice is received by the Seller:

(i)	the Subject Claim has been satisfied or settled;

(ii)	the Buyer has commenced arbitral proceedings against the Seller in respect of the Subject Claim; or

(iii)	to the extent that the Subject Claim is a Warranty Claim (other than a Recourse Claim), the Buyer has made a claim in respect of the Warranty Claim under the W&I Insurance Policy.

16.5	Access to information

Promptly after the Buyer gives a Claim Notice, the Buyer must give the Seller access to all Records reasonably required by the Seller and relating to the Subject Claim the subject of that Claim Notice and allows the Seller a period of 20 Business Days to investigate the facts, matters or circumstances that may give rise to the Subject Claim. Thereafter, the Buyer shall procure that the Seller is given such information and access as the Seller may reasonably require to preserve evidence, mitigate the relevant matter, and make such provisions or disclosures as any Seller Group Member may be required to make as a matter of law, stock exchange rules or accounting practice.

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16.6	Minimum amount for Subject Claims and Recourse Claims (other than Tax Subject Claims)

(a)	The Seller is not liable in respect of a Subject Claim (other than a Recourse Claim, Tax Subject Claim, Fundamental Warranty Claim, Specific Indemnity Claim or Claim arising from a breach of any of the provisions of clauses 5 or 6) unless the amount that the Buyer would be entitled to recover in relation to that Subject Claim (other than a Recourse Claim, Tax Subject Claim, a Fundamental Warranty Claim or Claim arising from a breach of any of the provisions of clauses 5 or 6) after giving effect to the other provisions of this deed (and excluding interest and costs) is at least $730,000.

(b)	The Seller is not liable in respect of a Recourse Claim (other than a Tax Recourse Claim) or a Claim arising from a breach of any of the provisions of clauses 5 or 6, unless the amount that the Buyer would be entitled to recover in relation to that Recourse Claim (other than a Tax Recourse Claim) or Claim arising from a breach of any of the provisions of clauses 5 or 6 after giving effect to the other provisions of this deed (and excluding interest and costs) is at least $1,250,000.

(c)	The Seller is not liable in respect of the Specific Indemnity Claim referred to in clause 18(b) unless the amount that the Buyer would be entitled to recover in relation to the Specific Indemnity Claim referred to in clause 18(b) after giving effect to the other provisions of this deed (and excluding interest and costs) is at least $75,000, in which case the Seller is only liable for the amount that exceeds $75,000.

16.7	Threshold for Subject Claims and Recourse Claims (other than certain Subject Claims)

(a)	The Seller is not liable in respect of a Subject Claim (other than a Recourse Claim, Tax Subject Claim, Fundamental Warranty Claim, Asbestos Warranty Claim, Environmental Warranty Claim, Specific Indemnity Claims or a Claim arising from a breach of any of the provisions of clauses 5 or 6) unless the aggregate amount that the Buyer would be entitled to recover, but for this clause 16.7(a), after giving effect to the other provisions of this deed (and excluding interest and costs), in relation to all Subject Claims (other than Recourse Claims, Tax Subject Claims, Fundamental Warranty Claims, Asbestos Warranty Claims, Environmental Warranty Claims, Specific Indemnity Claims and Claims arising from a breach of any of the provisions of clauses 5 or 6) is at least $3,500,000, in which case the Seller is liable for the whole amount and not just to the extent that that amount exceeds $3,500,000.

(b)	Subject to clause 16.7(c), the Seller is not liable in respect of a Recourse Claim (other than a Tax Recourse Claim) or a Claim arising from a breach of any of the provisions of clauses 5 or 6, unless the aggregate amount that the Buyer would be entitled to recover, but for this clause 16.7(b), after giving effect to the other provisions of this deed (and excluding interest and costs), in relation to all Recourse Claims (other than Tax Recourse Claims) and Claims arising from a breach of any of the provisions of clauses 5 or 6 is at least $3,750,000, in which case the Seller is liable for the whole amount and not just to the extent that that amount exceeds $3,750,000.

(c)	Without limiting clause 16.17, clause 16.7(b) does not apply in respect of a Recourse Claim if the Seller has knowingly or deliberately withheld any fact, matter or circumstance of which it was aware prior to Completion in respect of the subject matter giving rise to the relevant Recourse Claim.

16.8	Insurance coverage

The Seller is not liable in respect of a Subject Claim to the extent that:

(a)	any Buyer Group Member has made recovery (net of all reasonable costs of recovery) under any contract of insurance in respect of any fact, matter or circumstance giving rise to the Subject Claim; or

(b)	any Group Company would have had a right to recover under a contract of insurance in respect of any fact, matter or circumstance giving rise to the Subject Claim had it held usual and prudent insurance reasonably available in the market.

16.9	Other limitations

The Seller is not liable in respect of any Subject Claim (except a Tax Claim, which shall, for the avoidance of doubt, be subject to clause 20.3) to the extent that:

(a)	the fact, matter or circumstance giving rise to the Subject Claim is provided for or otherwise taken into account in the Completion Accounts or the Last Accounts;

(b)	the loss or damage giving rise to the Subject Claim is otherwise recovered by any Buyer Group Member (including under another Subject Claim) or is made good or otherwise compensated for without cost to any Buyer Group Member;

(c)	the fact, matter or circumstance giving rise to the Subject Claim gives rise to any Tax benefit (including the reduction or extinguishing of any current or future Tax liability) or any other savings or net quantifiable financial benefit to any Buyer Group Member;

(d)	the circumstances giving rise to the Subject Claim are remedied by or at the cost of the Seller to the reasonable satisfaction of the Buyer within 30 Business Days after receiving the Claim Notice;

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(e)	the Subject Claim arises out of anything done or omitted to be done in accordance with, or at the request or direction (or with the prior written approval) of the Buyer;

(f)	the Subject Claim arises out of any voluntary act, omission or transaction carried out after Completion by or on behalf of any Buyer Group Member (other than in conducting the business of any Group Company or any Buyer Group Member in the ordinary course and in the same manner as carried on before Completion or as a result of a voluntary disclosure made to a Tax Authority with the prior written consent of the Seller);

(g)	the Subject Claim arises from any matter referred to in clauses 20.3(f) or 20.3(g);

(h)	the amount of the Subject Claim is increased as a result of the failure of the Buyer to comply with its obligations under clause 17 or clause 19 in respect of that Subject Claim;

(i)	the amount of the Subject Claim is increased as a result of or in consequence of a failure by a Buyer Group Member to take reasonable steps to mitigate its losses;

(j)	the Subject Claim arises out of any change after Completion in the accounting policies or practices applied by any Buyer Group Member;

(k)	the Subject Claim arises from:

(i)	any introduction of any legislation or regulation or other law after the date of this deed; or

(ii)	any change to any judicial or administrative interpretation of the law or policy of any Tax Authority after the date of this deed (whether or not retrospective in effect) that a Group Company has relied on in preparing its Tax returns or filings;

(l)	the Subject Claim arises from any change in the rates of Taxation in force at the date of this deed or any imposition of any Taxation introduced or having effect after the date of this deed, unless such introduction, imposition or change was announced before the date of this deed;

(m)	the Subject Claim relates to GST which is recoverable from the recipient of a supply or for which an input tax credit is available; or

(n)	the Subject Claim arises from a cessation of or a significant change in the nature of the business of the Group Companies after Completion undertaken by or at the direction of the Buyer.

16.10	Maximum recovery

(a)	Subject to clause 16.10(b), the maximum aggregate amount recoverable by the Buyer from the Seller in relation to:

(i)	all Fundamental Warranty Claims and all Tax Claims is limited to the Purchase Price;

(ii)	all Environmental Subject Claims and all Specific Indemnity Claims under clause 18(b) is limited to 30% of the Purchase Price; and

(iii)	all other Subject Claims is limited to 50% of the Purchase Price.

(b)	The maximum aggregate liability recoverable by the Buyer from the Seller for all Claims arising out or in connection with this deed is limited to the Purchase Price.

16.11	Rights against third parties

If the Buyer makes a Subject Claim and any Buyer Group Member has or subsequently obtains a right to recover an amount from any person other than the Seller in connection with the fact, matter or circumstance that gave rise to that Subject Claim, the Buyer must:

(a)	promptly notify the Seller of that right of recovery and provide all information in relation to the circumstances giving rise to that right as the Seller may reasonably require; and

(b)	take or procure that the relevant Buyer Group Member takes all reasonable steps to enforce that right of recovery.

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16.12	Reimbursement of benefits subsequently received

If:

(a)	the Seller has made a payment to the Buyer in respect of a Subject Claim (Claim Amount) and after that payment is made any Buyer Group Member receives any payment, benefit or credit (including any benefit in relation to Tax) by reason of the fact, matter or circumstance to which the Subject Claim relates (Recovery Amount); and

(b)	if the Recovery Amount, when aggregated with the Claim Amount, exceeds the total costs, expenses and liabilities of the Buyer Group Members in respect of the facts, matters or circumstances giving rise to the Subject Claim (the amount of such excess being the Excess Amount), then the Buyer must as soon as reasonably practicable repay to the Seller an amount equal to the lesser of the Claim Amount and the Excess Amount less:

(c)	all reasonable costs incurred by any Buyer Group Member in recovering the Recovery Amount; and

(d)	any Tax payable by any Buyer Group Member as a result of receiving the Recovery Amount.

16.13	Mitigation

Nothing in this deed relieves the Buyer from any duty at law to mitigate any loss or damage that it may suffer or incur as a result of any breach of this deed (including a breach of any Warranty) or any matter subject to indemnification in this deed. Without prejudice or limitation to the foregoing, the Buyer shall take, and shall procure that each Buyer Group Member shall take, all reasonable steps to avoid or mitigate any loss or damage in respect of which a Claim is or is to be made.

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16.14	Exclusion of Consequential Loss

(a)	No party is liable to any other party for any Consequential Loss.

(b)	For the purposes of this deed, Consequential Loss means, in respect of a breach of this deed (including a breach of Warranty) or event, fact, matter or circumstance giving rise to a Subject Claim or other relevant Claim, indirect loss or damage which is loss of opportunity, loss of business reputation, loss of future reputation or adverse publicity, damage to credit rating, loss of goodwill, or remote loss, but does not mean (and the exclusion in clause 16.14(a) does not limit the Buyer's right under any circumstances to recover):

(i)	loss or damage which is direct loss of profits, direct loss of revenue or direct loss of production which is suffered or incurred by the Buyer or any Group Company;

(ii)	loss or damage arising naturally and in the usual course of things from the relevant event, fact, matter or circumstances giving rise to the loss or damage, breach of this deed or Subject Claim (as applicable);

(iii)	loss or damage which, at the date of execution of this deed would have been reasonably foreseeable by the party who committed the breach; and

(iv)	any diminution in the value of the Shares or any Group Company.

16.15	No action against officers and employees

(a)	The Buyer waives all rights and Claims that it may have personally against the current and former officers and employees of any Seller Group Member in relation to any matter arising directly or indirectly in connection with a Transaction Document or the sale of the Shares except to the extent that those rights or Claims arise out of the fraud, wilful misconduct or wilful default of a current or former officer or employee of any Seller Group Member. The parties acknowledge and agree that:

(i)	the Seller has sought and obtained this waiver as agent for and on behalf of each Seller Group Member’s respective current and former officers and employees and holds the benefit of this clause 16.15 as trustee for them; and

(ii)	the provisions of this clause 16.15 may be enforced by the Seller on behalf of and for the benefit of each Seller Group Member’s respective current and former officers and employees and those persons may plead this clause 16.15 in answer to any Claim made by a Buyer Group Member against them.

(b)	The Seller waives all rights and Claims that it may have personally against the officers and employees of any Group Company in relation to the preparation of the Warranties, the Due Diligence Materials or the Disclosure Letter, except to the extent that those rights or Claims arise out of the fraud, wilful misconduct or wilful default of any of the same. Clause 16.15(a)(i) and clause 16.15(a)(ii) shall apply mutatis mutandis.

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16.16	No double recovery

In connection with the same facts, matters or circumstances giving rise to a Claim, the Buyer is not entitled to recover more than its aggregate loss or liabilities.

16.17	Circumstances where limitations not to apply

None of the limitations in this clause 16 apply to any Claim to the extent that it arises out of, or is increased as a result of any fraud, deliberate or reckless breach of this deed by the Seller, Seller Guarantor or any of their respective Representatives in respect of this deed or the transaction contemplated hereby.

16.18	Sale and leaseback arrangements

The parties acknowledge and agree that:

(a)	the Adelaide Site, the Melbourne Site and the Sydney Site are proposed to be the subject of a sale and leaseback in accordance with the Charter Hall Sale and Lease-back Arrangements;

(b)	certain of the other Freehold Properties are proposed by the Buyer to be the subject of a sale, or a sale and lease-back arrangement, to be implemented by either:

(i)	the relevant Group Company who is the registered proprietor of such Freehold Property as at the date of this deed entering into a sale, or a sale and lease-back arrangement; or

(ii)	a special purpose vehicle that is a Buyer Group Member acquiring such Freehold Property from a Group Company and then entering into a sale and lease-back arrangement,

with effect on or after Completion (Other Sale and Lease-back Arrangements);

(c)	nothing in this deed limits or restricts any Buyer Group Member's right to undertake the Other Sale and Lease-back Arrangements or any action reasonably required for or incidental to the Other Sale and Lease-back Arrangements;

(d)	the undertaking of all or part of the Sale and Lease-back Arrangements (or any action reasonably required for or incidental to the Sale and Lease-back Arrangements) by a Group Company and/or a Buyer Group Member does not limit or restrict any Buyer Group Member from making a Subject Claim or limit or reduce the Seller's liability in respect of a Subject Claim;

(e)	without limiting any other provision of this clause 16.18 none of the Subject Claim limitations in clause 16 (including clauses 16.9(e), 16.9(f), 16.9(i), 16.13 and 16.14) or clause 20 (including clauses 20.3(d), 20.3(e) and 20.3(i)) operates to limit or restrict any Buyer Group Member from making a Subject Claim, or to limit or reduce the Seller's liability in respect of a Subject Claim, on the basis that a Group Company and/or a Buyer Group Member has undertaken all or part of the Sale and Lease-back Arrangements (or any action reasonably required for or incidental to the Sale and Lease-back Arrangements); and

(f)

without limitation, clause 16.18(e) may apply in respect of a Subject Claim arising from a Claim against a Group Company or relevant Buyer Group Member, as applicable, by the relevant buyer under the Sale and Lease-back Arrangements, provided always that the Seller's liability under this deed is not increased from any fact, matter or circumstance arising out of or in connection with the Other Sale and Lease-back Arrangements (or any action required or incidental to those arrangements) when compared to the Seller's liability under this deed had any such Other Sale and Lease-back Arrangement not been entered into by the parties thereto.

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16.19	Environmental Investigations

The parties acknowledge and agree that:

(a)	one or more Buyer Group Members may (using contractors or employees) undertake Environmental Investigations after Completion;

(b)	nothing in this deed limits or restricts any Buyer Group Member's right to undertake Environmental Investigations;

(c)	the undertaking of Environmental Investigations by or on behalf of a Buyer Group Member after Completion does not limit or restrict any Buyer Group Member's right to make a Subject Claim or limit or reduce the Seller's liability in respect of a Subject Claim; and

(d)	without limiting any other provision of this clause 16.19, none of the Subject Claim limitations in clause 16 (including clauses 16.9(e), 16.9(f), 16.9(i), 16.13 and 16.14) operates to limit or restrict any Buyer Group Member from making a Subject Claim, or to limit or reduce the Seller's liability in respect of a Subject Claim, on the basis that Environmental Investigations have been undertaken by or on behalf of any Buyer Group Member after Completion.

17.	Third Party Claims

17.1	Notice

(a)	Without limiting any other rights of the Seller under this deed, if after Completion the Buyer becomes aware of any Third Party Claim which it is aware is likely to give rise to a Subject Claim the Buyer must within 20 Business Days after becoming aware of the Third Party Claim give the Seller notice of the Third Party Claim (including reasonable details of the facts, matters or circumstances giving rise to the Third Party Claim, the basis of the Third Party Claim and an estimate of the amount of the Third Party Claim, in each case, to the extent known by the Buyer as at the date of the notice).

(b)	For the avoidance of doubt, to the extent there is any inconsistency between the provisions of clause 21 and this clause 17, clause 21 will apply.

17.2	Obligations after notice given

If, in respect of a Third Party Claim the Buyer gives notice under clause 17.1, then until the Third Party Claim has been finally resolved or the Seller gives notice under clause 17.3:

(a)	the Buyer must act and must procure that each relevant Group Company acts in good faith in relation to the Third Party Claim;

(b)	the Buyer must give to the Seller all information and assistance as the Seller may reasonably require in relation to the Third Party Claim and must regularly consult with the Seller in relation to the conduct of any proceedings or negotiations in relation to the Third Party Claim; and

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(c)	the Buyer agrees to have due regard to the Seller’s suggestions as to the defence or settlement of the Third Party Claim,

in each case, provided that the Buyer and each Group Company is not required to do any act, matter or thing that would or may waive, or would or may have the effect of waiving, legal professional privileges.

17.3	Assumption of conduct by Seller

Provided that the Seller has, by written notice to the Buyer, unconditionally accepted liability for the corresponding Subject Claim, the Seller may at any time before a Third Party Claim notified under clause 17.1 is finally resolved give notice to the Buyer assuming the conduct of the defence of the Third Party Claim.

17.4	Effect of assumption of conduct by Seller

If the Seller gives notice under clause 17.3 assuming the conduct of a Third Party Claim then:

(a)	the Buyer must (at the cost and expense of the Seller) allow and must procure that each Group Company allows the Seller to take over the conduct of all proceedings and negotiations in relation to the Third Party Claim and to settle or compromise the Third Party Claim;

(b)	the Buyer must (at the cost and expense of the Seller) procure that each Group Company:

(i)	provides the Seller and its professional advisers with all access to the employees and records of each relevant Group Company as the Seller may reasonably require in connection with the Third Party Claim and permits the Seller to take copies of those records;

(ii)	uses all reasonable endeavours (including the reimbursement of all out of pocket expenses) to procure that employees and officers of each Group Company provide all witness statements and other evidence as the Seller may reasonably require to avoid, dispute, resist, defend, appeal, compromise or mitigate the Third Party Claim;

(iii)	takes all other action that the Seller may reasonably request to avoid, dispute, resist, defend, appeal, compromise or mitigate the Third Party Claim; and

(iv)	does not make any admission of liability, agreement, compromise or settlement in relation to the Third Party Claim without the prior written consent of the Seller which consent must not be unreasonably withheld or delayed;

(c)	the Seller must give to the Buyer all information as the Buyer may reasonably require in relation to the Third Party Claim and must keep the Buyer fully informed in relation to the conduct of any proceedings or negotiations in relation to the Third Party Claim; and

(d)	the Seller indemnifies the Buyer against, and must pay to the Buyer on demand the amount of, any Indemnified Losses suffered or incurred by any Buyer Group Member arising out of or in connection with:

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(i)	the Seller assuming the conduct of the defence of a Third Party Claim under clause 17.3; or

(ii)	any action taken by, or omitted to be taken by, any Buyer Group Member under this clause 17.4.

17.5	Relationship with W&I Insurance Policy

Nothing in this clause 17 requires a party to take any action or omit to take any action that would be in breach of, or would prejudice any entitlement to make any Claim under, the W&I Insurance Policy.

18.	Specific indemnities (other than in respect of Tax)

(a)	The Seller indemnifies the Buyer against, and must pay to the Buyer on demand the amount of, any Indemnified Loss (except in so far as it relates to Tax) suffered or incurred by a Buyer Group Member as a consequence of or in connection with the Restructure, the Restructure Completion or the Excluded Entities.

(b)	Subject to clause 18(c), the Seller indemnifies the Buyer against, and must pay to the Buyer on demand the amount of, any Indemnified Loss suffered or incurred by a Buyer Group Member directly as a result of a Claim by a person who was a third party contractor (either in a personal capacity or as employee of any such third party contractor) engaged by the Group prior to Completion to perform work at any Property having suffered sickness, injury, illness or death as a consequence of or in connection with any exposure to asbestos or asbestos containing material while performing works in or on any Property prior to Completion.

(c)	Without limiting the obligations of the Buyer under clause 16.13, the Seller will only be liable under clause 18(b) to the extent that:

(i)	the Buyer has made all reasonable endeavours to recover any Indemnified Loss suffered or incurred by a Buyer Group Member under any insurance policy of the Group (including in respect of any insurance maintained by the Group prior to Completion that may, following Completion, no longer be in force or effect), if and to the extent it has a right to make recovery; and

(ii)	the Buyer cannot recover under any insurance policy of the Group (including in respect of any insurance maintained by the Group prior to Completion that may, following Completion, no longer be in force or effect).

19.	Warranty and indemnity insurance

19.1	Warranty and indemnity insurance

Notwithstanding any other provision of this deed:

(a)	the Buyer represents and warrants that it has on or before the date of this deed taken out, paid for and satisfied all conditions (other than as referred to in step 4 in clause 6.3 or otherwise in respect of Completion) to (and must maintain), at its own cost and its own risk, the W&I Insurance Policy; and

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(b)	no excess or retention will be payable by any Seller Group Member under the W&I Insurance Policy (but without limiting any Seller Group Member’s liability under a Recourse Claim).

19.2	Sole recourse

Notwithstanding any other provision of this deed:

(a)	subject to 19.2(b), the Buyer acknowledges and agrees that the Buyer’s sole and exclusive recourse for any Warranty Claim or Tax Claim is to make a Claim under the W&I Insurance Policy and that the Buyer:

(i)	will not be entitled to make;

(ii)	hereby irrevocably and unconditionally waives any right it may have to make; and

(iii)	releases the Seller, each Seller Group Member, and each of their Representatives and other persons for whom they may be vicariously liable (the Released Parties) from,

any Warranty Claim or Tax Claim;

(b)	clause 19.2(a) does not apply in relation to any Warranty Claim or Tax Claim:

(i)	where the Warranty Claim or Tax Claim arises in connection with fraud, wilful misconduct or wilful concealment by the Seller, any other Seller Group Member or any of their respective Representatives, in which case such Warranty Claim or Tax Claim may be made against the Seller in respect of, and solely with respect to, that fraud by the Seller, any other Seller Group Member or any of their respective Representatives (and the provisions of this deed shall apply to such Warranty Claim or Tax Claim);

(ii)	against the Seller, strictly to the extent required to permit a Claim against the W&I Insurer under the W&I Insurance Policy, but only on the basis that the Seller will have no liability for such a Claim beyond $1.00;

(iii)	to the extent that the Buyer makes a Fundamental Warranty Claim (or Fundamental Warranty Claims) against the Seller which (alone or in aggregate with other Warranty Claims and Tax Claims) exceeds the W&I Policy Limit, in which case:

A.	clause 19.2(a) applies in respect of such Fundamental Warranty Claim (or Fundamental Warranty Claims) against the Seller for the amount of any such Fundamental Warranty Claim (or Fundamental Warranty Claims), alone or in aggregate with other Warranty Claims and Tax Claims, up to the W&I Policy Limit; and

B.	the maximum liability of the Seller in respect of such Fundamental Warranty Claim (or Fundamental Warranty Claims), alone or in aggregate with other Warranty Claims and Tax Claims, is an amount equal to the Purchase Price less the W&I Policy Limit; or

(iv)	which is a Recourse Claim.

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(c)	clause 19.2(a) has full force and effect irrespective of:

(i)	whether or not the Buyer maintains the W&I Insurance Policy;

(ii)	the terms, conditions, enforceability or validity of the W&I Insurance Policy obtained by the Buyer (and whether the relevant Claim or quantum of Claim that the Buyer brings against the W&I Insurer under the W&I Insurance Policy is in any way prejudiced or barred by policy exceptions, qualifications or exclusions);

(iii)	the solvency or other ability of the W&I Insurer to satisfy any Claim or quantum of any Claim made by the Buyer under the W&I Insurance Policy;

(iv)	whether any Claim or quantum of Claim that the Buyer brings against the W&I Insurer under the W&I Insurance Policy is admitted by the W&I Insurer or succeeds or the W&I Insurance Policy responds to the Claim; or

(v)	whether the Buyer agrees to settle any Claim that it brings against the W&I Insurer under the W&I Insurance Policy for an amount which is less than the loss or liability it suffered or claimed to suffer as a result of a breach of or in connection with a Warranty Claim or Tax Claim or under any indemnity under this deed; and

(d)	the Seller has entered into this deed and will complete this deed in reliance on the W&I Insurance Policy and this clause 19.2.

19.3	Operation of warranty and indemnity insurance

The Buyer acknowledges and agrees with the Seller as follows:

(a)	the Buyer will cooperate with the Seller’s Representatives to promptly give or join in giving all instructions and take all other steps as may be necessary to procure that the proceeds of the W&I Insurance Policy are applied, in accordance with this clause 19.3;

(b)	the Buyer will not agree to any amendment, variation or waiver of the W&I Insurance Policy (or do anything which has a similar effect) without the prior consent of the Seller (such consent not to be unreasonably withheld, delayed or conditioned if such amendment, variation or waiver does not remove or diminish the rights of the Seller set out in this clause 19.3);

(c)	the Buyer will not novate, or otherwise assign its rights under the W&I Insurance Policy (or do anything which has a similar effect) without the prior consent of the Seller (such consent not to be unreasonably withheld, delayed or conditioned if such novation or assignment does not remove or diminish the rights of the Seller set out in this clause 19.3);

(d)	the Buyer will use all reasonable endeavours, to the extent within its power and control, to not vitiate the W&I Insurance Policy or do anything which the Buyer is aware will cause any material right under the W&I Insurance Policy not to have full force and effect;

(e)

the Buyer will use all reasonable endeavours to comply with the terms of the W&I Insurance Policy (including in respect of any deliverables thereunder) and, to the extent required under the W&I Insurance Policy and within its power and control, the Buyer will use all reasonable endeavours to disclose to the W&I Insurer all material matters and things (of which it is aware) the non-disclosure of which might in any material way prejudice or affect the W&I Insurance Policy;

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(f)	the Buyer will ensure that the W&I Insurance Policy includes an express waiver of the W&I Insurer’s rights of subrogation, contribution and express rights acquired by assignment against the Seller, except to the extent that the Claim arises in whole or in part out of the Seller’s fraud, and agrees to hold the benefit of the waiver and release of the W&I Insurerʼs rights of subrogation under the W&I Insurance Policy on trust for and for the benefit of each of the Released Parties, and where requested to do so by any of the Released Parties, enforce any term of the W&I Insurance Policy under which the W&I Insurer waives its right to take subrogated action or to claim in contribution or to exercise rights assigned to it against a Released Party (without prejudice to the right of a Released Party separately to enforce such terms directly, and to plead such waiver in bar to any subrogated action, claim in contribution or exercise of assigned rights or otherwise which may be brought against them in any jurisdiction); and

(g)	the Seller will not be liable for any loss suffered by the Buyer if and to the extent that:

(i)	the Buyer is unable to recover loss under the W&I Insurance Policy; or

(ii)	the Buyer’s loss is increased or otherwise arises,

as a result of a breach by the Buyer of this clause 19.3.

19.4	Warranty and indemnity insurance premium

The W&I Insurance Premium, stamp duty, GST and any other Taxes in respect of the W&I Insurance Policy are to be paid by the Buyer.

20.	Tax

20.1	Tax indemnity

The Seller indemnifies the Buyer against, and must pay to the Buyer in accordance with this clause 20 the amount of any Tax that any Group Company is liable to pay (other than any amounts for which the Buyer is liable to pay in accordance with clause 31.9) to the extent such Tax:

(a)	arises from:

(i)	any act or omission by a Group Company or any current or former member of the Seller Consolidated Group;

(ii)	any transaction entered into by a Group Company or any current or former member of the Seller Consolidated Group; or

(iii)	any event or matter,

which, in each case, occurs or is taken to have occurred on or before Completion; and

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(b)	is not imposed in respect of any period, or portion thereof, beginning after Completion.

20.2	Time limit for Tax Claims

The Seller is not liable in respect of any Tax Claim unless notice of the Tax Assessment giving rise to the Tax Claim is given to the Seller under clause 21 no later than 7 years after Completion.

20.3	Other limitations

The Seller is not liable in respect of any Tax Claim to the extent that:

(a)	sufficient provision for the Tax which is the subject of the Tax Claim has been included in Net Debt or Working Capital in the Completion Accounts;

(b)	the loss or damage giving rise to the Tax Claim has been recovered by any Buyer Group Member (including under another Claim) or is made good or otherwise compensated for without cost to any Buyer Group Member;

(c)	the fact, matter or circumstance giving rise to the Tax Claim gives rise to any Tax benefit (including the reduction or extinguishing of any current or future Tax liability) or any other savings or net quantifiable financial benefit to any Buyer Group Member;

(d)	the Tax Claim arises out of anything done or omitted to be done in accordance with, or at the request or direction (or with the prior written approval) of the Buyer given after the date of this deed;

(e)	the Tax Claim arises out of any voluntary act, omission or transaction carried out after Completion by or on behalf of any Buyer Group Member after Completion (other than in conducting the business of any Group Company or Buyer Group Member in the ordinary course and in the same manner as carried on before Completion or as a result of a voluntary disclosure made to a Tax Authority with the prior written consent of the Seller) including any change in accounting policies or practices;

(f)	the Tax Claim arises from the failure of any Buyer Group Member after Completion to make any valid claim or election in relation to Tax the making of which was assumed in preparing the Last Accounts or the Completion Accounts or to lodge in a timely manner any return, notice or other document relating to Tax;

(g)	the Tax Claim arises from a change by any Buyer Group Member after Completion in any claim or election in relation to Tax made before Completion or the amendment of after Completion of any Tax return of any Buyer Group Member relating to a period ending on or before Completion (except where that amendment is required by law or is approved by the Seller in writing before it is made);

(h)	the amount of the Tax Claim is increased as a result of the failure of the Buyer to comply with the provisions of clause 19 or 21;

(i)	the amount of the Tax Claim is increased as a result of or in consequence of a failure by a Buyer Group Member to take reasonable steps to mitigate its losses;

(j)

the Tax Claim arises from any change in the rates of Taxation in force at the date of this deed or any imposition of any Taxation introduced or having effect after the date of this deed, unless such introduction, imposition or change was announced before the date of this deed;

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(k)	the circumstances giving rise to the Tax Claim are remedied by or at the cost of the Seller to the reasonable satisfaction of the Buyer within 30 Business Days after receiving notice of the Tax Claim from the Buyer;

(l)	the Tax Claim arises from:

(i)	any introduction of any legislation or regulation relating to Tax after the date of this deed; or

(ii)	any change to any judicial or administrative interpretation of any legislation or regulation or policy of any Tax Authority after the date of this deed (whether or not retrospective in effect) that a Group Company has relied on in preparing its Tax returns or filings; or

(m)	the Tax which is the subject of the Tax Claim is GST which is recoverable from the recipient of a supply or for which an input tax credit is available.

20.4	Time for payment

The Seller must make any payment due under clause 20.1 by the later of:

(a)	2 Business Days before the last date on which payment of that Tax may lawfully be made without incurring penalties or interest for late payment;

(b)	10 Business Days after the Seller receives from the Buyer notice providing details of the amount due and the basis on which the Buyer claims payment under this clause;

(c)	if a Tax Authority has agreed to defer recovery of some or all of any Tax, 2 Business Days before the last date (taking into account any extensions) on which the Tax Authority may commence recovery of that Tax; and

(d)	if bona fide discussions are being conducted with a Tax Authority in relation to deferring the recovery of some or all of any Tax, the Business Day following the date on which the Tax Authority confirms in writing that it will not defer the recovery of that Tax

20.5	Refunds

If a Buyer Group Member is entitled to any refund (in cash or by way of offset against an amount owed to a Taxation Authority) of all or part of:

(a)	an amount of Tax that was paid by a Buyer Group Member, or

(b)	a payment in relation to Tax (including any amount in relation to input tax credits claimed),

in each case, in respect of the Group or its activities and a period prior to Completion (whether or not the Seller has made a payment to the Buyer under this clause 20) (Tax Refund Amount) then the Buyer must as soon as reasonably practicable after receipt pay to the Seller an amount equal to the Tax Refund Amount less:

(c)	all costs incurred by any Buyer Group Member in obtaining that refund; and

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(d)	if a refund includes interest on overpaid Tax, the amount of Tax payable on that interest by the recipient of the refund.

The Buyer shall, if the Seller so requests and at Seller’s expense, use commercially reasonable efforts to file for and obtain or cause any Group Company or Buyer Group Member to file for and obtain any refunds or credits to which the Seller is entitled under this clause 20.5. To the extent the Buyer is entitled to any Tax relief or other Tax benefit (and interest received thereon), the Seller shall have no obligation to indemnify Buyer in the case of any subsequent adjustment to such Tax relief or other Tax benefit.

20.6	No double claim

If a breach of a Tax Warranty arises from a fact or circumstance which results in a Tax Claim, the liability of the Seller for that breach of Tax Warranty is reduced by an amount equal to the amount paid to the Buyer pursuant to that Tax Claim.

20.7	Post-Completion actions

(a)	The Buyer shall not, and shall not cause or permit any Group Company to:

(i)	amend or cause to be amended any Tax return relating to Taxes of the Group Companies in respect of a Tax period, or portion thereof, ending on or before the Completion Date;

(ii)	make change or revoke any Tax election or deemed Tax election that has any effect on the Seller or its Affiliates, or has any effect on any Group Company with respect to a Tax period, or portion thereof, ending on or before the Completion Date;

(iii)	take any action on the Completion Date but after the time of Completion not contemplated by this deed that is outside of the ordinary course of business; or

(iv)	take any other action with respect to a Tax period, or portion thereof, ending on or before the Completion Date that may give rise to an indemnification obligation of the Seller pursuant to this deed, result in an increase in the amount of Taxes taken into account in a manner that reduces Working Capital, or may cause any reduction or impairment of any Tax relief or other Tax benefit or attribute with respect to the Seller or any Group Company for any Tax period ending on or prior to the Completion Date, in each case in respect to the foregoing, without the prior written consent of the Seller, which consent will not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, the Buyer shall not, and shall not cause any Group Company to, make any United States federal income Tax entity classification election pursuant to United States Treasury Regulation Section 301.7701-3(c) with respect to any Group Company with an effective date before two days after the Completion Date.

(b)	Notwithstanding anything to the contrary in this deed, upon the Seller’s written request (but only upon such request from the Seller), the Buyer shall, or shall cause any of its Affiliates to, make an election under Section 338(g) of the United States Internal Revenue Code of 1986, as amended (the Code), with respect to the purchase of interests in any Group Company for U.S. federal income tax purposes. The Seller shall cooperate in good faith with the Buyer and its Affiliates and provide the Buyer and its Affiliates with commercially reasonably assistance in making such an election. The Buyer shall not, and shall not cause or permit any of its Affiliates to, make an election under Section 338(g) of the Code with respect to the purchase of interest in any Group Company in the absence of a request from the Seller for such an election to be made.

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21.	Tax Assessments

21.1	Notice

If after Completion the Buyer or any Group Company receives or proposes to lodge any Tax Assessment which is reasonably likely to give rise to a Tax Claim the Buyer must give the Seller notice of the Tax Assessment (including a copy of each document received or proposed to be lodged in connection with the Tax Assessment):

(a)	in the case of a Tax Assessment received from a Tax Authority, within 10 Business Days after the Tax Assessment is received; and

(b)	in the case of a Tax Assessment proposed to be lodged with any Tax Authority, no later than 20 Business Days before the Tax Assessment is proposed to be lodged.

21.2	Obligations after notice given

If the Buyer gives notice under clause 21.1:

(a)	the Buyer must give and must procure that each relevant Group Company gives to the Seller all information and assistance that the Seller may reasonably require in relation to the Tax Assessment; and

(b)	the Buyer must not and must procure that each relevant Group Company does not:

(i)	in the case of a Tax Assessment received from a Tax Authority, engage in any discussion or negotiation with or confer with any Tax Authority concerning the Tax Assessment or make any admission of liability, agreement, settlement or compromise with any Tax Authority in respect of the Tax Assessment; or

(ii)	in the case of a Tax Assessment proposed to be lodged with any Tax Authority, lodge that Tax Assessment,

without the prior written consent of the Seller which consent must not be unreasonably withheld or delayed.

21.3	Seller’s response to notice

The Seller may within 10 Business Days after notice is given under clause 21.1 in relation to a Tax Assessment give notice to the Buyer requiring the Buyer to comply with the terms of clause 21.4 in relation to the Tax Assessment.

21.4	Effect of Seller’s notice

If the Seller gives notice under clause 21.3 in relation to a Tax Assessment then:

(a)	the Buyer must allow and must procure that each Group Company allows the Seller to take over the conduct of all proceedings and negotiations in relation to the Tax Assessment and to settle or compromise the Tax Assessment with the prior written consent of the Buyer, which consent must not be unreasonably withheld or delayed and the Buyer must procure that each Group Company appoints the Seller as its representative for this purpose;

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(b)	the Buyer must procure that each relevant Group Company:

(i)	responds to the Tax Assessment in any manner as the Seller may request including by giving notice of objection to the Tax Assessment;

(ii)	provides the Seller and its professional advisers with all access to the employees and records of each relevant Group Company as the Seller may reasonably require in connection with the Tax Assessment and permits the Seller to take copies of those records;

(iii)	uses all reasonable endeavours (including the reimbursement of all out of pocket expenses) to procure that employees of each Group Company provide all witness statements and other evidence as the Seller may reasonably require to avoid, dispute, settle or compromise the Tax Assessment; and

(iv)	takes all other action that the Seller may request to avoid, dispute, settle or compromise the Tax Assessment including instituting legal proceedings or seeking any administrative law remedy;

(c)	the Seller must keep the Buyer properly informed of all matters relating to the Tax Assessment, must provide to the Buyer copies of all correspondence and other documents relating to the Tax Assessment in a timely manner and must permit the Buyer or its Representatives to attend all meetings with any Tax Authority relating to the Tax Assessment; and

(d)	the Seller indemnifies the Buyer against, and must pay to the Buyer on demand the amount of, any reasonable Indemnified Losses suffered or incurred by any Buyer Group Member arising out of or in connection with any action taken by Buyer Group Member under this clause 21.4.

21.5	Buyer’s rights to settle

If the Seller does not give notice under clause 21.3 then without limiting the Buyer’s other rights under this deed, the Buyer and each relevant Group Company are entitled to settle, compromise or pay the Tax Assessment on any reasonable terms.

22.	Tax returns and tax audits

22.1	Tax returns relating to periods ending before Completion

The Company shall be responsible for preparing and lodging (or procuring the lodgement of) with the appropriate Tax Authority all returns required to be lodged in relation to the Tax affairs of any Group Company solely in relation to any period ending on or before Completion that have not been prepared and lodged on or before Completion, and the Buyer must procure that the Company prepares and lodges (or procures the lodgement of) all returns of this type as soon as reasonably practicable after Completion in accordance with the terms of this deed. This clause 22.1 does not apply in relation to the income tax return of the Seller Consolidated Group.

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22.2	Tax returns relating to Straddle Periods ending after Completion

The Company shall be responsible for preparing and lodging (or procuring the lodgement of) with the appropriate Tax Authority all returns required to be lodged in relation to the Tax affairs of any Group Company in relation to any period commencing before Completion and ending after Completion (Straddle Period), and the Buyer must procure that the Company prepares and lodges (or procures the lodgement of) all returns of this type in accordance with the terms of this deed. This clause 22.2 does not apply in relation to the income tax return of the Seller Consolidated Group.

22.3	Preparation

Without limiting the provisions of clause 21, the Buyer must, subject to this clause 22:

(a)	prepare all returns of the type referred to in clauses 22.1 and 22.2 with due care, skill and diligence, on a basis consistent with the basis on which returns were made prior to Completion, and as soon as reasonably practicable after the end of the relevant period;

(b)	give to the Seller drafts of all returns of this type and any other documents to be provided to any Tax Authority in relation to those returns no later than 15 days before the return is due to be lodged with the relevant Tax Authority for approval by the Seller (not to be unreasonably withheld) and permit the Seller an opportunity to comment on those documents within 10 days of receiving the draft return;

(c)	without limiting clause 22.4:

(i)	reflect all comments from the Seller provided to the Buyer pursuant to clause 22.3(b) on all such Tax returns to the extent they relate to Taxes of any Group Company for any Tax period, or portion thereof, ending on or before the Completion Date; and

(ii)	provide notice to the Seller prior to lodgement of the relevant returns of any comments of the Seller provided to the Buyer pursuant to clause 22.3(b) which the Buyer does not intend to reflect in the Tax return prior to lodgement;

(d)	lodge (or procures the lodgement of) all returns of this type and other documents with the relevant Tax Authority as soon as practicable after receipt of the Seller’s approval (and in any event within any time period required by law) and provide a copy of the lodged documents to the Seller; and

(e)	provide the Seller with copies of all correspondence with any Tax Authority in relation to all returns of this type after lodgement.

22.4	Disputes

If the Company is required to prepare a return under this clause 22, then:

(a)	in the event that following the provision of the Seller’s comments to the Buyer pursuant to clause 22.3(b) and the process set out in clause 22.3(c), the Seller and the Buyer are in dispute in respect of any aspect of the relevant draft return, then the Seller and the Buyer agree that the expert determination process in clause 7.6 applies with any necessary modifications to adapt that process to the requirements of the relevant draft return in order to resolve the dispute;

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(b)	in the event that any dispute referred to in clause 22.4(a) is not fully resolved prior to the due date for lodging the relevant return, that return shall be lodged in the form proposed by the Seller, subject to clause 22.4(c); and

(c)	in the event any dispute referred to in clause 22.4(a) is resolved pursuant to clause 7.6 after the relevant return was lodged with the relevant Tax Authority within the relevant time period required by law, then the Buyer must procure that the necessary steps are taken as permissible under the law to amend the relevant return to incorporate all necessary amendments to reflect the resolution of any dispute pursuant to clause 22.4(a) and provide a copy of the lodged documents to the Seller.

22.5	Assistance from Seller

The Seller must provide to the Buyer at the Buyer’s own cost all information and assistance in the Seller’s possession such information reasonably required by the Buyer (including reasonable access to employees and records of any Seller Group Member) in connection with the preparation of any returns referred to in clause 22.3 and clause 22.1 where any part of the period in relation to which the return is required is before Completion. The Seller shall not bear any liability whatsoever with respect to such returns except to the extent expressly provided in clause 20 (and shall in no event bear any liability for any late filing of a return referred to in this clause 22).

22.6	Assistance from Buyer

The Buyer shall, and shall cause any Group Company to:

(a)	reasonably cooperate with the Seller, its Affiliates and its professional advisors in connection with any Tax matter relating to the Group Companies for any Tax period, or portion thereof, ending on or before the Completion Date;

(b)	reasonably cooperate with the Seller, its Affiliates and its professional advisers as and to the extent reasonably requested in connection with the filing of any Tax returns relating to the Group Companies and their Affiliates for any Straddle Period, or for any Tax period, or portion thereof, ending on or before the Completion Date (including, without limitation, with respect to:

(i)	the preparation or filing of tax returns for the Seller Consolidated Group; and

(ii)	the Seller’s or any of the Seller’s Affiliates’ calculation of Tax due as a result of the sale and purchase of the Shares and any other transactions contemplated by this deed and any United States Internal Revenue Service (IRS) Forms(s) 5471, IRS Form(s) 8992, IRS Form(s) 1118 and any other IRS Forms);

(c)	keep all books, records and material written information relating (wholly or in part) to any Tax period, or portion thereof, ending on or before the Completion Date; and

(d)	cooperate with the Seller and its Affiliates by taking any specific actions requested by the Seller or any of its Affiliates (at the Seller’s expense) to make, confirm, amend, inquire on the status of, and implement any Tax election made on IRS Form 8832 and pursuant to United States Treasury Regulation Section 301.7701-3 with respect to the Group Companies, in each case that is effective as of a date that falls within any Tax period, or portion thereof, ending on or prior to the Completion Date, and to respond to or address any Tax Authority inquiry or other action with respect to such elections.

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22.7	Tax audits

If after Completion any audit in relation to the Tax affairs of any Group Company is commenced that relates in whole or in part to the period before Completion then the Buyer and the Seller must give each other all reasonable assistance in relation to that audit.

22.8	GST Returns

Despite any other provision in this deed, the Buyer cannot amend any Tax return or document lodged with a Tax Authority in respect of a Group Company that relates to GST (including a GST Return, as that term is defined in the GST Act) for any period ending on or before Completion or any Straddle Period without obtaining the Seller’s prior written consent.

23.	Confidentiality

23.1	No announcement or other disclosure of transaction

Except as permitted by clause 23.2:

(a)	the Seller and the Seller Guarantor must keep confidential, and must procure that each other Seller Group Member and each of their respective Representatives, keeps confidential the existence of and the terms of this deed and all negotiations between the parties in relation to the subject matter of this deed; and

(b)	the Buyer must keep confidential, and must procure that each Buyer Group Member and each of their respective Representatives keeps confidential, the existence of and the terms of this deed, all negotiations between the parties in relation to the subject matter of this deed and all other information given to it under this deed.

23.2	Permitted disclosure

Nothing in this deed prevents a person from disclosing matters referred to in clause 23.1:

(a)	if disclosure is required to be made by law or the rules of a recognised stock or securities exchange and the party whose obligation it is to keep matters confidential or procure that those matters are kept confidential:

(i)	has not through any voluntary act or omission (other than the execution of this deed) caused the disclosure obligation to arise; and

(ii)	has before disclosure is made notified each other party of the requirement to disclose and, where the relevant law or rules permit and where practicable to do so, given each other party a reasonable opportunity to comment on the requirement for and proposed contents of the proposed disclosure;

(b)	if disclosure is made by way of a written announcement the terms of which have been agreed in writing by the parties prior to the making of the announcement;

(c)	if disclosure is reasonably required to enable a party to perform its obligations and enforce its rights under this deed;

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(d)	to any professional adviser of a party who has been retained to advise in relation to the transactions contemplated by the Transaction Documents or to the auditor of a party;

(e)	to any financier who has made a bona fide proposal to provide finance to a party in relation to the transactions contemplated by any Transaction Document;

(f)	with the prior written approval of each party other than the party whose obligation it is to keep those matters confidential or procure that those matters are kept confidential; or

(g)	where the matter has come into the public domain otherwise than as a result of a breach by any party of this deed.

23.3	No use or disclosure of Confidential Information

(a)	Except as permitted by clause 23.3(b), the Seller and the Seller Guarantor must not, and must procure that each other Restricted Person does not, at any time whether before or after Completion use or disclose to any person other than the Buyer and its Representatives any Confidential Information.

(b)	Clause 23.3(a) does not prevent the Seller, the Seller Guarantor or any other Restricted Person from using or disclosing information:

(i)	of a Group Company in the ordinary course of business of that Group Company prior to Completion;

(ii)	for the purpose of completing, lodging or filing and Tax returns or filings or associated documentation or otherwise managing its Tax affairs or the Tax affairs of its Affiliates;

(iii)	if disclosure is required to be made by law or the rules of a recognised stock or securities exchange and the Seller, the Seller Guarantor or other Restricted Person (as applicable):

A.	has not through any voluntary act or omission (other than the execution of this deed) caused the disclosure obligation to arise; and

B.	has before disclosure is made notified each other party of the requirement to disclose and, where the relevant law or rules permit and where practicable to do so, given each other party a reasonable opportunity to comment on the requirement for and proposed contents of the proposed disclosure;

(iv)	if use or disclosure is reasonably required to enable the Seller, the Seller Guarantor or other Restricted Person (as applicable) to perform its obligations under this deed;

(v)	to any professional adviser of the Seller, the Seller Guarantor or other Restricted Person (as applicable) who has been retained to advise in relation to the transactions contemplated by the Transaction Documents and then only for the purpose of providing advice in relation to the transactions contemplated by the Transaction Documents;

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(vi)	to the auditor of the Seller, the Seller Guarantor or other Restricted Person (as applicable) and then only for the purpose of auditing the accounts of the Seller, the Seller Guarantor or other Restricted Person (as applicable);

(vii)	with the prior written approval of the Buyer; or

(viii)	where the matter has come into the public domain otherwise than as a result of a breach by the Seller, the Seller Guarantor or other Restricted Person (as applicable) of this deed.

23.4	PPSA confidentiality and waiver

(a)	Without limiting any other provision in this clause 23, if this deed creates, gives rise to, or provides for, a Security Interest, each party agrees that, to the extent permitted by law:

(i)	it will not disclose information of the kind mentioned in section 275(1) of the PPSA or section 177(1) of the PPSA NZ in response to a request made pursuant to that section, except in the circumstances required by sections 275(7)(b) to (e) of the PPSA;

(ii)	nothing in this deed is to be construed as constituting the consent of a party to the disclosure of information for the purpose of section 275(7) of the PPSA; and

(iii)	it will not authorise the disclosure of information under section 275(7)(c) of the PPSA or request information under section 275(7)(d) of the PPSA (as applicable).

(b)	If a party is a grantor (under the PPSA) or debtor (under the PPSA NZ) in relation to a Security Interest created or arising under, or provided for in, this deed, it waives its right under section 157 of the PPSA or section 148 of the PPSA NZ as relevant to receive a notice of any verification statement relating to the Security Interest.

24.	Termination

24.1	Termination by Buyer

The Buyer may terminate this deed at any time before Completion in accordance with clause 2.6 or clause 6.6, but is not entitled to terminate or rescind this deed for any other reason (including if there is a breach of any provision of this deed before Completion).

24.2	Termination by Seller

The Seller may terminate this deed at any time before Completion in accordance with clause 2.6 or clause 6.6, but is not entitled to terminate or rescind this deed for any other reason.

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24.3	Effect of termination

If this deed is terminated then:

(a)	the provisions of this deed will cease to have effect except for the provisions of clauses 1, 2.6, 23.1 and 23.2, this clause 24 and clauses 26 to 32 which will survive termination;

(b)	each party retains the rights it has against the others in respect of any breach of this deed occurring before termination; and

(c)	clause 4.1 of the Confidentiality Agreement will apply.

25.	Payments

25.1	Direction

Any reference in this deed to a payment to any party includes payment of some or all of the Purchase Price to another person at the direction of that party.

25.2	Method of payment

Payment of any amount due under this deed by any party must be made by the paying party to the recipient party by:

(a)	electronic funds transfer to an account or accounts specified by the recipient party to the paying party at least 3 Business Days before the due date for payment and confirmed by the paying party to the recipient party by notice; or

(b)	in any other manner reasonably required by the recipient party in writing.

25.3	No deduction

Any payment to be made under this deed must be made free and clear of any set-off, deduction or withholding, except where that deduction or withholding is required or compelled by law.

25.4	Gross-up for withholdings

(a)	Any person who is required or compelled by law to make any deduction or withholding from any amount payable under this deed (other than to the extent the deduction or withholding relates to an amount required by law to be paid under Subdivision 14-D of Schedule 1 to the Tax Administration Act) must, to the extent permitted by law:

(i)	promptly notify the other party of such requirement, including the method of calculation for the proposed deduction or withholding, whereupon the parties shall work together in good faith to use their respective reasonable endeavours in cooperation with one another to avoid, reduce or mitigate the amount of such deduction or withholding; and

(ii)	pay to the payee an additional amount sufficient to ensure that the amount received by the payee equals the full amount that would have been received by the payee, if that deduction or withholding had not been made, including any deduction or withholding on such additional amounts paid pursuant to this clause 25.4(a), and in each case, make any such timely remittance to the applicable Tax Authority.

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(b)	If a person is required to pay an additional amount pursuant to clause 25.4(a), and the recipient of that additional amount subsequently obtains a saving, reduction, credit or payment in respect of the deduction or withholding or Tax giving rise to such additional amount, the recipient shall pay to the payer a sum equal to the amount of such saving, reduction, credit or payment (in each case to the extent of the additional amount) actually realised by such recipient, such payment to be made within seven days of the receipt of the saving, reduction, credit or payment (as the case may be).

25.5	Default interest

If any party (Payor) fails to make a payment to any other party (Payee) under this deed on or before the due date for payment, then, without limiting any other remedy of the Payee, the Payor must pay to the Payee on demand interest on the due amount calculated at the Standard Rate, with interest to accrue from the due date to the day immediately before the actual date of payment, calculated daily on the basis of a 365 day year and capitalised monthly.

26.	GST

26.1	Interpretation

The parties agree that:

(a)	except where the context suggests otherwise, terms used in this clause 26 have the meanings given to those terms by the GST Act or (as applicable) the GST Act NZ (as amended from time to time);

(b)	any part of a supply that is treated as a separate supply for GST purposes (including attributing GST payable to tax periods) will be treated as a separate supply for the purposes of this clause 26; and

(c)	any consideration that is specified to be inclusive of GST must not be taken into account in calculating the GST payable in relation to a supply for the purpose of this clause.

26.2	Reimbursements and similar payments

Any payment or reimbursement required to be made under this deed that is calculated by reference to a cost, expense, or other amount paid or incurred will be limited to the total cost, expense or amount less the amount of any input tax credit to which an entity is entitled for the acquisition to which the cost, expense or amount relates.

26.3	GST payable

If GST is payable in relation to a supply made under or in connection with this deed then any party (Recipient) that is required to provide consideration to another party (Supplier) for that supply must pay an additional amount to the Supplier equal to the amount of that GST at the same time as other consideration is to be provided for that supply or, if later, within 5 Business Days of the Supplier providing a valid tax invoice to the Recipient.

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26.4	Variation to GST payable

If the GST payable in relation to a supply made under or in connection with this deed varies from the additional amount paid by the Recipient under clause 26.3 then the Supplier will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient. Any ruling, advice, document or other information received by the Recipient from the Australian Taxation Office in relation to any supply made under this deed will be conclusive as to the GST payable in relation to that supply. Any payment, credit or refund under this paragraph is deemed to be a payment, credit or refund of the additional amount payable under clause 26.3.

27.	Seller Guarantor's guarantee

27.1	Consideration

The Seller Guarantor acknowledges:

(a)	entering this deed in return for the Buyer agreeing to purchase the Shares at the Seller Guarantor's request and for other valuable consideration; and

(b)	that the Buyer relies on the operation of this clause 27.

27.2	Guarantee and indemnity

The Seller Guarantor unconditionally and irrevocably:

(a)	guarantees to the Buyer and each Group Company the due and punctual performance and observance by the Seller of all of the obligations contained in or implied under this deed that must be performed and observed by the Seller (Seller Guaranteed Obligations); and

(b)	indemnifies the Buyer against, and must pay to the Buyer on demand the amount of, any Indemnified Loss suffered or incurred by a Buyer Group Member in relation to:

(i)	any Seller Guaranteed Obligation (or which would be or become a Seller Guaranteed Obligation if enforceable, valid and not illegal) being or becoming unenforceable, invalid or illegal;

(ii)	the Seller failing, or being unable, to pay any amount or to perform any of its Seller Guaranteed Obligations in accordance with this deed; or

(iii)	any amount that the Seller is required to pay in respect of its Seller Guaranteed Obligations under this deed not being recoverable from the Seller,

in each case, for any reason and whether or not the Buyer knew or ought to have known about those matters.

27.3	Non–payment or non–performance

If the Seller does not:

(a)	pay any amount it is obliged to pay under the Seller Guaranteed Obligations in accordance with this deed, the Seller Guarantor must pay that amount on demand as if it were the Seller; or

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(b)	perform any of the other Seller Guaranteed Obligations under this deed, the Seller Guarantor must perform, or procure the performance of, those obligations (on demand by the Buyer) in accordance with this deed.

27.4	Demands

A demand under this clause 27 may be made at any time and from time to time. A demand need only specify the obligation to be fulfilled.

27.5	Immediate recourse

The Seller Guarantor waives any right it may have to require the Buyer or any Group Company to proceed against, or enforce any other rights or claim payment from, any other person before claiming from the Seller Guarantor under this clause 27.

27.6	Continuing obligations

The guarantee and indemnity in this clause 27:

(a)	extends to the present and future balance of all the money payable by the Seller in connection with this deed;

(b)	is not wholly or partially discharged by the payment of any amount payable by the Seller under this deed or the settlement of any account by the Seller; and

(c)	continues until all obligations of the Seller under this deed have been completely fulfilled.

27.7	Extent of guarantee and indemnity

This clause 27 applies and the obligations of the Seller Guarantor are not reduced or discharged by (whether or not the Seller, the Buyer or any Group Company is aware of it or consents to it and despite any legal rule to the contrary):

(a)	any transaction or agreement, or amendment, novation or assignment of this deed, whether with or without the Seller Guarantor's knowledge or consent;

(b)	a rule of law or equity to the contrary;

(c)	an insolvency event affecting a person or the death of a person;

(d)	a change in the constitution, membership, or partnership of a person;

(e)	the partial performance of the Seller Guaranteed Obligations;

(f)	any judgment or order being obtained or made against, or the conduct of any proceedings by, the Seller or another person;

(g)	one or more of the Seller Guaranteed Obligations, this deed or any provision of this deed being void, voidable, unenforceable (whether by reason of a legal limitation, disability or incapacity on the part of the Seller and whether this deed is void ab initio or is subsequently avoided), defective, released, waived, novated, enforced or impossible or illegal to perform;

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(h)	any amount that the Seller is required to pay under this deed not being recoverable;

(i)	the exercise or non–exercise of any right, power, discretion or remedy of the Buyer or any Group Company;

(j)	any set–off, combination of accounts or counterclaim;

(k)	any default, misrepresentation, negligence, breach of contract, misconduct, acquiescence, delay, waiver, mistake, failure to give notice or other action or inaction of any kind (whether or not prejudicial to the Seller) by a party to this deed or any other person;

(l)	the Buyer or any Group Company granting any time or other indulgence or concession to, compounding or compromising with, or wholly or partially releasing the Seller or the Seller Guarantor of an obligation; or

(m)	another thing happening that might otherwise release, discharge or affect the obligations of the Seller Guarantor under this deed.

27.8	Principal and independent obligation

Each guarantee, indemnity and other obligation of the Seller Guarantor in this deed is:

(a)	a principal obligation and is not to be treated as ancillary, collateral or limited by reference to another right or obligation; and

(b)	independent of and not in substitution for or affected by another security interest or guarantee or other document or agreement which the Buyer, any Group Company or another person may hold concerning the Seller Guaranteed Obligations.

27.9	Deferral of certain rights

Until all Seller Guaranteed Obligations have been performed, the Seller Guarantor may not (either directly or indirectly) without the Buyer's prior written consent:

(a)	claim, exercise or attempt to exercise a right of set–off, counterclaim or any other right or raise any defence against the Seller which might reduce or discharge the Seller Guarantor's Liability under this clause 27;

(b)	claim or exercise a right of subrogation or contribution or otherwise claim the benefit of a security, irrespective of whether or not that security:

(i)	relates to the Seller Guaranteed Obligations;

(ii)	is given by the Seller Guarantor; or

(iii)	is in favour or for the benefit of the Buyer or any Group Company;

and any money the Seller Guarantor receives in breach of this clause 27.9(b) must be paid promptly to the Buyer or a Group Company (as the case requires); or

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(c)	unless the Buyer or a Group Company has given a direction to do so (in which case the Seller Guarantor must do so in accordance with the direction as trustee for the Buyer or the Group Company (as the case requires)):

(i)	prove, claim or exercise voting rights in the Seller's liquidation, or otherwise claim or receive the benefit of any distribution, dividend or payment arising out of the Seller's liquidation on any account; or

(ii)	demand, or accept payment of, any money owed to the Seller Guarantor by the Seller,

and any such money it receives must be paid promptly to the Buyer or the Group Company (as the case requires).

27.10	Prove in liquidation

The Seller Guarantor irrevocably authorises the Buyer to prove in the liquidation or other relevant insolvency event affecting the Seller for all money that the Seller Guarantor can claim against the Seller on any account. The Buyer need only account to the Seller Guarantor for distributions it receives in excess of any Seller Guaranteed Obligations, without interest.

27.11	Enforcement against Seller Guarantor

Each of the Buyer and any Group Company may enforce this clause 27 against the Seller Guarantor without first having to resort to another guarantee or security interest or other agreement relating to the Seller Guaranteed Obligations.

27.12	Seller Guarantor Warranties

(a)	The Seller Guarantor represents and warrants to the Buyer that each Seller Guarantor Warranty is true and correct and not misleading as at the date of execution of this deed and will be true and correct and not misleading as at Completion.

(b)	Each of the representations and warranties given or made by the Seller Guarantor under clause 27.12(a) remains in full force and effect on and after Completion.

28.	Buyer Guarantor's guarantee

28.1	Consideration

The Buyer Guarantor acknowledges:

(a)	entering this deed in return for the Seller agreeing to sell the Shares at the Buyer Guarantor's request and for other valuable consideration; and

(b)	that the Seller relies on the operation of this clause 28.

28.2	Guarantee and indemnity

The Buyer Guarantor unconditionally and irrevocably:

(a)	guarantees to the Seller the due and punctual performance and observance by the Buyer of all of the obligations contained in or implied under this deed that must be performed and observed by the Buyer (Buyer Guaranteed Obligations); and

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(b)	indemnifies the Seller against, and must pay to the Seller on demand the amount of, any Indemnified Loss suffered or incurred by the Seller in relation to:

(i)	any Buyer Guaranteed Obligation (or which would be or become a Buyer Guaranteed Obligation if enforceable, valid and not illegal) being or becoming unenforceable, invalid or illegal;

(ii)	the Buyer failing, or being unable, to pay any amount or to perform any of its Buyer Guaranteed Obligations in accordance with this deed; or

(iii)	any amount that the Buyer is required to pay in respect of its Buyer Guaranteed Obligations under this deed not being recoverable from the Buyer,

in each case, for any reason and whether or not the Seller knew or ought to have known about those matters.

28.3	Non–payment or non–performance

If the Buyer does not:

(a)	pay any amount it is obliged to pay under the Buyer Guaranteed Obligations in accordance with this deed, the Buyer Guarantor must pay that amount on demand as if it were the Buyer; or

(b)	perform any of the other Buyer Guaranteed Obligations under this deed, the Buyer Guarantor must perform, or procure the performance of, those obligations (on demand by the Seller) in accordance with this deed.

28.4	Demands

A demand under this clause 28 may be made at any time and from time to time. A demand need only specify the obligation to be fulfilled.

28.5	Immediate recourse

The Buyer Guarantor waives any right it may have to require the Seller to proceed against, or enforce any other rights or claim payment from, any other person before claiming from the Buyer Guarantor under this clause 28.

28.6	Continuing obligations

The guarantee and indemnity in this clause 28:

(a)	extends to the present and future balance of all the money payable by the Buyer in connection with this deed;

(b)	is not wholly or partially discharged by the payment of any amount payable by the Buyer under this deed or the settlement of any account by the Buyer; and

(c)	continues until all obligations of the Buyer under this deed have been completely fulfilled.

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28.7	Extent of guarantee and indemnity

This clause 28 applies and the obligations of the Buyer Guarantor are not reduced or discharged by (whether or not the Buyer or the Seller is aware of it or consents to it and despite any legal rule to the contrary):

(a)	any transaction or agreement, or amendment, novation or assignment of this deed, whether with or without the Buyer Guarantor's knowledge or consent;

(b)	a rule of law or equity to the contrary;

(c)	an insolvency event affecting a person or the death of a person;

(d)	a change in the constitution, membership, or partnership of a person;

(e)	the partial performance of the Buyer Guaranteed Obligations;

(f)	any judgment or order being obtained or made against, or the conduct of any proceedings by, the Buyer or another person;

(g)	one or more of the Buyer Guaranteed Obligations, this deed or any provision of this deed being void, voidable, unenforceable (whether by reason of a legal limitation, disability or incapacity on the part of the Buyer and whether this deed is void ab initio or is subsequently avoided), defective, released, waived, novated, enforced or impossible or illegal to perform;

(h)	any amount that the Buyer is required to pay under this deed not being recoverable;

(i)	the exercise or non–exercise of any right, power, discretion or remedy of the Seller;

(j)	any set–off, combination of accounts or counterclaim;

(k)	any default, misrepresentation, negligence, breach of contract, misconduct, acquiescence, delay, waiver, mistake, failure to give notice or other action or inaction of any kind (whether or not prejudicial to the Buyer) by a party to this deed or any other person;

(l)	the Seller granting any time or other indulgence or concession to, compounding or compromising with, or wholly or partially releasing the Buyer or the Buyer Guarantor of an obligation; or

(m)	another thing happening that might otherwise release, discharge or affect the obligations of the Buyer Guarantor under this deed.

28.8	Principal and independent obligation

Each guarantee, indemnity and other obligation of the Buyer Guarantor in this deed is:

(a)	a principal obligation and is not to be treated as ancillary, collateral or limited by reference to another right or obligation; and

(b)	independent of and not in substitution for or affected by another security interest or guarantee or other document or agreement which the Seller or another person may hold concerning the Buyer Guaranteed Obligations.

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28.9	Deferral of certain rights

Until all Buyer Guaranteed Obligations have been performed, the Buyer Guarantor may not (either directly or indirectly) without the Seller's prior written consent:

(a)	claim, exercise or attempt to exercise a right of set–off, counterclaim or any other right or raise any defence against the Buyer which might reduce or discharge the Buyer Guarantor's Liability under this clause 28;

(b)	claim or exercise a right of subrogation or contribution or otherwise claim the benefit of a security, irrespective of whether or not that security:

(i)	relates to the Buyer Guaranteed Obligations;

(ii)	is given by the Buyer Guarantor; or

(iii)	is in favour or for the benefit of the Seller;

and any money the Buyer Guarantor receives in breach of this clause 28.9(b) must be paid promptly to the Seller; or

(c)	unless the Seller has given a direction to do so (in which case the Buyer Guarantor must do so in accordance with the direction as trustee for the Seller):

(i)	prove, claim or exercise voting rights in the Buyer's liquidation, or otherwise claim or receive the benefit of any distribution, dividend or payment arising out of the Buyer's liquidation on any account; or

(ii)	demand, or accept payment of, any money owed to the Buyer Guarantor by the Buyer,

and any such money it receives must be paid promptly to the Seller.

28.10	Prove in liquidation

The Buyer Guarantor irrevocably authorises the Seller to prove in the liquidation or other relevant insolvency event affecting the Buyer for all money that the Buyer Guarantor can claim against the Buyer on any account. The Seller need only account to the Buyer Guarantor for distributions it receives in excess of any Buyer Guaranteed Obligations, without interest.

28.11	Enforcement against Buyer Guarantor

The Seller may enforce this clause 28 against the Buyer Guarantor without first having to resort to another guarantee or security interest or other agreement relating to the Buyer Guaranteed Obligations.

28.12	Buyer Guarantor Warranties

(a)	The Buyer Guarantor represents and warrants to the Seller that each Buyer Guarantor Warranty is true and correct and not misleading as at the date of execution of this deed and will be true and correct and not misleading as at Completion.

(b)	Each of the representations and warranties given or made by the Buyer Guarantor under clause 28.12(a) remains in full force and effect on and after Completion.

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29.	Notices

29.1	How notice to be given

Each communication (including each notice, consent, approval, request and demand) under or in connection with this deed:

(a)	must be given to a party:

(i)	using one of the following methods (and no other method) namely, hand delivery, courier service, prepaid express post, fax or email; and

(ii)	using the address or other details for the party set out in the below table (or as otherwise notified by that party to each other party from time to time under this clause 29.1):

Party name	Attention	Address (for hand delivery or delivery by courier or post)	Fax number	Email address
Seller	VP Corporate Development, and a copy to the General Counsel	1 Michael Owens Way, Perrysburg, OH 43551	N/A	N/A
Seller Guarantor	VP Corporate Development, and a copy to the General Counsel	1 Michael Owens Way, Perrysburg, OH 43551	N/A	N/A
Buyer	Robert Kaye	Level 11, 2 Southbank Boulevard Southbank VIC 3006	(03) 9247 4777
Buyer Guarantor	Robert Kaye	Level 11, 2 Southbank Boulevard Southbank VIC 3006	(03) 9247 4777

(b)	must be in legible writing and in English; and

(c)	(in the case of communications other than email) must be signed by the sending party or by a person duly authorised by the sending party.

29.2	When notice taken to be received

Without limiting the ability of a party to prove that a notice has been given and received at an earlier time, each communication (including each notice, consent, approval, request and demand) under or in connection with this deed is taken to be given by the sender and received by the recipient:

(a)	(in the case of delivery by hand or courier service) on delivery;

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(b)	(in the case of prepaid express post sent to an address in the same country) on the second Business Day after the date of posting;

(c)	(in the case of prepaid express post sent to an address in another country) on the fourth Business Day after the date of posting;

(d)	(in the case of email) when sent by the sender unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee;

(e)	(in the case of fax) at the time shown on the transmission confirmation report produced by the fax machine from which it was sent showing that the whole fax was sent to the recipient’s fax number,

provided that:

(f)	the communication will be taken to be so given by the sender and received by the recipient regardless of whether:

(i)	the recipient is absent from the place at which the communication is delivered or sent; and

(ii)	the communication is returned unclaimed;

(g)	if the communication specifies a later time as the time of delivery then that later time will be taken to be the time of delivery of the communication; and

(h)	if the communication would otherwise be taken to be received on a day that is not a working day or after 5.00 pm, it is taken to be received at 9.00 am on the next working day (“working day” meaning a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally, in the place to which the communication is delivered or sent).

29.3	Notices sent by more than one method of communication

If a communication delivered or sent under this clause 29 is delivered or sent by more than one method, the communication is taken to be given by the sender and received by the recipient whenever it is taken to be first received in accordance with clause 29.2.

30.	Entire agreement

To the extent permitted by law, the Transaction Documents constitute the entire agreement between the parties in relation to their subject matter including the sale and purchase of the Shares and supersede all previous agreements and understandings between the parties in relation to their subject matter.

31.	General

31.1	Amendments

This deed may only be varied by a document signed by or on behalf of each party.

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31.2	Assignment

A party cannot assign or otherwise transfer any of its rights under this deed without the prior consent of each other party.

31.3	Consents

Unless this deed expressly provides otherwise, a consent under this deed may be given or withheld in the absolute discretion of the party entitled to give the consent and to be effective must be given in writing.

31.4	Costs

Except as otherwise provided in this deed, each party must pay its own costs and expenses and the Seller must pay any costs and expenses of each Group Company in connection with:

(a)	negotiating, preparing and executing each Transaction Document;

(b)	undertaking any sale process in connection with the transactions contemplated by the Transaction Documents; and

(c)	any subsequent consent, agreement, approval, waiver or amendment relating to each Transaction Document incurred prior to Completion.

31.5	Counterparts

This deed may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this deed, and all together constitute one agreement.

31.6	Further acts and documents

Each party must promptly do, and procure that its employees and agents promptly do, all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by another party to:

(a)	give effect to this deed;

(b)	ensure the Shares are transferred to the Buyer, or to place the Buyer in effective control of the Group and the Business, with effect from Completion.

31.7	No merger

A party’s rights and obligations do not merge on completion of any transaction under this deed.

31.8	Severance

If any provision or part of a provision of this deed is held or found to be void, invalid or otherwise unenforceable (whether in respect of a particular party or generally), it will be deemed to be severed to the extent that it is void or to the extent of violability, invalidity or unenforceability, but the remainder of that provision will remain in full force and effect.

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31.9	Stamp duties

The Buyer:

(a)	must pay all stamp duties and other duties, together with any related fees, penalties, fines, interest or statutory charges, and similar Taxes in respect of this deed, the performance of this deed and each transaction effected or contemplated by or made under this deed, other than the Sale and Lease-back Arrangements; and

(b)	indemnifies the Seller against, and must pay to the Seller on demand the amount of, any Indemnified Loss suffered or incurred by the Seller arising out of or in connection with any delay or failure to comply with clause 31.9(a).

31.10	Operation of indemnities

Without limiting any other provision of this deed, the parties agree that:

(a)	each indemnity in this deed and each obligation of confidence under this deed is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this deed; and

(b)	it is not necessary for a party to incur expense or to make any payment before enforcing a right of indemnity conferred by this deed.

31.11	Waivers

Without limiting any other provision of this deed, the parties agree that:

(a)	failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this deed by a party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this deed;

(b)	a waiver given by a party under this deed is only effective and binding on that party if it is given or confirmed in writing by that party; and

(c)	no waiver of a breach of a term of this deed operates as a waiver of another breach of that term or of a breach of any other term of this deed.

32.	Governing law and jurisdiction

32.1	Governing law and jurisdiction

This deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of Victoria, Australia.

32.2	Jurisdiction

(a)	Any dispute, controversy or Claim arising out of or relating to this deed, including the validity, invalidity, breach or termination thereof, or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration in Singapore conducted in English pursuant to the rules of the Singapore International Arbitration Centre for the time being in force (the Rules), which Rules are deemed to be incorporated by reference into this clause.

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(b)	There shall be three arbitrators, two of whom shall be nominated by the respective parties in accordance with the Rules and the third, who shall be the chairman of the tribunal, shall be nominated by the two nominated arbitrators within 14 days of the last of their appointments.

(c)	The seat, or legal place, of arbitration shall be Singapore. The language to be used in the arbitral proceedings shall be English.

(d)	Judgment on any award may be entered in any court having jurisdiction thereover.

(e)	The arbitral award shall be final and binding on the parties to the arbitration. The parties to the arbitration agree to be bound by and to act in accordance with the arbitral award. Unless otherwise specified in the arbitral award, the expenses of the arbitration (including witness fees and reasonable legal expenses) shall be borne by the losing party.

33.	Buyer undertakings

33.1	Financing

The Buyer undertakes to the Seller that:

(a)	the Buyer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the Debt Financing as promptly as practicable following the date of this deed and to consummate the Debt Financing on the Completion Date, including (in each case at its own cost, and indemnifying and holding harmless the Seller from any costs incurred by the Seller in respect of any of the following):

(i)	maintaining in effect the Commitment Letters;

(ii)	participation by senior management of the Buyer in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies;

(iii)	causing the Debt Financing to be consummated upon satisfaction of the Debt Financing Conditions;

(iv)	satisfying on a timely basis all Debt Financing Conditions;

(v)	negotiating, executing and delivering the definitive agreements that reflect the terms contained in the Commitment Letters or on such other terms acceptable to the Buyer and its financing sources (Debt Financing Documents);

(vi)	in the event that the Debt Financing Conditions have been satisfied, or upon funding would be satisfied, cause the financing providers to fund the full amount of the Debt Financing; and

(vii)	enforcing its rights under the Commitment Letters in the event of a Financing Failure Event (including by seeking damages or taking other enforcement actions, including seeking an order of specific performance), and assisting in the Seller enforcing such rights directly if the Seller so elects;

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(b)	neither the Buyer nor any of its Affiliates shall amend, modify, supplement, restate, assign, substitute or replace any of the Commitment Letters or any Debt Financing Document except for substitutions and replacements as a result of any alternative financing to be obtained pursuant to clause 33.1(c);

(c)	without limiting the Buyer’s other obligations under this clause 33, or the Seller’s other rights, if a Financing Failure Event occurs, the Buyer shall:

(i)	immediately notify the Seller of such Financing Failure Event and the reasons therefore;

(ii)	in consultation with the Seller, obtain alternative financing from alternative financing sources in an amount sufficient to make the payments required under this deed (including the Completion Payment) and consummate the transactions contemplated by this deed (Alternative Financing), as promptly as practicable following the occurrence of the Financing Failure Event;

(iii)	obtain, and when obtained, provide the Seller with a copy of, a new financing commitment and/or the definitive agreements that reflect such new financing commitment (Alternative Financing Documents), subject only to conditions precedent (Alternative Financing Conditions) substantially the same as the Debt Financing Conditions; and

(iv)	be deemed to warrant to the Seller as at Completion by reference to the facts and circumstances then existing all the statements set out in paragraph 1.4 of Schedule 8 mutatis mutandis, it being specified that any reference to the “Debt Financing” will be deemed to be a reference to the “Alternative Financing”, any reference to “Commitment Letters” shall be deemed to be a reference to the “Alternative Financing Documents” and any reference to “Debt Financing Conditions” shall be deemed to be a reference to the “Alternative Financing Conditions”;

(d)	the Buyer shall give the Seller prompt notice of any breach, repudiation, or threatened or anticipated breach or repudiation, by any party to the Commitment Letters or the Debt Financing Documents (or to the agreements in connection with the Alternative Financing to be obtained in accordance with clause 33.1(c)) of which the Buyer or its Affiliates becomes aware;

(e)	the Buyer shall not consent to any assignment or rights or obligations under the Commitment Letters or any Debt Financing Document (or any agreement in connection with the Alternative Financing to be obtained in accordance with clause 33.1(c)) without the prior written approval of the Seller, such approval not to be unreasonably withheld; and

(f)	the Buyer shall keep the Seller informed in reasonable detail of the status of its efforts to arrange the Debt Financing (or the Alternative Financing to be obtained in accordance with clause 33.1(c)), provided, for the avoidance of doubt, that in no event shall the receipt by, or the availability of any funds or financing to, the Buyer or any of its Affiliates (including the Debt Financing) be a condition to the Buyer’s obligation to consummate the transactions contemplated by this deed.

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33.2	Definitions

For this purposes of this clause 33:

(a)	Commitment Letters means the executed debt commitment letter or letters dated 22 June 2020;

(b)	Debt Financing means the debt financing incurred or intended to be incurred pursuant to the Commitment Letter;

(c)	Debt Financing Conditions means the conditions precedent set out in the Commitment Letter;

(d)	Financing Failure Event means any of the following:

(i)	the commitments with respect to all or any portion of the Debt Financing expiring or being terminated,

(ii)	for any reason, all or any portion of the Debt Financing becoming unavailable,

(iii)	a breach or repudiation, or threatened or anticipated breach or repudiation, by any party to the Commitment Letters,

(iv)	it becoming reasonably foreseeable that any of the events set out in paragraphs (i) to (iii) above will occur, or

(v)	any party to a Commitment Letter or any Affiliate or agent of such person shall allege that any of the events set out in paragraphs (i) to (iii) above has occurred.

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Schedule 1 Seller

Name	Owens-Illinois Holding (Australia) Pty Ltd
Registration No.	ACN 002 060 059
Issued capital	889,578,190 – Ordinary Shares 375,000,000 – Redeemable Preference Shares
Registered shareholders	OI European Group B.V Buitenhavenweg 114-116 3113 BE Schiedam Netherlands (100%)
Place of registration	New South Wales
Directors	Konstantina Havales Paul Vine Mary Beth Wilkinson Timothy Connors
Secretary	Prudence Wong
Auditor	Ernst & Young
Registered office	Level 5, 600 Bourke Street, Melbourne VIC 3000

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Schedule 2 Details of the Company

Name	ACI Packaging Services Pty Ltd
Registration No.	ACN 004 300 725
Issued capital	2,571,337,900 Ordinary Shares
Registered shareholders	Owens-Illinois Holding (Australia) Pty Ltd ACN 002 060 059 (100%)
Place of registration	Victoria
Directors	Konstantina Havales Paul Vine Timothy Connors
Secretary	Prudence Wong
Auditor	Ernst & Young
Registered office	Level 5, 600 Bourke Street, Melbourne VIC 3000

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Schedule 3 Details of the Subsidiaries

Name	O-I International Pty Ltd
Registration No.	ACN 006 005 929
Issued capital	460,359,195 Ordinary Shares
Registered shareholders	ACI Packaging Services Pty Ltd ACN 004 300 725 (100%)
Place of registration	Victoria
Directors	Konstantina Havales Paul Vine Timothy Connors
Secretary	Prudence Wong
Auditor	Ernst & Young
Registered office	Level 5, 600 Bourke Street, Melbourne VIC 3000

Name	ACI Glass Packaging Penrith Pty Ltd
Registration No.	ACN 004 243 725
Issued capital	500,000 Ordinary Shares
Registered shareholders	O-I International Pty Ltd ACN 006 005 929 (100%)
Place of registration	Victoria
Directors	Konstantina Havales Paul Vine Timothy Connors
Secretary	Prudence Wong
Auditor	Ernst & Young
Registered office	Level 5, 600 Bourke Street, Melbourne VIC 3000

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Name	O-I Operations (Australia) Pty Ltd (formerly ACI Operations Pty Ltd)
Registration No.	ACN 004 230 326
Issued capital	425,126,463 Ordinary Shares
Registered shareholders	ACI Packaging Services Pty Ltd ACN 004 300 725 (100%)
Place of registration	Victoria
Directors	Konstantina Havales Paul Vine Timothy Connors
Secretary	Prudence Wong
Auditor	Ernst & Young
Registered office	Level 5, 600 Bourke Street, Melbourne VIC 3000

Name	Brisbane Cullet Pty Ltd
Registration No.	ACN 601 145 304
Issued capital	100 Ordinary Shares
Registered shareholders	O-I Operations (Australia) Pty Ltd ACN 004 230 326 (100%)
Place of registration	Victoria
Directors	Bernard Heaphy Paul Vine Timothy Connors
Secretary	Prudence Wong
Auditor	N/A
Registered office	Level 5, 600 Bourke Street, Melbourne VIC 3000

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Name	O-I Operations (NZ) Ltd
Registration No.	NZ Company number 88358
Issued capital	12,102,273 Ordinary Shares
Registered shareholders	O-I International Pty Ltd ACN 006 005 929 (100%)
Place of registration	New Zealand
Directors	Konstantina Havales Paul Vine Timothy Connors
Secretary	N/A
Auditor	N/A
Registered office	752 Great South Road, Penrose, Auckland New Zealand

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Schedule 6 Permitted Encumbrances and Guarantees

Part 1 - Permitted Encumbrances

Nil.

Part 2 - Group Company Guarantees

Nil.

Part 3 - Seller Group Guarantees

Nil.

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Schedule 7 Warranties

1.	The Seller

1.1	Capacity and authorisation

(a)	The Seller is a company properly incorporated and validly existing under the laws of New South Wales, Australia and, subject to the satisfaction of the Conditions, has taken all corporate actions necessary to enable it to execute and deliver this deed and perform its obligations under this deed.

(b)	The execution, delivery and performance by the Seller of this deed will not:

(i)	result in a breach of any provision of the constitution of the Seller;

(ii)	result in a breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound and which is material in the context of the transactions contemplated by this deed; or

(iii)	result in a breach of any order, judgment or decree of any court to which the Seller is a party or by which the Seller is bound and which is material in the context of the transactions contemplated by this deed.

1.2	Valid obligations

This deed constitutes (or will when executed constitute) valid legal and binding obligations of the Seller and is enforceable against the Seller in accordance with its terms.

1.3	Solvency

None of the following events has occurred in relation to the Seller:

(a)	a receiver, receiver and manager, liquidator, provisional liquidator, administrator or trustee is appointed in respect of the Seller or any of its assets or anyone else is appointed who (whether or not as agent for the Seller) is in possession, or has control, of any of the Seller’s assets for the purpose of enforcing an Encumbrance;

(b)	an application is made to court or a resolution is passed or an order is made for the winding up or dissolution of the Seller;

(c)	the Seller proposes or takes any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them; or

(d)	the Seller is declared or taken under any applicable law to be insolvent or the Seller’s board of directors resolves that it is insolvent.

2.	Shares and share capital

2.1	Ownership of the Shares

(a)	The Seller is the legal and beneficial owner of the Shares and there is no option, right to acquire or Encumbrance or other third party right over or affecting any of the Shares.

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(b)	The Seller has complete and unrestricted power and right to sell, assign and transfer the Shares to the Buyer in accordance with this deed.

2.2	Ownership of shares in the Subsidiaries

All of the shares in the Subsidiaries are legally and beneficially owned by a Group Company and there is no Encumbrance or other third party right over or affecting any of those shares.

2.3	Share capital

(a)	The Shares and the shares in each Subsidiary, details of which are set out in Schedule 3, constitute the whole of the issued share capital of each Group Company and are fully paid up and no person has any right to require the issue of any shares or other securities in any Group Company.

(b)	There are no:

(i)	securities convertible into Shares or shares of any Group Company;

(ii)	options or other entitlements:

A.	over the Shares or shares of any Group Company; or

B.	to have the Shares or shares of any Group Company issued; or

(iii)	restrictions on the transfer of any of the Shares or shares of any Group Company

3.	Corporate matters

3.1	Incorporation and authorisations

Each Group Company:

(a)	is a company properly incorporated and validly existing under the laws of the country or jurisdiction of its incorporation and has the legal right and full corporate power to own its assets and to carry on its business as conducted at the date of this deed and as at Completion;

(b)	has good and marketable title to all assets included in the Last Accounts; and

(c)	is accurately described in Schedule 2 (in respect of the Company) and Schedule 3 (in respect of the Subsidiaries).

3.2	Solvency

None of the following events has occurred in relation to any Group Company:

(a)	a receiver, receiver and manager, liquidator, provisional liquidator, administrator or trustee is appointed in respect of that Group Company or any of its assets or anyone else is appointed who (whether or not as agent for that Group Company) is in possession, or has control, of any of that Group Company’s assets for the purpose of enforcing an Encumbrance;

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(b)	an application is made to court or a resolution is passed or an order is made for the winding up or dissolution of that Group Company;

(c)	that Group Company proposes or takes any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them; or

(d)	that Group Company is declared or taken under any applicable law to be insolvent or the board of directors of that Group Company resolves that it is insolvent.

3.3	Constitutions

(a)	A true and accurate copy of the constitution of each Group Company has been Fairly Disclosed to the Buyer in the Due Diligence Materials.

(b)	Each Group Company is in compliance with its constitution.

3.4	Other interests

No Group Company:

(a)	has any legal or beneficial right in any shares or other securities in any company, any units in any unit trust or any other ownership interests in any other entity other than another Group Company;

(b)	carries on business in partnership with any other person; or

(c)	is a member of any corporate or unincorporated body, undertaking or association.

3.5	Books and records

The statutory records, including registers and minute books, but excluding Tax and accounting records, of each Group Company have been maintained as required by law and do not contain material inaccuracies and are, where required by law, in the possession or control of the relevant Group Company or one of its agents.

4.	Conduct of business

4.1	Compliance

(a)	Each Group Company has conducted its business in accordance with applicable laws (including Compliance Law), whether such laws are applicable to the conduct of the Business, the use of the Properties and the other assets of the Group Company or in any other manner.

(b)	No Group Company has received any notice in writing alleging that it is in breach or contravention of any applicable law or regulation or any order, judgment or award of any court, tribunal or Regulatory Authority.

(c)	Neither the Seller nor any Group Company is a Sanctioned Person.

(d)	Each product manufactured by the Group is of merchantable quality, free from defects in materials or workmanship and conforms to the relevant product specifications.

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4.2	Licences and consents

(a)	Each Group Company has obtained all Authorisations necessary to enable the Group Companies to use the Properties and to conduct the Business in the locations and in the manner in which it is conducted at the date of this deed and as at Completion (Approvals).

(b)	No Group Company has received any notice in writing alleging that it is in breach of the terms of any Approval, or terminating or revoking any Approval.

(c)	Consummation of the transactions contemplated under the Transaction Documents will not cause the termination or revocation of any Approval.

(e)	Each Group Company has complied with all terms, conditions and other provisions of or applicable to the Approvals.

(f)	Each Group Company has not done or permitted to be done anything that would cause any of the Approvals to be terminated.

(g)	As far as Seller is aware, there is no fact or matter which might prejudice the continuance or renewal, or result in the revocation or variation in any material respect, of any Approval.

(h)	The Seller has disclosed to the Buyer:

(i)	all Approvals; and

(ii)	all conditions and notices attaching or applicable to the Approvals.

4.3	Privacy and data

The Group:

(a)	maintains policies and procedures required by applicable laws relating to privacy or data protection; and

(b)	has not received any notice in writing by any competent Regulatory Authority alleging that it is in breach of any applicable laws relating to privacy or data protection.

5.	Accounts

5.1	The Last Accounts

Each of the Last Accounts:

(a)	gives a true and fair view of:

(i)	the financial position and the assets and liabilities of the Group Companies to which it relates as at the Last Balance Date; and

(ii)	the income, expenses and operational results of the Group Companies to which it relates for the financial period ended on the Last Balance Date, in each case on a consolidated basis with respect to the relevant Group Companies; and

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(b)	have been prepared in accordance with the Accounting Standards, the Corporations Act and all other applicable laws and applying the same principles, policies, practices and procedures as were applied in preparing the audited accounts of the Group Company to which it relates for the immediately preceding financial year; and

(c)	are not affected by any abnormal, extraordinary, exceptional or non-recurring items.

5.2	The Management Accounts

The Management Accounts:

(a)	show a materially accurate view of:

(i)	the financial position and the assets and liabilities of the Group Companies as at the date to which they have been prepared; and

(ii)	the income, expenses and operational results of the Group Companies for the financial period in respect of which they have been prepared,

in each case, on a consolidated basis with respect to the relevant Group Companies;

(b)	were prepared in accordance with the same accounting policies as were applied in the preparation of the management accounts of the Group Companies in the previous 12 months; and

(c)	are not affected by any abnormal, extraordinary, exceptional or non-recurring items.

5.3	Position since Last Balance Date

Since the Last Balance Date:

(a)	each Group Company has carried on the Business in the ordinary course and has not entered into any contracts or arrangements other than in the ordinary and usual course of carrying on the Business;

(b)	no Group Company has issued or allotted any shares or other securities, bought back or redeemed any shares or other securities or otherwise reduced its share capital or, declared or paid any dividends or other distributions;

(c)	as at the date of this deed only, there has been no material adverse change in the assets, liabilities, turnover, earnings, financial condition, trading position, affairs, performance or prospects of any Group Company and, so far as the Seller is aware. no fact, matter, event or circumstance has occurred which is likely to give rise to such a change;

(d)	no Group Company has incurred or undertaken any actual or contingent liabilities or obligations, including Tax, except in the ordinary and usual course of business;

(e)	no Group Company has acquired or disposed of or dealt with any assets, nor has it entered into any agreement or option to acquire or dispose of any assets other than in the normal course of business for full market value;

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(f)	except in the ordinary and usual course of the Business, no Group Company has borrowed money;

(g)	except by operation of law or in the ordinary and usual course of carrying on the Business, no Group Company has granted any Encumbrance over any of its assets;

(h)	except in the ordinary and usual course of carrying on the Business, no Group Company has entered into or altered any contract of service with any officers, employees or agents, or increased or agreed to increase the rate of remuneration or compensation payable to any of its officers, employees or agents;

(i)	no Group Company has implemented any new accounting or valuation method for its business, assets, property or rights;

(j)	no major supplier of a Group Company has:

(i)	materially reduced the level of its supplies to the Group Company;

(ii)	indicated an intention to cease or reduce the volume of its trading with the Group Company after Completion; or

(iii)	materially altered the terms on which it trades with the Group Company;

(k)	no major customer of a Group Company has:

(i)	materially reduced the level of its custom from the Group Company;

(ii)	indicated an intention to cease or reduce the volume of its trading with the Group Company after Completion; or

(iii)	materially altered the terms on which it trades with the Group Company;

(l)	no loans have been made nor bonuses paid by any Group Company to employees, nor have any advances or loan money been accepted from any employees;

(m)	no resolutions have been passed by the members or directors of a Group Company except in the ordinary and usual course of carrying on the Business and those necessary to give effect to this deed;

(n)	no Group Company has incurred or entered into commitments to incur capital expenditure in excess of $1,000,000 for any individual item or $5,000,000 in aggregate; and

(o)	no Group Company has entered into any transaction with any Seller Group Member, other than in the ordinary course, in the case of (b) and (o), other than with or to another Group Company.

6.	Assets, liabilities and financing arrangements

6.1	Assets

(a)	All assets used in the Business at the date of this deed are legally and beneficially owned by a Group Company or used by a Group Company under a valid and subsisting equipment lease, operating lease, hire purchase agreement, licence or similar arrangement to which that Group Company is party (Leased / Licensed Assets).

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(b)	The Due Diligence Materials contain all material details of each material asset owned or used by each Group Company.

(c)	The assets owned by a Group Company and used in the Business:

(i)	are located on the Properties;

(ii)	are in the physical possession of the Group Company;

(iii)	are, together with the Leased / Licensed Assets and the assets to be made available under the Transitional Services Agreements, the only assets necessary for the conduct and operation of the Business as carried on in the 12 months prior to the date of this deed;

(iv)	will, as at Completion, be free from any Encumbrance other than Permitted Encumbrances; and

(v)	are in a condition permitting their safe use consistent with their current use (subject to fair wear and tear).

6.2	Plant and Equipment

(a)	Each item of plant and equipment (including tooling) used in the Business:

(i)	is located on the Properties;

(ii)	is in a good and safe state of repair and condition and satisfactory working order for its age and has been regularly and properly maintained;

(iii)	is in a Group Company's possession or control;

(iv)	is recorded in the plant register of a Group Company;

(v)	is capable of being operated fully and efficiently for the purposes for which it was designed or purchased;

(vi)	has been maintained, repaired, serviced and/or replaced in accordance with prudent business practice and (where applicable) manufacturers' and suppliers' recommended requirements;

(vii)	is used in and not surplus to the requirements of the Business;

(viii)	is not dangerous, obsolete or in need of renewal or replacement; and

(ix)	has been operated in accordance with all applicable laws.

(b)	For each item of plant and equipment:

(i)	the rate of depreciation applied as shown in the Last Accounts has been consistently applied; and

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(ii)	its value in the Last Accounts does not exceed its market value as at the Last Balance Date.

(c)	Each Group Company has policies in place to ensure the safe operation of the plant and equipment and such policies comply with any applicable occupational health and safety legislation and good industry practice.

6.3	Debts owing to the Group Companies

No debt or other financial indebtedness is owing to the Group Companies other than trade debts incurred in the ordinary course of business details of which are referred to in the Due Diligence Materials.

6.4	Borrowings

(a)	As at Completion, following payment of the Debt Payment Amount, no Group Company will owe any borrowings or other financial indebtedness other than trade creditors incurred in the ordinary course of business.

(b)	No Group Company has received any notice in writing requiring the repayment of any borrowings of this type which are repayable on demand or requiring any borrowings of this type to be repaid before their due date for any reason.

7.	Contracts

7.1	Material contracts

The Due Diligence Materials contain all material details of each contract, agreement, arrangement or understanding material to the Business or which may involve material liabilities, expenditure or revenue, including true and accurate copies of each Material Contract.

7.2	Unusual and related party contracts

As at Completion no Group Company is party to any agreement:

(a)	that was entered into outside the ordinary course of business which is not on arm’s length terms; or

(b)	with any Seller Group Member (other than a Transaction Document).

7.3	Breach or default

No Group Company has received any notice in writing alleging that it is in breach of, or default under, any Material Contract or any other contract, agreement, arrangement or understanding material to the Business.

7.4	Termination

No Group Company has received from or given to any party to any Material Contract (or any other contract, agreement, arrangement or understanding material to the Business) any notice in writing terminating or purporting to or advising of an intention to terminate that contract.

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7.5	General

(a)	There are no contracts, agreements, arrangements or understandings affecting a Group Company or the Business that:

(i)	entitle the other party to terminate the agreement, or impose terms less favourable to the Business, by reason of the change in ownership of the Group Company or transactions contemplated by this deed;

(ii)	are in the nature of a partnership, joint venture or consortium arrangement or agreement or any agreement for sharing commissions or other income; or

(iii)	limit or exclude the Group Company's right to do business and/or to compete in any area or in any field or with any person.

(b)	As far as the Seller is aware, there is no matter or circumstance (including Completion and the change of ownership of the Company) which may result in a contract of the Business not being renewed, or the level of services provided under such a contract being reduced.

(c)	No contract of the Business or its performance contravenes any law or regulatory requirement.

(d)	No offer, tender, quotation or the like given or made by any Group Company is capable of giving rise to a contract merely by an unilateral act of a third party, other than in the ordinary and usual course of the Business.

(e)	The Due Diligence Materials contain details of all discounts, rebates, allowances and other preferential terms of any nature available to the Business from its suppliers or offered by the Business to its customers.

(f)	All discounts, rebates, allowances and other preferential terms of any nature that relate to the conduct or performance of the Business are paid to, and received and retained by, a Group Company in full (and are not paid to, or received or retained by, any other Seller Group Member).

7.6	Asset and other sale agreements

No Group Company will have any obligations (actual or contingent) after Completion to:

(a)	do any act, matter or thing; or

(b)	pay any moneys, including under any indemnity,

under any agreement entered into by that Group Company before Completion for the sale of any assets, shares or partnership interest by any Group Company.

7.7	Effect of sale of Shares

(a)	The transfer of the Shares to the Buyer under this deed will not result in any supplier or customer of a Group Company ceasing or being entitled to substantially reduce its level of business with the Group Company.

(b)	The entry into and performance of this deed does not and will not:

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(i)	result in the breach of any of the terms, conditions or provisions of any agreement or arrangement to which a Group Company is a party;

(ii)	relieve any person from any obligation to a Group Company;

(iii)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance or other third party right or interest on a Group Company, its assets or undertaking;

(iv)	result in any indebtedness of a Group Company becoming due and payable; or

(v)	result in any obligation of a Group Company being accelerated.

8.	Real property

8.1	General

(a)	The Properties comprise all of the real property owned, leased, occupied or used by the Group Companies and no Group Company is party to any agreement or arrangement to acquire, lease or occupy any real property other than the Properties.

(b)	The Properties are not subject to any option, right of pre–emption or right of first refusal.

(c)	No notices have been received by the Seller or any Group Company and there is no order, declaration, report, recommendation or approved proposal of a public authority or government department which would materially affect the use of any of the Properties.

(d)	Each of the Properties is not:

(i)	affected by any proposals for compulsory acquisition or road widening; or

(ii)	otherwise adversely affected.

(e)	There are no:

(i)	improvements constructed on the Properties which encroach on land abutting the Properties;

(ii)	structures owned by a third party which encroach on the Properties;

(iii)	disputes or Claims relating to any of the Properties or their use including disputes with any Regulatory Authority, adjoining or neighbouring owner with respect to boundary walls or fences or with respect to any easement, right or means of access to the Properties; or

(iv)	buildings or other erections or chattels, fixtures or fittings forming part of any improvement on the Properties that any person is entitled to remove.

(f)	All utilities and services needed for the proper operation of the Business on the Properties:

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(i)	are connected to the Properties;

(ii)	are separately metered on the Properties;

(iii)	have had the supply and connection arrangements approved by the supplying authority; and

(iv)	comply with applicable laws.

8.2	Freehold Properties

Each Group Company specified in the second column of part 1 of Schedule 4 as the registered proprietor of a Freehold Property:

(a)	is the sole legal and beneficial owner of that Freehold Property and has in its possession or control all documents of title to that Freehold Property; and

(b)	has not sold, agreed to sell, granted any option to sell, lease or sublease or agreed to lease or sublease that Freehold Property (or any part of it).

8.3	Leasehold Properties

(a)	Each Leasehold Property:

(i)	is a complete recording of its terms and there are no other agreements, documents or understandings in relation to the lease; and

(ii)	is current and enforceable.

(b)	Neither the lessee nor, as far as the Seller is aware, the lessor under any Leasehold Properties:

(i)	has defaulted in the payment of rent or other moneys; or

(ii)	has breached any other material obligations.

(c)	No lessor under any Leasehold Property:

(i)	has served any notice to terminate the lease; or

(ii)	has knowingly waived any breach of covenant, obligation or restriction under the lease.

(d)	Neither a Group Company nor the Seller:

(i)	has agreed to any assignment, subletting, parting with possession or surrender of any Leasehold Property or any part of the property leased;

(ii)	has given any materially false or misleading information to an authority having jurisdiction over property the subject of any Leasehold Property; or

(iii)	is entitled to any rent free period or other incentives under any Leasehold Property.

(e)	There are no arrears of rent under any Leasehold Property.

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(f)	No lessor under any Leasehold Property has installed any fixtures or fittings at the property which a Group Company has any obligation to maintain under the terms of the lease.

8.4	Encumbrances and third party rights

All right, title and interest of each Group Company in any of the Freehold Properties will, as at Completion, be held free and clear of any Encumbrance and none of the Freehold Properties is subject to any:

(a)	lease, licence, option, right or pre-emption or written agreement to sell; or

(b)	caveat, covenant, easement, overriding interest, restriction, condition or other right in favour of any third party that materially prejudices the ability of that Freehold Property to be used for its current purposes.

8.5	Occupation and ancillary rights

Each Group Company specified in the second column of part 1 of Schedule 4 as the registered proprietor of a Freehold Property or in the second column of part 2 of Schedule 4 as the lessee of a Leasehold Property:

(a)	has exclusive possession, occupation and quiet enjoyment of the land included in the relevant Property (other than Properties held under licence where possession and occupation may not be exclusive or subject to quiet enjoyment); and

(b)	has:

(i)	the benefit of such water, energy, drainage, sewage, telecommunications and other similar supplies and services; and

(ii)	all easements, rights, interests and privileges in connection with that land,

necessary to enable the Group to carry on the Business.

8.6	Orders and notices

No Group Company has received any order or notice in writing from any Regulatory Authority affecting any Property requiring expenditure by any Group Company or which might otherwise adversely affect the use of any Property by any Group Company that has not been complied with in all material respects.

8.7	State of repair

(a)	As far as the Seller is aware, the state of repair and condition of each building located on or at a Property complies in all material respects with all applicable laws.

(b)	No building or structure on the Properties:

(i)	has been affected by structural damage or electrical defects or by timber infestation or disease;

(ii)	contains any asbestos or similar material hazardous to health or which may require removal or repair; or

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(iii)	is subject to infestation by any vermin, insect or animal life.

9.	Intellectual property

9.1	Registered Intellectual Property Rights

Details of all Intellectual Property Rights registered in the name of each Group Company are set out in Schedule 5 and:

(a)	a Group Company is the sole legal and beneficial owner of each of those Intellectual Property Rights free from any Encumbrance; and

(b)	so far as the Seller is aware:

(i)	no person other than the owner of those Intellectual Property Rights or another Group Company has any right to use those Intellectual Property Rights;

(ii)	all registrations and applications for the Intellectual Property Rights are current and all application and registration fees and any renewal fees have been paid; and

(iii)	there has been no unauthorised use by any other person of those Intellectual Property Rights.

9.2	Intellectual Property Rights used in the Business

(a)	All material Intellectual Property Rights and, as far as the Seller is aware, all other Intellectual Property Rights, used in the Business in the 12 months prior to the date of this deed are owned by a Group Company or used by a Group Company:

(i)	pursuant to an Intellectual Property Licence; or

(ii)	following completion, pursuant to the Transitional Services Agreements.

(b)	The Intellectual Property Rights referred to in paragraph 9.2(a) of this Schedule 7 comprise all of the Intellectual Property Rights necessary for the current operation of the Business, and the sale of the Company will not cause the Buyer or any Group Company to lose, or will result in the Buyer or any Group Company losing, any benefits in relation to any such Intellectual Property Rights.

9.3	Intellectual Property Licence

In respect of each Intellectual Property Licence:

(a)	the Intellectual Property Licence is valid, binding and enforceable;

(b)	no Group Company is in breach of an Intellectual Property Licence; and

(c)	the licensor has not given notice to terminate the Intellectual Property Licence nor, as far as the Seller is aware, intends to do so.

9.4	Infringement

(a)	No Group Company has infringed any Intellectual Property Rights of any third party.

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(b)	As far as the Seller is aware, no third party is infringing the Intellectual Property Rights owned by a Group Company.

(c)	No Claims have been asserted challenging a Group Company's use of, or rights to, Intellectual Property Rights used in the Business and, as at the date of this deed, neither the Seller nor any Group Company has received notice of any oppositions, cancellation actions, proceedings, Claims or complaints which have been brought or threatened by any person or any Regulatory Authority in relation to the Intellectual Property Rights.

9.5	Ownership of Business Names

A Group Company is the sole legal and beneficial owner of each Business Name and there are no other business names used in the Business in the 12 months prior to the date of this deed.

9.6	Rights to use Domain Names

A Group Company holds a valid licence to use, and has paid in full all licence fees in respect of, each Domain Name and there are no other domain names used in the Business in the 12 months prior to the date of this deed.

10.	IT

10.1	Right to use

All of the Business IT which has been used by the Group in the twelve months prior to the date of this deed is:

(a)	owned by, or validly licenced to, a Group Company; or

(b)	otherwise made available to a Group Company by a Seller Group Member,

and no action will be necessary to enable the Business IT to be used in connection with the Business to substantially the same extent and in substantially the same manner as they have been used in the 12 months prior to the date of this deed.

10.2	Function

(a)	There are, and since 31 December 2018 there have been, no bugs in, or outages, failures, substandard performance or breakdowns of, any Information Technology which have had a material adverse effect on the use of the Business IT by the Group.

(b)	The Seller is not aware of any fact or matter that may cause a bug, outage, failure, substandard performance or breakdown of the Business IT following Completion, if the Business IT is used on substantially the same basis as used in the 12 months prior to the date of this deed.

10.3	Maintenance

(a)	All the Business IT owned or used by the Group Companies:

(i)	is in a good state of repair and condition and in full operating order and is fulfilling the purposes for which it was acquired or established, in an efficient manner without material downtime or errors;

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(ii)	has adequate capacity for the Group Companies' present needs;

(iii)	has adequate security, backups, hardware and software support and maintenance and trained personnel to ensure so far as is reasonable:

A.	that breaches of security, errors and breakdowns are kept to a minimum; and

B.	that no material disruption will be caused to the Business or any material part of the Business in the event of a breach of security, error or breakdown; and

(iv)	is properly documented so as to enable it to be used and operated by any reasonably qualified personnel.

(b)	No software owned by, or licensed to the Group Companies has been licensed or sub–licensed to any other person other than a Group Company.

10.4	Conduct of the Business

The Business IT comprises all of the Information Technology necessary for the conduct of the Business.

10.5	Company Data

All Company Data stored by electronic means:

(a)	is in the possession or control of the Company; and

(b)	is capable of ready access, retrieval and use either:

(i)	through the present computer systems of a Group Company; or

(ii)	where the Company Data is stored on third party computer systems on behalf of a Group Company, including on one or more cloud storage systems, from or through those third party computer systems.

10.6	Defined terms

For the purposes of this Warranty 10:

(a)	Business IT means all Information Technology which is owned by the Group and/or which has been used in connection with the business of the Group;

(b)	Company Data means all data, information and other materials in any way related to or connected with the Business, including its operations, facilities, suppliers, customers, personnel, assets and programs, in whatever form that data, information or materials may exist, and regardless of whether it is:

(i)	held on the Group Companies' own computer systems; or

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(ii)	held on behalf of the Group Companies on computer systems that are owned or operated by (or on behalf of) one or more third parties (including by one or more cloud storage service providers); and

(b)	Information Technology means computers, computer systems, network and communication systems, internet-related information technology, software and hardware.

11.	Employees

11.1	List complete

The Due Diligence Materials contain all material details of the employees of each Group Company, including details in respect of remuneration, benefits, accrued or pro rata long service leave, personal and carer's leave and annual leave entitlements, period of continuous service, work place location, job title or job function, notice period and bonus arrangements and whether employees have given notice to take parental leave.

11.2	No benefit on transfer of shares

No Group Company has made any contract, arrangement, understand or representation (whether written or oral) under which one or more employees, contractors or agents will or may be entitled to any benefit (monetary or otherwise) if ownership (direct or indirect) of a Group Company changes, as will occur on the sale of Shares.

11.3	Employees only persons employed

As at the date of this deed, the employees of the Group:

(a)	are all employed to work in the conduct of the Business; and

(b)	are the only persons employed or engaged to work in the conduct of the Business.

11.4	No notices of termination

As at the date of this deed, no current employee of any Group Company has terminated his or her employment or given notice of the termination of his or her employment and the Seller is not aware that any employee intends to give notice of termination of his or her employment.

11.5	Employees and entitlements

In respect of each employee of a Group Company as at the date of this deed who is a direct report to the relevant chief executive office (or equivalent) or has an annual base salary in excess of AUD $100,000 per annum:

(a)	no such person has given or been given notice of termination;

(b)	no such person is entitled to receive any bonus, increase in compensation or other benefit as a result of Completion; and

(c)	copies of their service or consultancy agreement entered into with any Group Company have been Fairly Disclosed to the Buyer in the Due Diligence Materials.

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11.6	Service agreements

All employment contracts between a Group Company and its employees are terminable by the Group Company at any time on not more than three months’ notice, with no liability to make any payment other than for unpaid salary or wages, accrued bonus and, if relevant, statutory redundancy payment or compensation for unfair dismissal.

11.7	Performance based payments

Except in relation to entitlements Fairly Disclosed under paragraph 11.1 above and/or discretionary cash bonus arrangements, no Group Company is party to any written agreement under which any employee of a Group Company may be entitled to receive any bonus or other payment that is calculated by reference to the performance of any Group Company, the performance of that employee or any combination of these.

11.8	Enterprise Agreements and Transitional Instruments

No Group Company is covered by any Enterprise Agreement or Transitional Instrument and is party to or bound by any other registered or unregistered agreement with any group of employees of a Group Company or any trade union except as Fairly Disclosed in the Disclosure Materials.

11.9	Disputes

(a)	No Group Company is involved in any industrial or superannuation dispute or Claim (including the expiry of any award, enterprise agreement or other instrument made or approved under law) with any group of its employees or any trade union.

(b)	There is no threatened or pending industrial dispute or Claim (including the expiry of any award, enterprise agreement or other instrument made or approved under law) involving a Claim by any Group Company or any employee the value or cost of which exceeds or is likely to exceed $50,000 and, as at the date of this deed, there are no matters known to the Seller which are reasonably likely to result in such a dispute or Claim.

11.10	Superannuation

(a)	Each Group Company has in the past and will make sufficient contributions:

(i)	to complying superannuation funds (as defined in the SGAA) in accordance with the SGAA to ensure that, as at the Completion Date, it will have no liability or potential liability to pay any superannuation guarantee charge, as defined in the SGAA; and

(ii)	in accordance with, and have otherwise complied with, the requirements of the Choice of Fund regime in Part 3A of the SGAA so that it will have no liability or potential liability as at the Completion Date to pay an increased superannuation guarantee charge under subsections 19(2A) and/or 19(2B) of the SGAA.

(b)	Each Group Company has complied with all of its obligations, duties and liabilities under the KiwiSaver Act 2006 (NZ).

(c)	As at the Completion Date, each Group Company will have complied with all of its obligations, duties and liabilities in respect of its Superannuation Arrangements, including making all contributions to the Superannuation Arrangements required to be made under their respective rules.

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(d)	As at the Completion Date, there are no applicable industrial awards, agreements or other instruments or any other legal obligation which may impact upon the superannuation entitlements of an employee or former employee of a Group Company, and each Group Company has not made any representations in relation to the superannuation entitlements of an employee or former employee of a Group Company which could be taken to impact on that employee's (or former employee's) superannuation entitlements.

(e)	As far as the Seller is aware, each Superannuation Arrangement to which contributions have been made by each Group Company is a complying superannuation fund for the purposes of the SGAA or the KiwiSaver Act 2006 (NZ) (as applicable).

(f)	Each Group Company is not a standard employer sponsor in respect of any Superannuation Arrangement other than the O-I Australia Superannuation Plan.

(g)	The only employer sponsors of the O-I Superannuation Plan are the Company and O-I Operations.

(h)	From the date employment commenced until the Completion Date, other than in respect of current or former defined benefit members of the O-I Superannuation Plan and except in respect of compulsory employer contributions pursuant to the KiwiSaver Act 2006 (NZ), each Group Company only made and only has an obligation to make contributions for the benefit of each of its employees and former employees at the rate required to avoid any liability or potential liability to pay any superannuation guarantee charge, as defined in the SGAA.

(i)	In respect the O-I Superannuation Plan, from the date employment commenced until the Completion Date, the notional employer contribution rate in respect of each defined benefit member of the O-I Superannuation Plan is and has always been at least equal to the rate required to avoid any liability or potential liability to pay any superannuation guarantee charge, as defined in the SGAA.

(j)	As at the Completion Date, other than in respect of the O-I Superannuation Plan, the Superannuation Arrangements of which each Group Company's employees (and former employees) are members only provide accumulation benefits to a Group Company's employees (and former employees).

(k)	The transfer of the Shares to the Buyer will not cause an increase in the obligations of a Group Company to make contributions to a Superannuation Arrangement or an increase in any benefits payable from the O-I Superannuation Plan or any other Superannuation Arrangement.

(l)	No agreements, arrangements, understandings or commitments to which any Seller Group Member is a party would prevent a future closure or conversion of any defined benefit arrangements that apply to any employee or former employee of a Group Company.

(m)	There are no pensions in payment or deferred pensions currently in or outside the O-I Superannuation Plan.

(n)	The defined benefit assets in the O-I Superannuation Plan exceed the vested benefits of defined benefit members in the O-I Superannuation Plan by no less than $25 million.

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(o)	To the extent that accumulation contributions have been funded in respect of the O-I Superannuation Plan through surplus assets, the amount of contributions paid has been properly accrued as an expense in the financial accounts of the Group in each relevant financial period.

(p)	As far as the Seller is aware, there are no outstanding complaints or disputes relating to the entitlement of any employee or former employee of a Group Company.

11.11	Workers compensation

The Due Diligence Materials contain all material details of:

(a)	all Claims for workers compensation / accident compensation; and

(b)	all documents and information in a Group Company's possession or of which it is aware relating to all events, incidents, injuries and conditions (including physical and mental health conditions and working conditions), work practices, policies and any other things occurring or existing or alleged to have occurred or existed in the period of 3 years prior to the Completion Date which could lead to or contribute to a Claim for workers compensation / accident compensation being made by any of the Group's employees or contractors or any of its former employees or contractors.

12.	Legal proceedings

12.1	Litigation

No Group Company is a claimant or defendant in any litigation, arbitration or mediation proceedings and as far as the Seller is aware no Group Company has received any notice in writing threatening any proceedings of this type.

12.2	Investigations and prosecutions

As far as the Seller is aware, no Group Company is the subject of current or pending investigation or prosecution by any Regulatory Authority (other than routine or regular audits or inspections).

12.3	Judgments

There is no decree, decision, prosecution or judgment of any Regulatory Authority against a Group Company which has not been complied with or otherwise discharged.

13.	Insurance

13.1	Coverage

A summary of all insurance policies relating to the Group Companies that are current as at the date of this deed have been Fairly Disclosed to the Buyer in the Due Diligence Materials.

13.2	Claims

There is no Claim outstanding under any policy of insurance held by or for the benefit of any Group Company.

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13.3	Premiums

All premiums in respect of any policy of insurance relating to the Group Companies will have been paid before the Completion Date.

13.4	Termination

Nothing has been done or omitted to be done which would make any policy of insurance relating to the Group Companies void or voidable or which would permit an insurer to cancel the insurance contract or refuse or reduce a Claim, increase the premium or alter any of the other provisions of the insurance contract.

14.	Tax

14.1	General

(a)	A Group Company or the Seller has paid, or the Last Accounts or Completion Accounts fully provide for, all Tax which a Group Company is or may become liable to pay in respect of the period up to Completion.

(b)	A Group Company is not and will not become liable to pay any Group Liabilities which the Seller is or will become liable to pay in respect of the Seller Consolidated Group.

(c)	The Seller has filed, lodged or submitted all Tax returns and information regarding Tax and Tax matters in respect of the activities of the Group Companies as and when required by the Tax Act or requested by any Tax Authority.

(d)	The Seller has maintained sufficient and accurate records and all other information required to support all Tax returns and information which has been or may be filed, lodged or submitted to any Tax Authority or is required to be kept under a Tax Act in respect of the activities of the Group Companies.

(e)	The Seller has complied with all of its obligations under any law requiring the deduction or withholding of Tax from amounts paid by the Seller or a Group Company in respect of the activities of the Group Companies, whether on its own behalf or as agents, and has properly accounted for any Tax so deducted or withheld to any Tax Authority (other than amounts which have yet to become payable).

(f)	The Group Companies have complied with all obligations to register for the purposes of the Tax Act.

(g)	The Group Companies have complied with all obligations imposed under the Tax Act in relation to the quotation of tax file numbers by employees of the Group Companies, including the guidelines under the Privacy Act 1988 (Cth) or similar legislation under the laws of any other jurisdiction and has not committed an offence in relation to the collection, recording, use or disclosure of tax file numbers.

(h)	The Seller and the Group Companies:

(i)	are not currently involved in any audit or investigation by or any dispute with, any Tax Authority and the Seller is not aware of any circumstances or event which may give rise to any such audit, investigation or dispute; and

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(ii)	are not currently the beneficiary of any extension of time within which to file, lodge or submit any Tax return or with respect to any Tax assessment or any Tax shortfall;

(i)	The office of public officer of each Group Company that carries on a business in Australia, or derives in Australia income from property, has always been occupied as required under the Tax Act.

(j)	As far as the Seller is aware, any statement, information, ruling request, notice, computation, election or return which has been made, filed, lodged or submitted to a Tax Authority in respect of a Group Company by the Seller or a Group Company in respect of Tax:

(i)	is materially true, correct and complete;

(ii)	discloses all material facts which should be disclosed under any Tax Act;

(iii)	is not false, misleading or deceptive; and

(iv)	has been made, filed, lodged or submitted on time.

(k)	None of the Group Companies have a permanent establishment (as that expression is defined in any relevant double taxation agreement) outside Australia or New Zealand nor are any of the Group Companies required to be registered in any place other than Australia or New Zealand as a recognised foreign company or trust other than as Fairly Disclosed in the Due Diligence Materials.

(l)	No Group Company has a tainted share capital account within the meaning of Division 197 of the Tax Act and no Group Company has taken any action that might cause the Group Company’s share capital account to become a tainted share capital account, nor has an election been made at any time to untaint a Group Company’s share capital account.

(m)	There is no current private ruling, determination, arrangement, clearance, consent or advice issued by, or negotiated with, any Tax Authority in respect of any Tax, or any law in relation to any Tax, that will apply to any Group Company following Completion.

(n)	No debt owed by any of the Group Companies has been, or has been agreed to be, released, waived, forgiven or otherwise extinguished by a person which would attract the operation of Division 245 of Schedule 2C of the Tax Act or Division 245 of the Tax Act.

(o)	In relation to a period during which a Group Company was a subsidiary member of the Seller Consolidated Group, there are no Group Liabilities not covered by the Tax Sharing and Funding Agreement.

(p)	As at the Completion Date, all things necessary to allow the Group Companies to leave the Seller Consolidated Group clear of any Group Liabilities to the extent permitted by sections 721–30 and 721–35 of the Tax Act have been done and the Seller has provided written confirmation of this.

14.2	GST

(a)	The Seller and the Group Companies:

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(i)	are registered for GST as required under the GST Act or the GST Act NZ;

(ii)	have, as far as the Seller is aware, complied in all material respects with the GST Act or the GST Act NZ; and

(iii)	are not in default of any obligation to make any payment or return (including any business activity statement) or notification under the GST Act or the GST Act NZ.

(b)	The Seller and the Group Companies have established internal procedures and systems necessary to ensure that their respective billing, accounts receivable and general ledger functions accurately capture and account for GST.

(c)	The Seller and the Group Companies have correctly claimed input tax credits on all creditable acquisitions and have held valid tax invoices in each relevant tax period in which the input tax credits were claimed and continue to hold those tax invoices as required by law.

15.	Environmental

15.1	Nuisance and environmental complaints

No Group Company has received in the 12 months before the date of this deed any:

(a)	written complaint about the effects of the operations of the Business on the Environment; or

(b)	notice from a Regulatory Authority requiring it to clean up, remove, remedy, treat, control or contain, monitor or otherwise manage any substance, odour, sound, vibration or radiation at any Property.

15.2	No knowledge of Contamination

As at the date of this deed, as far as the Seller is aware:

(a)	the Seller and each Group Company has, in all material respects, complied with all Environmental Laws, to the extent that they apply to the production activities of the Business located at the Properties; and

(b)	there exists no Contamination in, on or under the Properties which is reasonably likely to materially adversely affect the Business in any respect other than as disclosed in the Due Diligence Materials.

15.3	Claims

As at the date of this deed, no Seller Group Member has received written notice of:

(a)	the commencement of any litigation proceedings being taken against the Business in respect of any Contamination;

(b)	any circumstances which have, or are likely to, give rise to a Claim under any Environmental Law in respect of the Business or the Properties; or

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(c)	the commencement of prosecution proceedings against the Business or in respect of the Properties by any Environment Agency.

15.4	Undertakings

As at the date of this deed, as far as the Seller is aware, no Seller Group Member has made or given any undertaking to an Environment Agency concerning the Environment which is reasonably likely to adversely affect the Business in any respect.

16.	Asbestos

As far as the Seller is aware:

(a)	the presence, extent, location and condition of asbestos or asbestos containing material in or on any Property has been disclosed in the Due Diligence Materials; and

(b)	no Seller Group Member has received written notice of any complaint or Claim in respect of sickness, injury, illness or death of any person (for the avoidance of doubt, irrespective of whether the person is or was an employee or contractor of any Group Company) as a consequence of or in connection with any exposure to asbestos or asbestos containing material in or on any Property prior to Completion, other than as disclosed in the Due Diligence Materials.

17.	Information

(a)	The Due Diligence Materials were compiled in good faith and with reasonable care and diligence for the purpose of fairly disclosing material information about the Group Companies and the Business.

(b)	The Due Diligence Materials are true copies of what they purport to be.

(c)	As at the date of this deed:

(i)	all factual and historical information contained in the Due Diligence Materials is true, accurate and not misleading (including by omission) in all material respects; and

(ii)	no information concerning the Group Companies and the Business known to the Seller (or any other Seller Group Member) or in the possession or control of the Seller (or any other Seller Group Member):

A.	that a purchaser reasonably experienced in transactions of the nature of the sale of the Shares would consider material; or

B.	which the Seller is aware is material for disclosure to the Buyer,

has been omitted from the Due Diligence Materials.

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Schedule 8 Buyer Warranties

1.	The Buyer

1.1	Capacity and authorisation

The Buyer is a company properly incorporated and validly existing under the laws of Australia and has taken all corporate actions necessary to enable it to execute and deliver this deed and perform its obligations under this deed, without requiring any third party consents (other than as contemplated as Conditions).

1.2	Valid obligations

Each Transaction Document constitutes (or will when executed constitute) valid legal and binding obligations of the Buyer and is enforceable against the Buyer in accordance with its terms.

1.3	Solvency

None of the following events has occurred in relation to the Buyer:

(a)	a receiver, receiver and manager, liquidator, provisional liquidator, administrator or trustee is appointed in respect of the Buyer or any of its assets or anyone else is appointed who (whether or not as agent for the Buyer) is in possession, or has control, of any of the Buyer’s assets for the purpose of enforcing an Encumbrance;

(b)	an application is made to court or a resolution is passed or an order is made for the winding up or dissolution of the Buyer;

(c)	the Buyer proposes or takes any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them; or

(d)	the Buyer stops paying its debts when they become due or is declared or taken under any applicable law to be insolvent or the Buyer’s board of directors resolves that it is, or is likely to become at some future time, insolvent.

1.4	Funds

(a)	The Buyer has or has access to sufficient cash, available lines of credit or other sources of available funds to fulfil its obligations to execute and deliver this deed and perform its obligations under this deed.

(b)	The Buyer has delivered to the Seller a true and complete copy of the executed Commitment Letters (as defined in clause 33.2(a)), as amended, supplemented or replaced in compliance with this deed, pursuant to which the financial institutions party thereto have agreed, subject only to the Debt Financing Conditions (as defined in clause 33.2(c) of this deed), to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby, including the Completion Payment.

(c)	The Commitment Letters have not been amended or modified in any manner and none of the commitments contained in the Commitment Letters have been withdrawn or rescinded in any respect, and no Buyer Group Member has entered into any agreement, side letter or other arrangement relating to the financing of the Completion Payment or the transactions contemplated hereby, other than as set forth in the Commitment Letters and the fee letters related thereto (a copy of which fee letter has been provided to the Seller in a redacted form removing only those terms related to fees payable on the Completion Date to a financing source).

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(d)	The Commitment Letters are in full force and effect and represent a valid, binding and enforceable obligation of the Buyer and each other party thereto to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Debt Financing Conditions (as defined in clause 33.2(c) of this deed), except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors.

(e)	The Buyer is not aware of any fact or occurrence existing on the date of this deed that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Commitment Letters inaccurate or that would reasonably be expected to cause any commitment contained therein to be ineffective.

(f)	No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Buyer or any other party thereto under the Commitment Letters, and the Buyer has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any obligation or term of the Commitment Letters.

(g)	There are (and shall in any definitive documentation relating to the Commitment Letters be) no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing (as defined in clause 33.2(b) of this deed) other than the Debt Financing Conditions (as defined in clause 33.2(c) of this deed), each of which is within the control of the Buyer (save those replicating the Debt Financing Conditions or to the extent they require satisfaction of the Debt Financing Conditions).

(h)	The Buyer has no reason to believe that:

(i)	any of the conditions described in the Commitment Letters will not be satisfied; or

(ii)	the financing described in the Commitment Letters will not be made available to the Buyer on or before the Completion Date; and

(i)	The Buyer has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable in connection with the financing described in the Commitment Letters.

1.5	Compliance

The Buyer is acting as principal and not as agent for any person, is not (and is not acting for the benefit of, or with funds provided by) a Sanctioned Person, and has at all times in negotiating, entering into and performing its obligations under (and in funding the transactions contemplated by) the Transaction Documents acted in accordance with Compliance Law.

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Schedule 9 Seller Guarantor Warranties

1.	The Seller Guarantor

1.1	Capacity and authorisation

The Seller Guarantor is a company properly incorporated and validly existing under the laws of Delaware, the United States of America and has taken all corporate actions necessary to enable it to execute and deliver this deed and perform its obligations under this deed, without requiring any third party consents.

1.2	Valid obligations

Each Transaction Document to which the Seller Guarantor is a party constitutes (or will when executed constitute) valid legal and binding obligations of the Seller Guarantor and is enforceable against the Seller Guarantor in accordance with its respective terms.

1.3	Solvency

None of the following events has occurred in relation to the Seller Guarantor:

(a)	a receiver, receiver and manager, liquidator, provisional liquidator, administrator or trustee is appointed in respect of the Seller Guarantor or any of its assets or anyone else is appointed who (whether or not as agent for the Seller Guarantor) is in possession, or has control, of any of the Seller Guarantor’s assets for the purpose of enforcing an Encumbrance;

(b)	an application is made to court or a resolution is passed or an order is made for the winding up or dissolution of the Seller Guarantor;

(c)	the Seller Guarantor proposes or takes any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them; or

(d)	the Seller Guarantor stops paying its debts when they become due or is declared or taken under any applicable law to be insolvent or the Seller Guarantor’s board of directors resolves that it is, or is likely to become at some future time, insolvent.

1.4	Funds

The Seller Guarantor has or has access to sufficient cash, available lines of credit or other sources of available funds to fulfil its obligations to execute and deliver this deed and perform its obligations under this deed.

1.5	Compliance

The Seller Guarantor is acting as principal and not as agent for any person, is not (and is not acting for the benefit of, or with funds provided by) a Sanctioned Person, and has at all times in negotiating, entering into and performing its obligations under (and in funding the transactions contemplated by) the Transaction Documents to which it is a party acted in accordance with Compliance Law.

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Schedule 10 Buyer Guarantor Warranties

1.	The Buyer Guarantor

1.1	Capacity and authorisation

The Buyer Guarantor is a company properly incorporated and validly existing under the laws of Australia and has taken all corporate actions necessary to enable it to execute and deliver this deed and perform its obligations under this deed, without requiring any third party consents.

1.2	Valid obligations

Each Transaction Document to which the Buyer Guarantor is a party constitutes (or will when executed constitute) valid legal and binding obligations of the Buyer Guarantor and is enforceable against the Buyer Guarantor in accordance with its respective terms.

1.3	Solvency

None of the following events has occurred in relation to the Buyer Guarantor:

(a)	a receiver, receiver and manager, liquidator, provisional liquidator, administrator or trustee is appointed in respect of the Buyer Guarantor or any of its assets or anyone else is appointed who (whether or not as agent for the Buyer Guarantor) is in possession, or has control, of any of the Buyer Guarantor’s assets for the purpose of enforcing an Encumbrance;

(b)	an application is made to court or a resolution is passed or an order is made for the winding up or dissolution of the Buyer Guarantor;

(c)	the Buyer Guarantor proposes or takes any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them; or

(d)	the Buyer Guarantor stops paying its debts when they become due or is declared or taken under any applicable law to be insolvent or the Buyer Guarantor’s board of directors resolves that it is, or is likely to become at some future time, insolvent.

1.4	Funds

The Buyer Guarantor has or has access to sufficient cash, available lines of credit or other sources of immediately available funds to fulfil its obligations to execute and deliver this deed and perform its obligations under this deed.

1.5	Compliance

The Buyer Guarantor is acting as principal and not as agent for any person, is not (and is not acting for the benefit of, or with funds provided by) a Sanctioned Person, and has at all times in negotiating, entering into and performing its obligations under (and in funding the transactions contemplated by) the Transaction Documents to which it is a party acted in accordance with Compliance Law.

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Schedule 11 Completion Accounts

1.	Part 1 – Principles and Policies of Completion Accounts

1.1	General Comments

In preparing the Completion Accounts:

(a)	the individual line items to be included in the calculation of Net Debt and Working Capital for the purposes of the Completion Accounts are as set out in Part 3 and Part 4 of this Schedule 11 (subject, where applicable, to the provisions of Part 1 and Part 2 of this Schedule 11);

(b)	the Completion Accounts must be prepared as if it were being prepared at the end of the financial year of the Group;

(c)	financial data will be taken from the management accounting records contained in the HFM accounting system (sourced from SAP) of the Group, on a basis consistent with that data’s general classification in those accounting records, noting this is at (the Low Level HFM Accounts), and such data shall be presumed to be accurate; and

(d)	the Low Level HFM Accounts will include the financial data for the following entities as presented below:

(i)	ACI Packaging Services Pty Ltd;

(ii)	O-I Operations (Australia) Pty Ltd;

(iii)	Brisbane Cullet Pty Ltd;

(iv)	O-I International Pty Ltd;

(v)	O-I Operations (NZ) Ltd; and

(vi)	ACI Glass Packaging Penrith Pty Ltd.

The following principles and policies shall apply in the preparation of the Completion Accounts:

(e)	Each balance included within the Completion Accounts will be classified into one of three columns headed Working Capital, Net Debt and Other. The form of the Completion Accounts and the split by category (Working Capital, Net Debt or Other) shall be as provided in Part 3 of this Schedule 11.

(f)	Each line item and balance in the Completion Accounts will be prepared based on the amounts recorded as at 11.59pm (Sydney time) on the Completion Date in the relevant Low Level HFM Accounts. The relevant Low Level HFM Accounts for each line item are set out in Part 3 of this Schedule 11.

(g)	The Completion Accounts will reflect the consolidated financial position of the Group as at 11.59pm (Sydney time) on the Completion Date and will not take into account the effects of any events occurring after such date or any effects of the sale of the Shares to the Buyer as contemplated by this deed, unless such effects are required to be taken into consideration under the Accounting Standards.

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(h)	For the avoidance of doubt, there shall be no duplication or overlapping in calculating the Completion Accounts which would result in the same item being considered an asset or liability within Working Capital and decrease or increase to Net Debt respectively. Further, nor should an amount be considered a liability (or increase in Net Debt) for multiple adjustments (e.g. Transaction Cost (as that term is defined in item 1.5(m) of this Schedule 11 below) and bonus adjustment).

(i)	Any new general ledger accounts which arise during the ordinary course of business must be included within, and assigned to, the relevant components of the Completion Accounts based on the Low Level HFM Accounts Classification.

The following principles and policies shall apply in the preparation of the Completion Accounts which includes Net Debt, and Working Capital, on the same basis as the Working Capital and Net Debt presented in Part 3 and Part 4 of this Schedule 11. Key principles for preparation are set out below.

1.2	Trade and other receivables

Trade receivables, which generally have 60 - 90 day terms, are recognised and carried at original invoice amount less a provision for bad debts. A provision for doubtful debts is considered on an individual basis and the provision is recognised only where there is objective evidence that the Group will not be able to collect the debt. Any unallocated cash balances within accounts receivable must be allocated and reconciled to each debtor at Completion. There will no factoring or trade receivables financing in place at Completion and all receivables will transfer unencumbered. As such, for clarification purposes, the working capital peg normalized trade receivables to exclude the impact of debtor factoring programs.

(a)	Any trade receivable balance that is greater than 90 days overdue will be treated as bad debt and provisioned for the purposes of the Completion Accounts which will result in the corresponding amount being reduced from Working Capital. To the extent this receivable is collected prior to the settlement of the Completion Accounts, this amount shall be due to Seller;

(b)	All credit balances included within trade receivables relating to historical customer rebates earned which have been unapplied greater than 12 months, shall be reclassified from Working Capital to Net Debt; and

(c)	The miscellaneous receivables adjustment, whose impact shall be to decrease Working Capital and shall be calculated as the total of amounts included within Low Level HFM Account 0334, as of the Completion Date, which relate to non-trade receivables from Affiliates and joint ventures of the Seller Group relating to services and products sold by the Group. These balances within Low Level HFM Account 0334 at Completion will remain with the Seller.

1.3	Inventories

Inventories comprise finished goods, materials and work in progress. Finished inventories are measured at the lower of cost and net realisable value. Inventories are net of stock obsolescence provisions.

(a)	The raw materials inventory adjustment, the impact of which shall be to reduce Working Capital, shall be calculated as the amount of margin in the raw materials inventory line item as a result of the margin charged by O-I International Pty Ltd to O-I Operations (Australia) Pty Ltd and O-I Operations (NZ) Limited at 11.59pm (Sydney time) on the Completion Date presented in Part 5 of this Schedule 11.

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(b)	The quantity of finished goods inventory at Completion shall be subject to a Stocktake performed under Part 2 of this Schedule 11, the impact of which shall be considered as an adjustment to inventory value in Working Capital.

1.4	Trade creditors and accrued liabilities

Liabilities for trade creditors, other payables and accrued liabilities are recognised at cost, which is the fair value of the consideration to be paid in the future for goods or services received, whether or not billed to the Group at Completion. These accounts will be recognised applying a methodology consistent with past practice specifically in relation to provisions reserves and accruals which were recorded in the Last Accounts.

(a)	Trade creditors are to exclude balances overdue greater than 90 days and such balances shall be treated as a Net Debt.

(b)	Trade creditors, other payables, and accrued liabilities will exclude Transaction Costs (as defined below) which shall be excluded from Working Capital and treated as Net Debt.

(c)	Trade creditors are to exclude all overdue obligations relating to GST, PAYE, land tax and VAT settlement included within creditors listing. These shall be treated as Net Debt and excluded from Working Capital.

1.5	Debt-like Items

The Net Debt will be prepared on the same basis as the Net Debt presented in Part 3 and Part 4 below.

The following items should be considered Debt-like Items and considered in accordance with those other Debt like Items identified in Part 1 of this Schedule 11 which:

(a)	The capex adjustment shall relate to cash payments outstanding in relation to the AK4 furnace repair in New Zealand and increase Net Debt by a fixed amount of A$10.5 million with a corresponding increase in Working capital for the amount of capex related payables within trade creditors at Completion.

(b)	Any creditors specifically relating to the MB4 hot furnace repair will also be included in Net Debt and excluded from Working Capital.

(c)	To the extent not included in Working Capital at Completion, the amount reflecting any payments due to Agility to terminate the existing contract shall be treated as Net Debt. It is the Buyer’s intention to bring logistics services in house for Buyer.

(d)	To the extent not already included within Working Capital, any amounts outstanding under the Permitted Debt Arrangements, (limited to commodity hedges, the Australian Overdraft Agreement, and MasterCard Corporate Card Facility, and excluding the Permitted Bank Guarantee Arrangements). All interest rate derivatives and currency swaps will be paid out and terminated at Completion. Commodity hedges, shall be valued based on fair market value at Completion, based on validated external statements.

(e)	The amounts considered which relate to restructuring costs accrued, including any unpaid severance related costs (including annual leave) for those employees part of the regional overhead cost savings program.

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(f)	Excluding any amount considered in item 1.5(e), the redundancy provision (off balance sheet adjustment), relating to regional overhead costs savings program and calculated as future redundancy payments by the Group in relation to employees identified in Schedule 13.5.1.3, that remain both unpaid, and not recorded as a liability as of Completion Date. For the avoidance of doubts, this adjustment will exclude any individuals listed in the aforementioned schedule which remain with Seller post Completion.

(g)	The total amount of vested long-service leave, as defined by the relevant legislation in each respective state or territory, multiplied by 70% (to apply the applicable tax effect). This adjustment will be supported by a detailed calculation on consistent historical basis, which will include a listing of employees supporting the balance at Completion.

(h)	The total amount of annual leave in excess of 4 weeks multiplied by 70% (to apply the applicable tax effect). This adjustment will be supported by a detailed calculation, which will include a listing of employees supporting the balance at Completion.

(i)	Customer contingency accrual relating to a one off incentive arrangement with Diageo (contained within SAP account 4400140).

(j)	In respect of pallets and layer boards (tier sheets) (“Packaging”), parties agree:

(i)	The Seller shall validate the Packaging balances prior to Completion by estimating the Packaging quantities ‘under glass’ during the Stocktake;

(ii)	For the Packaging quantities at customers and third party holding locations, the Seller will make available documentation of recent inventory counting procedures and accounting records, as reasonably available;

(iii)	In accordance with the Seller’s accounting policies and taking into account the quantities estimated in (i) and (ii), if the resulting net book value of the Packaging is at least 92.5% of the 2019 average Packaging net book value (“Packaging Tolerance”), there shall be no adjustment to Net Debt; and

(iv)	If the resulting net book value of the Packaging is less than the Packaging Tolerance, there shall be an adjustment to Net Debt for the shortfall in value, as compared to the Packaging Tolerance.

(k)	The taxes payable at Completion Date will be treated as Net Debt in the Completion Accounts.

(l)	A provision will be raised as a Debt-like Item in the Completion Accounts (and a corresponding increase in Working Capital) for an amount equal to any unpaid bonuses at Completion Date (excluding those in 1.5(m) which are payable and due by a Group Company in respect of an employee of the Group based on current global scheme KPIs of the Seller Group.

(m)	For the purposes of this Schedule 11, Transaction Costs (also referred to in item 1.4(b) of this Schedule 11 above) are defined as external costs and any amount of bonuses, incentives, commissions or other fees incurred or payable by the Company to any current or former executive, officer, employee of the Company put in place as part of the sale of the Shares as contemplated by this deed.

(i)	Any Transaction Costs which remain in creditors or accrued expenses at Completion should be treated as a Debt-like Item in the Completion Accounts, noting that if included within Working Capital accounts a corresponding adjustment will be made.

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(ii)	There shall be a fixed adjustment at Completion which shall increase Net Debt (and corresponding increase Working Capital to the extent it is accrued) by A$300,000 related to the extension of employee notice period for the thirteen employees part of the transaction retention program. For the avoidance of doubt, this shall be the total amount due for retention notice benefits.

(n)	The sick leave adjustment, whose impact shall be to reduce Net Debt, shall be equal to the liability (supported by reasonable records and calculations) recognised at Completion Date in respect of underpaid sick leave that is recognised as a result of the Australian Federal Court ruling in relation the Mondelez v AMWU [2019] FCAFC 138 case. This adjustment will apply if the case is overturned prior to the settlement of Completion Accounts. For clarity, if this case is not overturned prior to settlement of the Completion Accounts, the amount (which was A$1.9 million at Dec19) will be included in Net Debt at Completion.

(o)	The tax receivable adjustment relates to an estimated income tax refund on assessment of O-I Operations (NZ) Ltd (“OINZ”) income tax return for the year ended 31 December 2019. In the event the income tax return is lodged with the Inland Revenue Department prior to Completion Accounts being settled and a copy of the income tax return supporting the refund is provided to Buyer, the amount of the refund shall be considered a reduction in Net Debt at Completion. For clarity, this tax receivable will be excluded from Working Capital.

(p)	A fixed amount of A$290,000 shall be considered Net Debt reflecting fire standards compliance at the Penrith plant of which there would be a corresponding increase to Working Capital to the extent accrued at Completion. If compliance is confirmed prior to Completion, this adjustment is not required. To the extent that works are performed by third parties towards achieving compliance prior Completion and have been paid for by the Group, then this Net Debt adjustment shall be reduced by such amount paid.

(q)	A fixed amount of A$500,000 shall be considered Net Debt reflecting a contribution to the structural rectification of MB3 of which there would be a corresponding increase to Working Capital to the extent accrued at Completion. To the extent that works by third parties are performed on this project prior Completion and have been paid for by the Group, then this Net Debt adjustment shall be reduced by such amount paid.

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2.	Part 2 –Inventory Procedures

1.1	Stocktake

(a)	Stock means all finished good glass bottle inventory used in connection with the Business which is owned by any member of the Group.

(b)	Stocktake means a physical verification count of all Stock followed by a reconciliation and any necessary adjustment to the ledger and inventory records of the Group to reflect the findings.

(c)	The Stocktake of the quantity of the Stock must be conducted no earlier than 15 Business Days before the Completion Date. Any variances will be reflected in the Completion Accounts.

(d)	Representatives of the Seller must conduct the Stocktake in accordance with their normal policy and procedures and permit Representatives of the Buyer to attend and witness the Stocktake being conducted. After completion of the Stocktake, the Seller must provide to the Buyer a written statement setting out the value and quantity of the Stock based on the Stock quantity validated during the Stocktake and the valuation principles set out in paragraph 2.2 of this Schedule 11 below (Stock Statement). The Seller must make available copies or electronic files of the relevant working papers used by the Seller in performing the Stocktake, as reasonably requested by the Buyer.

1.2	Value of Stock

(a)	The value of an item of Stock must be calculated as the lower of cost and net realisable value in accordance with the accounting policy of the Group in place at December 2019. No value shall be attributed to missing or damaged stock.

(b)	Any aged Stock or Stock in hold-out (quarantine) at Completion, must be provided for in line with the Seller’s policy for inventory provisioning.

(c)	The Stock Statement is final and binding upon the parties unless disputed by the Buyer in writing within 10 Business Days after receipt of the Stock Statement.

1.3	Dispute on Stock Statement

(a)	The parties must negotiate in good faith to resolve any dispute in relation to the Stock Statement within 10 Business Days after the date of issue of a notice by the Buyer disputing the Stock Statement.

(b)	If the parties have not resolved the matters in dispute notified by the Buyer (Disputed Matters) within 10 Business Days after the date of issue of a notice by the Buyer disputing the Stock Statement, the dispute must promptly be submitted for determination to the Expert to determine the Disputed Matters in accordance with the process set out in clause 7.6.

(c)	The Expert must value the Stock by reference to stock valuation principles set out in paragraph 2.2 of this Schedule 11.

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(d)	The Stock Statement must be amended to take account of the determination of the Expert and any other matters agreed between the parties.

1.4	Raw Material Inventory

The parties agree to rely on the Group’s inventory control system for the value of raw materials, which would be supported by the last physical count rolled forward to the Completion Date.

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3.	Part 3 – Draft Completion Accounts

The table within this Part 3 of Schedule 11 sets out the indicative form of the Completion Accounts. The table and the amounts referred to below are for illustrative purposes only based on the amounts and records included within management accounting records as of December 31, 2019. Preparation and delivery of the Completion Accounts should be undertaken in accordance with clause 7 of this deed and the schedule below:

Deal-format balance sheet (Dec 19A)

						Dec19A
Currency: A$ m	Low Level HFM Account	Low Level HFM Account	Dec19A	Classification	Working Capital	Net Debt	Other
Cash & cash equivalents	0011	Cash	165.0	Net debt	-	165.0	-
Cash & cash equivalents	0044	Cash Equivalents	17.0	Net debt	-	17.0	-
Accounts Receivable	0322	Accounts Receivable Customers	46.6	Working capital	46.6	-	-
Accounts Receivable	0324	AR Factoring	-	Working capital	-
Accounts Receivable	0333	Interest Receivable	0.0	Working capital	0.0	-	-
Accounts Receivable	0334	Miscellaneous Receivable	22.4	Working capital	22.4	-	-
Accounts Receivable	0334HEDGE	Hedge Receivable	1.6	Net debt	-	1.6	-
Current Intercompany receivables	0331	Interest Receivable Cons Affiliates	0.4	Other	-	-	0.4
Current Intercompany receivables	0335	Accrued Royalty Cons Affiliates	0.0	Other	-	-	0.0
Current Intercompany receivables	0345	Accounts Receivable Cons Affilates	56.4	Other	-	-	56.4
Current Intercompany receivables	0445	Interco Notes Receivable	(21.6)	Other	-	-	(21.6)
Inventories	1101	Finshed Goods Inventory	146.4	Working capital	146.4	-	-

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Inventories	1190	Finshed Goods Reserve	(8.0)	Working capital	(8.0)	-	-
Inventories	1201	Packages & Fittings Inventory Empty	2.4	Working capital	2.4	-	-
Inventories	1333	Primary Raw Materials	19.0	Working capital	19.0	-	-
Inventories	1390	Raw Material Reserves	(0.1)	Working capital	(0.1)	-	-
Inventories	1420	General Stores	11.5	Working capital	11.5	-	-
Inventories	1490	Operating Supply and Packaging Reserves	(1.7)	Working capital	(1.7)	-	-
Inventories	0399	Affil Settlement Acct	(0.0)	Working capital	(0.0)	-	-
Accounts Receivable	0514	Reserves for Doubtful Accts	(0.4)	Working capital	(0.4)	-	-
Prepaid expense	1930	Misc Prepaid Items	4.7	Working capital	4.7	-	-
Prepaid expense	1714	Prepaid Income Taxes	-	Net debt	-	-	-
Prepaid expense	1801	Prepaid Insurance	1.5	Working capital	1.5	-	-
Current assets	Current assets		463.1		244.2	183.7	35.1
Investments and Advances	3445	LT Adv to FAC	-	Other	-	-	-
Investments and Advances	3434MISC	Misc Notes & Accts Rec	-	Other	-	-	-
Investments and Advances	3434HEDGE	Currency Hedging Balance	2.0	Net debt	-	2.0	-
Investments and Advances	3301	Net Pension Asset	30.4	Other	-	-	30.4
Net Property Plant and Equipment	2001	Land	28.1	Other	-	-	28.1
Net Property Plant and Equipment	2011	Buildings	157.4	Other	-	-	157.4
Net Property Plant and Equipment	2052	General Equipment	842.6	Other	-	-	842.6
Net Property Plant and Equipment	2056	Office Equipment	32.4	Other	-	-	32.4
Net Property Plant and Equipment	2060	Transportation Equipment	0.3	Other	-	-	0.3
Net Property Plant and Equipment	2070	Glass Molds	22.9	Other	-	-	22.9
Net Property Plant and Equipment	2111	Buildings	(74.4)	Other	-	-	(74.4)
Net Property Plant and Equipment	2152	General Equipment	(572.0)	Other	-	-	(572.0)
Net Property Plant and Equipment	2156	Office Equipment	(30.5)	Other	-	-	(30.5)

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Net Property Plant and Equipment	2160	Transportation Equipment	(0.3)	Other	-	-	(0.3)
Net Property Plant and Equipment	2170	Glass Molds	(12.6)	Other	-	-	(12.6)
Net Property Plant and Equipment	2801	Construction in Progress	10.7	Other	-	-	10.7
Investments and Advances	3105	Investment in FAC	0.0	Other	-	-	0.0
Deferred assets	3814	Furnace Material	3.9	Other	-	-	3.9
Deferred assets	3816	Machine Parts	23.4	Other	-	-	23.4
Deferred assets	3890	Reserve for Inventories	(6.2)	Other	-	-	(6.2)
Deferred assets	3910	Intangible Assets	0.4	Other	-	-	0.4
Deferred assets	3926	Finished Good Pallets	40.3	Other	-	-	40.3
Deferred assets	3928	Deferred Expenses	0.4	Other	-	-	0.4
Deferred assets	3930	Misc Deferred Items	9.9	Other	-	-	9.9
Deferred assets	3933	Capitalized Software	7.8	Other	-	-	7.8
Deferred assets	3936	Unamortized Deferred Finance Fees	-	Other	-	-	-
Deferred assets	3937	LT Def Tax Assets	85.5	Other	-	-	85.5
Deferred assets	3938	LT Def Tax Asset - Valuation Allowance	(68.6)	Other	-	-	(68.6)
Deferred assets	3939	LT Def Tax Asset UTP Reserve	(10.2)	Other	-	-	(10.2)
Deferred assets	3950	ROU Lease Asset - Operating	66.1	Other	-	-	66.1
Non-current assets	Non-current assets		589.6		-	2.0	587.5
Total Assets	Total Assets		1,052.6		244.2	185.7	622.7
Accounts Payable	4001	ST Loan	(1.4)	Net Debt	-	(1.4)	-
Current Intercompany payables	4095	Short Term I/C Loans Cons Affiliates	(8.2)	Other	-	-	(8.2)
Other Accrued Liabilities	4099	Current Portion LT Debt	(11.1)	Net Debt	-	(11.1)	-
Accounts Payable	4111	Accounts Payable	(158.7)	Working capital	(158.7)	-	-
Current Intercompany payables	4145	Accts Pay Consolidated Affiliates	0.0	Other	-	-	0.0
Current Intercompany payables	4135	Acc Royalty Pay Cons Afiliates	0.0	Other	-	-	0.0
Other Accrued Liabilities	4324	Miscellaneous Accrued	(11.1)	Working capital	(11.1)	-	-
Other Accrued Liabilities	4324_VAT	VAT Payable - Short Term	(3.1)	Working capital	(3.1)	-	-

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Other Accrued Liabilities	4324_REBATE	Accrued Customer Rebates	(5.8)	Working capital	(5.8)	-	-
Other Accrued Liabilities	4324_RES	Restructuring Charges	(3.3)	Net debt	-	(3.3)	-
Other Accrued Liabilities	4324HEDGE	Hedge Reserve Current Portion	(0.1)	Net Debt	-	(0.1)	-
Other Accrued Liabilities	4352	ST Lease Liability - Operating	(14.9)	Other	-	-	(14.9)
Other Accrued Liabilities	4579	Misc Local Tax	(1.0)	Working capital	(1.0)	-	-
Accounts Payable	4299	Misc Withholding	(0.4)	Working capital	(0.4)	-	-
Other Accrued Liabilities	4320	Accrued Interest	(0.1)	Working capital	(0.1)	-	-
Other Accrued Liabilities	4321	Interest Payable FAC	(0.4)	Other	-	-	(0.4)
Other Accrued Liabilities	4611	Federal Income Tax Payable	(9.6)	Net debt	-	(9.6)	-
Other Accrued Liabilities	4650	Foreign Tax Withheld	(0.0)	Working capital	(0.0)	-	-
Accounts Payable	4711	Common & Pref Div Payable	-	Other	-	-	-
Accrued Salaries & Wages	4401_BONUS	Accrued Bonus	-	Working capital	-	-	-
Accrued Salaries & Wages	4401	Accrued Salaries & Wages	(18.8)	Working capital	(18.8)	-	-
Current liabilities	Current liabilities		(248.2)		(199.2)	(25.5)	(23.5)
LT Debt	4901	Long Term Debt	(425.1)	Net Debt	-	(425.1)	-
LT Debt	4945	LT Pay Fgn Aff Cons	-	Other	-	-	-
Deferred Liability	5001	Misc Deferred Income	(3.0)	Other	-	-	(3.0)
Other Accrued Liabilities	4577	State and Local Income Taxes Payable (US	-	Working capital	-	-	-
Other Accrued Liabilities	5642	Misc Deferred	-	Other	-	-	-
Other Liabilities & Reserves	5652	LT Lease Liability - Operating	(51.1)	Other	-	-	(51.1)
Other Liabilities & Reserves	4920CT	Miscellaneous Long Term Reserves (Flow)	(43.0)	Working capital	(43.0)	-	-
Other Liabilities & Reserves	4920HEDGE	4920 Hedging Reserve	(8.0)	Net debt	-	(8.0)	-
Other Liabilities & Reserves	4324_ENVIRON	Accrued Environmental - Short	-	Net debt	-	-	-
Deferred Liability	5505	Deferred Tax - Inventory	4.7	Other	-	-	4.7
Deferred Liability	5507	Deferred Tax - Accounts Receivable	0.6	Other	-	-	0.6
Deferred Liability	5510	US Def Tax Liab Non Cur Fixed Asset	(0.7)	Other	-	-	(0.7)

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Deferred Liability	5511	Defer Tax Liability Non Current Misc	(8.7)	Other	-	-	(8.7)
Deferred Liability	5514	US Def Tax Liab Non Cur Contingencies	25.1	Other	-	-	25.1
Deferred Liability	5531	US Def Tax Liab Non Cur Pension	(11.6)	Other	-	-	(11.6)
Deferred Liability	5532	Deferred Tax Non Current	(80.4)	Other	-	-	(80.4)
Deferred Liability	5538	Capital Loss Carryforward	24.1	Other	-	-	24.1
Deferred Liability	5536	US Def Tax Asst Non Cur NOL	19.6	Other	-	-	19.6
Deferred Liability	553615	US Def Tax Asst Non Cur Frgn Tax Credi	7.2	Other	-	-	7.2
Non-current liabilities	Non-current liabilities		(550.2)		(43.0)	(433.1)	(74.1)
Total liabilities	Total liabilities		(798.5)		(242.2)	(458.7)	(97.6)
Net assets	Net assets		254.2		2.0	(272.9)	525.1
Adjustments	Reference	Source
Aged receivables > 90 days overdue	1.2 (a)	Accounting records	(7.4)	Working capital	(7.4)	-	-
Credit memo (aged > 12 months)	1.2 (b)	Accounting records	NQ	Net debt	NQ	NQ	-
Miscellaneous receivables - joint ventures	1.2 (c)	Accounting records	(22.0)	Working capital	(22.0)	-	-
Soda ash I/C markup - AU / NZ	1.3 (a)	Calculation in accordance with Part 5	(1.2)	Working capital	(1.2)	-	-
Finished good Stocktake	1.3 (b)	Accounting records	NQ	Working capital	NQ	-	-
Aged payables > 90 days overdue	1.4 (a)	Accounting records	NQ	Net debt	NQ	NQ	-
Transaction Cost	1.4 (b) / 1.5 (m)	Accouting records or specific identification	(0.3)	Net debt	NQ	(0.3)	-
Overdue indirect taxes	1.4 (c)	Accounting records	NQ	Net debt	NQ	NQ	-
AK4 furnace	1.5 (a)	Fixed amount	(10.5)	Net debt	NQ	(10.5)	-
MB4 furnace	1.5 (b)	Accounting records reclassification	NQ	Net debt	NQ	NQ
Agility exit contract fees	1.5 (c)	Calculation w/ accounting records	(0.6)	Net debt	0.6	(0.6)	-
Permitted Debt	1.5 (d)	Accounting records reclassification	NQ	Net debt	NQ	NQ
Redundancy provision (off-balance sheet)	1.5 (f)	Calculation	(8.0)	Net debt	-	(8.0)	-
Vested long-service leave	1.5 (g)	Calculation w/ accounting records	(23.3)	Net debt	23.3	(23.3)	-
Annual leave (> 4 weeks of annual entitlement)	1.5 (h)	Calculation w/ accounting records	(3.6)	Net debt	3.6	(3.6)	-
Customer contingencies - Diageo	1.5 (i)	Accounting records	(1.0)	Net debt	1.0	(1.0)	-

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Packaging	1.5 (j)	Calculation w/ accounting records	NQ	Net debt	-	NQ	-
Bonus	1.5 (l)	Accouting records or specific identification	NQ	Net debt	NQ	NQ	-
Mondelez sick leave contingency	1.5 (n)	Accrual of ~A$1.9M in 4324_RES (at Dec19)	NQ	Net debt	-	NQ	-
Penrith fire standards	1.5 (p)	Fixed amount / accounting records	(0.3)	Net debt	NQ	(0.3)	-
MB3 structural rectification	1.5 (q)	Fixed amount / accounting records	(0.5)	Net debt	NQ	(0.5)	-
Working Capital and Net Debt after adjustments					(0.1)	(321.0)	525.1

Note: Adjustments in above table are positive to indicate either an decrease in Net Debt or an increase in Working Capital, or negative to indicate an increase in Net Debt or a decrease in Working Capital

Share sale deed	137

4.	Part 4 – Form of Net Debt Calculation

The table within this Part 4 of Schedule 11 sets out the indicative form of the Net Debt calculation. The table and the amounts referred to below are for illustrative purposes only based on the amounts and records included within management accounting records as of December 31, 2019. Preparation and delivery of the Completion Accounts should be undertaken in accordance with clause 7 of this deed and the schedule below.

Net Debt Schedule
$'m	Adjustment	Dec19A
Cash		182.1
External debt		(437.6)
Subtotal - Cash & External Debt		(255.6)
Debt-like Items:
Credit memo (aged > 12 months)	1.2 (b)	NQ
Aged payables > 90 days overdue	1.4 (a)	NQ
Transaction Cost	1.4 (b) / 1.5 (m)	(0.3)
Overdue indirect taxes	1.4 (c)	NQ
AK4 furnace	1.5 (a)	(10.5)
MB4 furnace	1.5 (b)	NQ
Agility exit contract fees	1.5 (c)	(0.6)
Permitted Debt	1.5 (d)	(4.4)
Redundancy provision (on-balance sheet)	1.5 (e)	(3.3)
Redundancy provision (off-balance sheet)	1.5 (f)	(8.0)
Vested long-service leave	1.5 (g)	(23.3)
Annual leave (> 4 weeks of annual entitlement)	1.5 (h)	(3.6)
Customer contingencies - Diageo	1.5 (i)	(1.0)
Packaging	1.5 (j)	NQ
Income tax payable	1.5 (k)	(9.6)
Bonus	1.5 (l)	NQ
Mondelez sick leave contingency	1.5 (n)	NQ
Income tax receivable	1.5 (o)	NQ
Penrith fire standards	1.5 (p)	(0.3)
MB3 structural rectification	1.5 (q)	(0.5)
Subtotal - Debt-like Items		(65.4)

Net Debt		(321.0)

Share sale deed	138

5.	Part 5 – Form of Soda Ash Inventory Markup Adjustment Calculation

The table within this Part 5 of Schedule 11 sets out the indicative form of Soda Ash calculation referred to in Part 1 of this Schedule 11 (item 1.3(b)). The table and the amounts referred to below are for illustrative purposes only based on the amounts and records included within management accounting records as of December 31, 2019. Preparation and delivery of the Completion Accounts should be undertaken in accordance with clause 7 of this deed and the schedule below.

Validation of the current raw material soda ash margin will be provided with the Completion Accounts.

Form of I/C Soda Ash Mark-up Adjustment
Currency: A$m	Dec19A	Comments
Soda Ash Inventory Value (w/ mark-up):
O-I Operations (NZ) Ltd	1.9	Per Balance Sheet / Inventory Listing at Completion
O-I Operations (Australia) Pty Ltd	9.3	Per Balance Sheet / Inventory Listing at Completion
Subtotal - Soda Ash Inventory Value (w/ mark-up)	11.2	A
O-I International Pty Ltd Mark-up	12%
Calculation - Soda Ash Inventory Value (w/o mark-up)	10.0	B
Adjustment	$1.2	A - B

139

Signed as a deed.

Executed by Visy Glass (Australasia) Pty Ltd in accordance with Section 127 of the Corporations Act 2001

/s/ Vincent Peter O'Halloran	/s/ Robert Andrew Kaye
Signature of director	Signature of company secretary

Vincent Peter O'Halloran	Robert Andrew Kaye
Name of director (print): Vincent Peter O'Halloran	Name of company secretary (print): Robert Andrew Kaye

140

Executed by Visy Industries Holdings Pty Ltd in accordance with Section 127 of the Corporations Act 2001

/s/ Vincent Peter O'Halloran	/s/ Robert Andrew Kaye
Signature of director:	Signature of company secretary

Vincent Peter O'Halloran	Robert Andrew Kaye
Name of director (print): Vincent Peter O'Halloran	Name of company secretary (print): Robert Andrew Kaye

141

Executed by Owens-Illinois Holding (Australia) Pty Ltd in accordance with Section 127 of the Corporations Act 2001

/s/ Paul Vine	/s/ Timothy Connors
Signature of director	Signature of director

Paul Vine	Timothy Connors
Name of director (print): Paul Vine	Name of director (print): Timothy Connors

142

Signed, sealed and delivered as deed by O-I Glass, Inc. by its authorised representative in the presence of:

/s/ John Haudrich	/s/ Andres Lopez
Signature of witness	Signature of authorised signatory

John Haudrich	Andres Lopez
Full name of witness: John Haudrich, CFO	Full name of authorised signatory: Andres Lopez, CEO

143